As filed with the Securities and Exchange Commission on September 7 , 2017

Registration No. 333-219147

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RITTER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	26-3474527
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Ritter Pharmaceuticals, Inc.
1880 Century Park East #1000

Los Angeles, CA 90067

(310) 203-1000

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive office)

Michael D. Step

Chief Executive Officer

Ritter Pharmaceuticals, Inc.

1880 Century Park East #1000

Los Angeles, CA 90067

(310) 203-1000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Michael Sanders, Esq. Aron Izower, Esq. Reed Smith LLP 1901 Avenue of the Stars, Suite 700 Los Angeles, California 90067-6078 Telephone: (310) 734-5200	Anthony J. Marsico, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 Telephone: (212) 935-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Class A Units consisting of:	$8,342,100	$966.85
(i) Common Stock, par value $0.001 per share(2)
(ii) Warrants to purchase Common Stock (3)
Class B Units consisting of	$2,754,250	$319.22
(i) Series A Convertible Preferred Stock, par value $0.001 per share
(ii) Warrants to purchase Common Stock (3)
(iii) Common Stock issuable upon conversion of the Series A Convertible Preferred Stock(2)
Common Stock issuable upon the exercise of the Warrants to purchase Common Stock(2)	6,102,993	707.34
Total	$17,199,343	$1,993.41	(4)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares and warrants to be sold upon exercise of the underwriters’ option to purchase additional shares and warrants. See “Underwriting.”

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER 7, 2017

11,700,000 Class A Units Consisting of Common Stock and Warrants and

2,395 Class B Units Consisting of Series A Convertible Preferred Stock and Warrants

We are offering 11,700,000 Class A Units consisting of one share of our common stock and one warrant to purchase 0.5 of a share of our common stock, at an exercise price equal to 110% of the public offering price of the Class A Units per whole share of common stock , which warrants will be exercisable upon issuance and will expire three years from date of issuance. The shares of common stock and warrants that are part of a Class A Unit are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units. Each Class B Unit will consist of one share of our newly designated Series A Convertible Preferred Stock, or the Series A Preferred, with a stated value of $1,000 and convertible into shares of our common stock at the public offering price of the Class A Units, together with the equivalent number of warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price. The Series A Preferred do not generally have any voting rights unless and until converted into shares of common stock. The shares of Series A Preferred and warrants that are part of a Class B Unit are immediately separable and will be issued separately in this offering.

We do not currently have sufficient shares of authorized common stock to complete this offering. We have asked our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of common stock from 25,000,000 shares to 225,000,000 shares and authorized shares of preferred stock from 5,000,000 shares to 15,000,000 shares, or the Authorized Share Increase Proposal, at a special meeting of our stockholders to be held on September 8, 2017. We have also asked our stockholders to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Authorized Share Increase Proposal. Assuming the latter proposal is approved by our stockholders, we intend to adjourn the special meeting, if necessary, to solicit additional proxies until we have sufficient votes to approve the Authorized Share Increase Proposal. However, in the event that we are unable to obtain the requisite votes to approve the Authorized Share Increase Proposal, we may have to abandon this offering entirely or downsize it substantially.

The number of shares of our common stock outstanding after this offering will fluctuate depending on how many Class B Units are sold in this offering and whether and to what extent holders of Series A Preferred shares convert their shares to common stock.

Our common stock is listed on The NASDAQ Capital Market under the symbol “RTTR”. On September 1, 2017, the last reported sale price of our common stock on The NASDAQ Capital Market was $0.62 per share. The public offering price per Class A Unit will be determined between us and the underwriter based on the closing price of our common stock on the pricing date and market conditions at the time of pricing, and may be at a discount to the current market price. The public offering price of the Class B Units will be $1,000 per unit.

Assuming an offering price of $0.62 per Class A unit, the Series A Preferred included in the Class B Units will be convertible into an aggregate total of 3,862,903 shares of Common Stock and the Warrants included in the Class B Units will be exercisable for an aggregate total of 1,931,451 shares of Common Stock.

There is no established trading market for the warrants or the Series A Preferred, and we do not expect an active trading market to develop. We do not intend to list the warrants or the Series A Preferred on any securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and the Series A Preferred will be limited.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements. See “Summary — Implications of Being an Emerging Growth Company.”

Our business and an investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Class A Unit	Per Class B Unit	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)	The underwriters will receive compensation in addition to the underwriting discount and commissions. See “Underwriting” beginning on page 100 of this prospectus for a description of compensation payable to the underwriters.

We have granted a 45-day option to the underwriters to purchase additional shares of common stock and/or additional warrants to purchase shares of common stock, in amounts up to 15% of the common stock, warrants and/or common stock issuable upon conversion of the Series A Preferred included in the Units sold in the offering, solely to cover over-allotments, if any.

The underwriters expect to deliver the securities against payment therefor on or about , 2017.

Sole Book-Running Manager

Aegis Capital Corp

          , 2017

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained or incorporated by reference in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we may have referred you in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. The industry publications and industry data contained in this prospectus have been obtained from sources believed to be reliable.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” and our financial statements and notes thereto that are incorporated by reference in this prospectus. Unless otherwise indicated herein, the terms “we,” “our,” “us,” or “the Company” refer to Ritter Pharmaceuticals, Inc. Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been adjusted to reflect the reverse stock split of our outstanding shares of common stock at a ratio of 1-for-7.15.

Business Overview

Ritter Pharmaceuticals, Inc. develops novel therapeutic products that modulate the human gut microbiome to treat gastrointestinal diseases. We are advancing human gut health research by exploring the metabolic capacity of the gut microbiota and translating the functionality of prebiotic-based therapeutics into applications intended to have a meaningful impact on a patient’s health. “Prebiotics” is a general term used to refer to chemicals that induce the growth and/or activity of commensal microorganisms that contribute to the well-being of their host.

Our first novel microbiome modulator, RP-G28, an orally administered, high purity galactooligosaccharide, (a carbohydrate found naturally, at least in small amounts, in plants, consisting of three to ten simple sugars linked together), or GOS, is currently under development for the treatment of lactose intolerance. RP-G28 is designed to stimulate the growth of lactose-metabolizing bacteria in the colon, thereby effectively adapting the gut microbiome to assist in digesting the lactose that reaches the large intestine. RP-G28 has the potential to become the first drug approved by the U.S. Food and Drug Administration, or FDA, for the treatment of lactose intolerance.

Our Market Opportunity

Lactose intolerance is a common condition attributed to insufficient levels of the enzyme lactase, which is needed to properly digest lactose, a complex sugar found in milk and milk-containing foods. Lactase deficiency may also cause lactose malabsorption, which results in undigested lactose passing to the colon where it is fermented to monosaccharides, free fatty acids and gases. It is the undigested lactose and the resulting breakdown products that cause symptomatology. Thus, lactose intolerance is a syndrome composed of characteristic symptoms, including abdominal symptoms (e.g., pain, cramping, bloating, gas movement, and release of gas (flatulence) and finally bowel-related symptoms (e.g., bowel movement, loose stool, and bowel urgency) following ingestion of lactose, contained in milk or milk-containing products.

Lactose intolerance is a widespread condition affecting over one billion people worldwide and over 40 million people in the United States (or 15% of the U.S. population), with an estimated nine million of those individuals demonstrating moderate to severe symptoms [NIH Consensus Statement, LIH, Vol. 27, #2 (February 2010); Objective Insights, “Market Research Analysis and Forecasts on Lactose Intolerance and RP-G28,” p. 4 and 7 (June 2012)].

In the United States alone, we believe lactose intolerance is a large and underserved market. Current annual spending on over-the-counter lactose intolerance aids in the United States has been estimated at approximately $2.45 billion [Zpryme Research & Consulting, “The Digestive Health Prescription Drug Market,” (May 2009)]. However, these options are limited and there is no long-term treatment available.

Unlike many common gastrointestinal conditions, such as irritable bowel syndrome, inflammatory bowel diseases, gastroesophageal reflux disease, or dyspepsia (among many others), lactose intolerance symptoms can be completely abated by avoiding dietary lactose. In this regard, lactose intolerance is an avoidance condition, similar to celiac sprue, food intolerances, or various environmental allergies. However, dairy avoidance may lead to inadequate calcium and vitamin D intake, which can predispose individuals to decreased bone accrual, osteoporosis, hypertension, rickets, osteomalacia, and possibly certain cancers. Although supplements and calcium-rich foods are available, several studies have shown that lactose intolerance patients had an average calcium intake of only 300-388 mg/day, significantly less than the 1000-1200 mg/day adult dietary recommended levels. The 2010 National Institutes of Health conference on lactose intolerance highlighted the long-term consequences of dairy avoidance demonstrating both the importance of treating the condition and the need to find improved solutions for patients.

Our Leading Product Candidate — RP-G28

We completed a double-blinded, randomized, multi-center, placebo-controlled Phase 2a clinical trial of RP-G28 in November 2011. The purpose of the trial was to assess the effectiveness, safety and tolerability of RP-G28 compared to a placebo when administered to subjects with symptoms associated with lactose intolerance.

An additional goal of the Phase 2a clinical trial was to establish proof-of-concept that treatment with RP-G28 facilitates improved lactose metabolism via the adaptation of intestinal bacteria metabolism (i.e., colonic adaptation). The trial evaluated RP-G28 in 62 patients with lactose intolerance over a treatment period of 35 consecutive days. Post-treatment, subjects reintroduced dairy into their diets and were followed for an additional 30 days. The results from our Phase 2a trial were published in Nutrition Journal in a manuscript entitled, “Improving lactose digestion and symptoms of lactose intolerance with a novel galacto-oligosaccharide (RP-G28): a randomized, double-blind clinical trial.”

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We completed a Phase 2b/3 multi-center, randomized, double-blind, placebo-controlled, parallel group trial of RP-G28 in October 2016. The purpose of the trial was to evaluate the safety, efficacy and tolerability of two dosing regimens of RP-G28 in patients with moderate to severe lactose intolerance symptoms. Enrollment was initiated in March 2016 and completed in August 2016, achieving our projected enrollment time period. The trial aimed to evaluate a patient’s ability to consume dairy foods post-treatment with improved tolerance and reduced digestive symptoms. A total of 377 subjects were enrolled in the trial with 18 clinical sites participating throughout the United States. Patients underwent a 30-day treatment, followed by a 30-day post-treatment evaluation of dairy tolerance. On October 17, 2016, the last patient completed dosing and all monitoring visits.

We held a Type C meeting with the FDA in March 2017, prior to the unblinding of our Phase 2b/3 data, to discuss our development plans and Phase 2b/3 clinical trial. The focus of the meeting was to obtain the FDA’s feedback on our Phase 2b/3 clinical trial, including our statistical analysis plan, or SAP, prior to unblinding any data.

The meeting with the FDA was constructive and productively focused on best defining clinically meaningful benefits to patients suffering from lactose intolerance and how to reflect these benefits in endpoints. We modified aspects of our SAP to address certain FDA recommendations, including a change to our primary endpoint, which was changed to combine abdominal pain with relevant secondary endpoints to establish a composite score (abdominal pain, abdominal cramping, abdominal bloating and abdominal gas). The protocol design and the assessment utilized to collect lactose intolerance symptoms remained unchanged.

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Topline results of the trial were announced in March 2017. Due to inconsistent data results from one study site, the data from this site was excluded from the primary analysis population (Efficacy Subset mITT ). After excluding the data from the one anomalous study site, results showed a clinically meaningful benefit to subjects in the reduction of lactose intolerance symptoms across a variety of outcome measures. The majority of analyses showed positive outcome measures and the robustness of the data point to a clear drug effect. Treatment patients not only reported meaningful reduced symptoms, but also 30 days after taking the treatment, patients reported adequate relief from lactose intolerance symptoms and satisfaction with the results of the treatment, with RP-G28 preventing or treating their lactose intolerance symptoms. Greater milk and dairy product consumption was also reported by patients. See “Business—Phase 2b/3 Clinical Trial” for additional details regarding our Phase 2b/3 clinical trial.

In the Efficacy Subset mITT population, the primary endpoint met statistical significance (39.7% of the pooled dosing group compared to 25.8% of the placebo group responded (p=0.0159)). Because the primary analysis was statistically significant, the primary endpoint comparison between the high dose group and the placebo group was then tested and also met statistical significance (38.1% of the high dose group compared to 25.8% of the placebo group responded (p=0.0294)). The comparison between the low dose group and the placebo group further met statistical significance (p=0.0434).

In the entire study population (mITT population), including patients from the excluded study site, taking at least one dose of drug (n=368), the comparison between the pooled treatment groups and the placebo group narrowly missed statistical significance (p=0.0618) (40.1% of the pooled treatment group responded compared to 31.4% of the placebo group). Both low dose and high dose group arms demonstrated a higher proportion of responders than the placebo group.

No serious adverse events (SAEs) related to treatment were reported and the number of adverse events reported was similar between treatment and placebo groups.

A subset of subjects from our Phase 2b/3 clinical trial has been rolled into a 12-month extension study to evaluate long-term durability of treatment. The study is also evaluating each participant’s microbiome, expanding our knowledge of the effects that RP-G28 may have on adapting the gut microbiota in a beneficial manner. The subjects are expected to complete the 12-month evaluation during the fourth quarter of 2017.

We are continuing to examine the data results from the one anomalous study site. Nevertheless, we believe that the successful completion of a confirmatory Phase 3 program could be adequate to support a New Drug Application, or NDA.

We held an End-of-Phase 2 meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products in August 2017. The purpose of the meeting was to obtain the FDA’s feedback on our Phase 3 program. We reached general consensus with the FDA on certain elements of our current Phase 3 program and have received clear guidance and recommendations on many necessary components of our Phase 3 program; including the clinical, non-clinical, and chemistry, manufacturing and controls (CMC) requirements needed to support an NDA submission.

We have incorporated much of this guidance into our Phase 3 program. Our current Phase 3 clinical program will consist of two confirmatory clinical trials of similar trial design and size as our Phase 2b/3 clinical trial and will include additional components that may allow for claims for durability of effect. These additional trials may be run in parallel.

Our Competitive Strengths

Market Opportunity

RP-G28 has the potential to become the first approved drug in the United States and Europe for the treatment of lactose intolerance.

Renowned Scientific Team and Management Team

Our leadership team has extensive biotechnology/pharmaceutical expertise in discovering, developing, licensing and commercializing therapeutic products. We have attracted a scientific team comprised of innovative researchers who are renowned in their knowledge and understanding of the host-microbiome in the field of lactose intolerance and gastroenterology.

Patent Portfolio

We have issued patents in the United States and in select countries in Europe (Germany, the United Kingdom, France, Spain, and the Netherlands) directed to pharmaceutical compositions and methods of using such compositions for the treatment of lactose intolerance and certain of its symptoms. Additionally, in other countries, we have issued patents and pending patent applications. These patent applications include claims directed to pharmaceutical compositions and methods of use.

In addition, in July 2015 we acquired the rights, title and interest to certain patents and related patent applications with claims directed to processes for producing ultra-high purity GOS active pharmaceutical ingredients, including RP-G28, from our supplier. See “Business—Manufacturing” for additional details.

Our Growth Strategy

In order to achieve our objective of developing safe and effective applications to treat conditions associated with microbiome dysfunctions, our near-term and long-term strategies include the following:

●	proceed into Phase 3 clinical trials of RP-G28 for the treatment of lactose intolerance;

●	complete remaining Phase 3 activities needed for an NDA submission;

●	develop and commercialize RP-G28 either by ourselves or in collaboration with others throughout the world;

●	explore the use of RP-G28 for additional potential therapeutic indications and orphan indications;

●	establish ourselves as a leader in developing therapeutics that modulate the human gut microbiome;

●	continue to develop a robust and defensible patent portfolio, including patents we own and those we plan to in-license in the future; and

●	continue to optimize our product development and manufacturing capabilities both internally and through outside manufacturers.

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Risks Relating to Our Business

We are an early stage pharmaceutical company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to invest in this offering. In particular, you should consider the risks discussed in the “Risk Factors” section of this prospectus and documents incorporated by reference herein, including, but not limited to, the following risks:

●	We have incurred net losses in each year since our inception. We expect to incur net losses and negative operating cash flow for the foreseeable future, and may never achieve or maintain profitability.

●	We will require substantial additional funding to complete the development and commercialization of RP-G28 and to fund our operations generally and such funding may not be available on acceptable terms or at all.

●	We are substantially dependent on the success of our only product candidate, RP-G28, which is under clinical development. We cannot be certain that RP-G28 will receive regulatory approval or be successfully commercialized even if we receive regulatory approval.

●	If we are unable to obtain the required regulatory and marketing approvals for, commercialize, obtain and maintain patent protection for, or gain sufficient market acceptance by physicians, patients and healthcare payers of, RP-G28, or experience significant delays in doing so, our business will be materially harmed and our ability to generate revenue will be materially impaired.

●	RP-G28 will be subject to ongoing regulatory requirements and any violations of these requirements could negatively affect our business and results of operation.

●	Any delay or disruption in the manufacture and supply of RP-G28 (including delays related to required regulatory approvals) may negatively impact our operations.

●	We will be substantially dependent on third-party manufacturers to manufacture RP-G28 and its key ingredients in sufficient quantities and on a timely basis, while complying with extensive FDA and European Medicines Agency, or EMA, requirements.

●	We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.

●	If we are unable to maintain valid and enforceable intellectual property rights or if our intellectual property rights are inadequate for RP-G28, our competitive position could be harmed.

●	We could face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	being permitted to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure obligations regarding executive compensation arrangements;

●	not being required to hold a non-binding advisory vote on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

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We will remain an emerging growth company until the earlier of  (i) the last day of the fiscal year (a) following the fifth anniversary of the date we completed our initial public offering, which was June 29, 2015, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

We refer to the Jumpstart Our Business Startups Act of 2012 in this prospectus as the “JOBS Act,” and references in this prospectus to “emerging growth company” have the meaning associated with that term as used in the JOBS Act.

Notwithstanding the above, we are also currently a “smaller reporting company” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a smaller reporting company at such time as we cease to be an emerging growth company, the disclosure we will be required to provide in our filings with the Securities and Exchange Commission, or SEC, will increase, but will still be less than it would be if we were not considered either an emerging growth company or a smaller reporting company. Specifically, similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, requiring that independent registered public accounting firms provide an attestation report on the effectiveness of their internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in their annual reports.

Corporate Information

We were formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC. On September 16, 2008, we converted into a Delaware corporation under the name Ritter Pharmaceuticals, Inc. Our principal executive offices are located at 1880 Century Park East, #1000, Los Angeles, CA 90067, and our telephone number is (310) 203-1000. Our website address is www.ritterpharmaceuticals.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

We previously marketed a product under the Lactagen trademark. This prospectus may contain references to our trademark and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

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THE OFFERING

Class A Units offered	11,700,000 Class A Units with each Class A Unit consisting of one share of our common stock and a warrant to purchase 0.5 of a share of our common stock at an exercise price equal to 110% of the public offering price of the Class A Units per whole share of common stock. The Class A Units will not be certificated and the share of common stock and warrant that are part of such unit will be immediately separable and will be issued separately in this offering.

Class B Units offered	2,395 Class B Units are also being offered to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering. Each Class B Unit will consist of one share of our Series A Preferred, with a stated value of $1,000 and convertible into shares of our common stock, at the public offering price of the Class A Units, together with the equivalent number of warrants as would have been issued to such purchaser if they had purchased Class A units based on the public offering price. The Series A Preferred generally do not have any voting rights but are convertible into shares of common stock. The Class B Units will not be certificated and the shares of Series A Preferred and warrants that are part of such unit are immediately separable and will be issued separately in this offering.

Warrants	Each warrant included in the Units will have an exercise price equal to 110% of the public offering price of the Class A Units per whole share of common stock, will be exercisable upon issuance, and will expire three years from the date of issuance.

Stockholder approval

We do not currently have sufficient shares of authorized common stock to complete this offering. We have asked our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of common stock from 25,000,000 shares to 225,000,000 shares and authorized shares of preferred stock from 5,000,000 shares to 15,000,000 shares, or the Authorized Share Increase Proposal, at a special meeting of our stockholders to be held on September 8, 2017. We have also asked our stockholders to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Authorized Share Increase Proposal. Assuming the latter proposal is approved by our stockholders, we intend to adjourn the special meeting, if necessary, to solicit additional proxies until we have sufficient votes to approve the Authorized Share Increase Proposal. However, in the event that we are unable to obtain the requisite votes to approve the Authorized Share Increase Proposal, we may have to abandon this offering entirely or downsize it substantially.

Over-allotment option	We have granted a 45-day option to the underwriters to purchase additional shares of common stock and/or additional warrants to purchase shares of common stock, in amounts up to 15% of the common stock, warrants and/or common stock issuable upon conversion of the Series A Preferred included in the Units sold in the offering, solely to cover over-allotments, if any.

Common stock to be outstanding immediately after this offering	26,456,521 shares. If the underwriters’ over-allotment option is exercised in full, the total number of shares of our common stock outstanding immediately following the option exercise will be 28,211,521 shares. Excludes shares of common stock that may be issued upon exercise of the warrants and conversion of the Series A Preferred to be issued in this offering.

Series A Convertible Preferred Stock

The Series A Preferred will be convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder, at the public offering price of the Class A Units. See “Description of Securities — Preferred Stock — Series A Convertible Preferred Stock” for a discussion of the terms of the Series A Preferred.

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Use of proceeds

We estimate that the net proceeds in this offering will be approximately $8.8 million, or approximately $10.1 million if the underwriters exercise their over-allotment option in full, at an assumed public offering price of $0.62 per Class A Unit and $1,000 per Class B Unit, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We anticipate that we will use the net proceeds from this offering for our operations and for other general corporate purposes, including, but not limited to, our internal research and development programs and the development of new programs, and general working capital. See “Use of Proceeds” on page 35.

Risk factors	See “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

NASDAQ Capital Market symbol

Our common stock currently trades on The NASDAQ Capital Market under the symbol “RTTR”

There is no established public trading market for the Warrants or Series A Preferred, and we do not expect an active trading market to develop. We do not intend to list the warrants or the Series A Preferred on any securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and the Series A Preferred will be limited.

The number of shares of our common stock that will be outstanding immediately after this offering is based on 14,756,521 shares of common stock outstanding as of September 1, 2017, and excludes:

●

2,559,924 shares of common stock issuable upon exercise of outstanding options as of September 1, 2017, at a weighted average exercise price of $5.91 per share, of which 1,795,342 shares are vested as of such date;

●	843,360 shares of common stock reserved for future issuance under the 2015 Equity Incentive Plan, as amended, as of September 1, 2017;

●	578,323 shares of common stock issuable upon exercise of warrants outstanding as of September 1, 2017, at a weighted average exercise price of $8.45;

●	shares of our common stock issuable upon exercise of the warrants to be issued in this offering ; and

●	shares of our common stock issuable upon conversion of the Series A Preferred to be issued in this offering.

The number of shares of our common stock outstanding after this offering will fluctuate depending on how many Class B Units are sold in this offering and whether and to what extent holders of Series A Preferred shares convert their shares to common stock.

To the extent we sell any Class B Units in this offering, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series A Preferred issued as part of the Class B Units.

Except as otherwise indicated herein, all information in this prospectus, including the number of shares that will be outstanding after this offering, assumes no exercise by the underwriters of their over-allotment option.

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SUMMARY HISTORICAL FINANCIAL DATA

The following table summarizes our selected financial data for the periods and as of the dates indicated. Our selected statements of operations data for the years ended December 31, 2016 and 2015, respectively, and our selected balance sheet data as of December 31, 2016 and 2015, have been derived from our audited financial statements, which are incorporated by reference in this prospectus. Our selected statements of operations data for each of the six month periods ended June 30, 2017 and 2016, and our selected balance sheet data as of June 30, 2017, have been derived from our unaudited financial statements, which are incorporated by reference in this prospectus. The interim unaudited financial statements have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. Our historical results are not necessarily indicative of the results to be expected for any future periods. Our selected financial data should be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our financial statements and their related notes, which are incorporated by reference in this prospectus.

	Six Months Ended June 30,		Years ended December 31,
	2017	2016	2016	2015
	(Unaudited)
Statement of Operations Data:
Operating costs and expenses:
Research and development	$1,206,630	$4,763,422	$13,292,488	$2,260,297
Patent costs	128,363	100,980	272,514	243,463
General and administrative	2,315,545	2,441,961	4,881,725	6,404,643
Total operating expenses	3,650,538	7,306,363	18,446,727	8,908,403
Loss from operations	(3,650,538)	(7,306,363)	(18,446,727)	(8,908,403)
Other income (expense):
Interest income	14,279	37,227	60,879	40,876
Other income	-	1,214	1,214	79,756
Net (loss)	$(3,636,259)	$(7,267,922)	$(18,384,634)	$(8,787,771)
Net loss per share, basic and diluted	$(0.28)	$(0.85)	$(2.04)	$(3.11)
Weighted average shares outstanding, basic and diluted	12,786,249	8,583,259	8,993,317	2,946,792

As of June 30, 2017 (Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$5,415,298
Total assets	5,792,948
Total liabilities	2,782,983
Total stockholders’ equity	3,009,965

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RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained or incorporated by reference in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Relating to Our Financial Position and Need for Additional Capital

We have incurred net losses in each year since our inception. Currently, we have no products approved for commercial sale. As a result, our ability to reduce our losses and reach profitability is unknown, and we may never achieve or sustain profitability.

We have incurred net losses in each year since our inception. Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. For the six months ended June 30, 2017 and 2016, we had net losses of approximately $3.6 million and $7.3 million, respectively, and had net cash used in operating activities of approximately $3.6 million and $5.0 million, respectively. For the years ended December 31, 2016 and 2015, we had net losses of approximately $18.4 million and $8.8 million, respectively, and had net cash used in operating activities of approximately $15.2 million and $5.7 million, respectively. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.

To date, we have devoted most of our financial resources to our corporate overhead and research and development, including our drug discovery research, preclinical development activities and clinical trials. We currently have no products that are approved for commercial sale. We expect to continue to incur net losses and negative operating cash flow for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for, RP-G28, prepare for and begin the commercialization of RP-G28, and add infrastructure and personnel to support our product development efforts and operations as a public company. We anticipate that any such losses could be significant for the next several years as we begin any Phase 3 clinical trials for RP-G28 and related activities required for regulatory approval of RP-G28. If RP-G28 does not gain regulatory approval, or does not achieve market acceptance, we may never become profitable, unless we are able to develop and market some other product. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. In addition, our expenses could increase if we are required by the FDA or the EMA, to perform studies or trials in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of RP-G28, or any other product candidate we may develop in the future. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. To complete the work necessary to file an NDA in the United States and a marketing authorization application, or MAA, in the European Union for RP-G28, which is currently anticipated to occur in 2019, we estimate that our RP-G28 clinical trials, and our planned clinical trials and nonclinical studies, as well as other work needed to submit RP-G28 for regulatory approval in the United States, Europe and other countries, will cost approximately $85 million, including the internal resources needed to manage the program. If the FDA or EMA requires that we perform additional nonclinical studies or clinical trials, our expenses would further increase beyond what we currently expect and the anticipated timing of any potential NDA or MAA would likely be delayed.

We will need to secure additional financing following this offering in order to complete clinical development of and commercialize RP-G28, if approved, and generally fund our operations. We can provide no assurances that any additional sources of financing will be available to us on favorable terms, if at all. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail our research and development program. We also could be required to seek funds through arrangements with collaborative partners or otherwise that may require us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us.

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We may sell additional equity or debt securities to fund our operations, which would result in dilution to our stockholders and imposed restrictions on our business.

We may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. Additional funding may not be available to us on acceptable terms or at all. To the extent that we raise additional funds by issuing equity securities (including any common stock issued to Aspire Capital Fund, LLC, or Aspire Capital, pursuant to our financing arrangement with Aspire Capital), our stockholders may experience significant dilution. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Aspire Capital Financing Arrangement.” Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. If we are not able to raise additional capital when required or on acceptable terms, we may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional shares by us, or the possibility of such issuance, may cause the market price of our shares to decline.

Our financial condition and operating results have varied significantly since our formation and are expected to continue to fluctuate significantly from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond our control.

Our operations since 2010 have been limited to developing our technology and undertaking preclinical studies and clinical trials of RP-G28. We have not yet obtained regulatory approvals for RP-G28, or any other product candidate. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had approved products on the market. Our financial condition and operating results have varied significantly since our formation and are expected to continue to significantly fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include:

●	any delays in regulatory review and approval of our product candidates in clinical development, including our ability to receive approval from the FDA and the EMA for RP-G28 based on Phase 3 clinical trials of RP-G28; including the clinical, non-clinical, and chemistry, manufacturing and controls (CMC) requirements needed to support an NDA submission;

●	delays in the commencement, enrollment and timing of planned Phase 3 clinical trials;

●	difficulties in identifying and treating patients suffering from our target indications;

●	the success of planned Phase 3 clinical trials of RP-G28;

●	potential side effects of RP-G28 that could delay or prevent approval or cause RP-G28 to be taken off the market, if it is approved;

●	our ability to obtain additional funding to develop RP-G28;

●	market acceptance of RP-G28, if approved;

●	our ability to establish an effective sales and marketing infrastructure directly or through collaborations with third parties;

●	competition from existing products or new products that may emerge;

●	the ability of patients or healthcare providers to obtain coverage or sufficient reimbursement for RP-G28;

●	our ability to adhere to clinical study requirements directly or with third parties such as contract research organizations, or CROs;

●	our dependency on third-party manufacturers to manufacture RP-G28 and its key ingredients;

●	our ability to establish or maintain collaborations, licensing or other arrangements;

●	the costs to us, and our ability and our third-party collaborators’ ability to obtain, maintain and protect our intellectual property rights;

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●	costs related to and outcomes of potential intellectual property litigation;

●	our ability to adequately support future growth;

●	our ability to attract and retain key personnel to manage our business effectively; and

●	potential product liability claims.

Accordingly, the results of any quarterly or annual periods should not be relied upon as indications of future operating performance.

Risks Relating to Regulatory Review and Approval of RP-G28

We are substantially dependent on the success of RP-G28.

We currently have no products approved for sale and we cannot guarantee that we will ever have marketable products. We currently invest nearly all of our efforts and financial resources in the research and development of RP-G28, which is currently our only product candidate. Our business currently depends entirely on the successful development and commercialization of RP-G28.

We cannot be certain that RP-G28 will receive regulatory approval, and without regulatory approval we will not be able to market RP-G28.

The development of a product candidate and issues relating to its approval and marketing are subject to extensive regulation by the FDA in the United States, the EMA in Europe, and regulatory authorities in other countries, with regulations differing from country to country. We are not permitted to market our product candidates in the United States or Europe until we receive approval of an NDA from the FDA or a Marking Authorization Application, or MAA, from the EMA, respectively. We have not submitted any marketing applications for RP-G28.

NDAs and MAAs must include extensive preclinical and clinical data and other supporting information to establish the product candidate’s safety and effectiveness for each desired indication. NDAs and MAAs must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of an NDA or a MAA is a lengthy, expensive and uncertain process, and we may not be successful in obtaining approval. The FDA and the EMA review processes can take years to complete and approval is never guaranteed. If we submit an NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and review by the FDA. Regulators of other jurisdictions, such as the EMA, have their own procedures for approval of product candidates. Even if a product is approved, the FDA or the EMA, as the case may be, may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States and Europe also have requirements for approval of drug candidates with which we must comply prior to marketing in those countries. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure that we will be able to obtain regulatory approval in any other country. In addition, delays in approvals or rejections of marketing applications in the United States, Europe or other countries may be based upon many factors, including regulatory requests for additional analyses, reports, data, preclinical studies and clinical trials, regulatory questions regarding different interpretations of data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding our product candidates or other products. Also, regulatory approval for any product candidate may be withdrawn.

We have completed a Phase 2a clinical trial and a Phase 2b/3 clinical trial for RP-G28. We held an End-of-Phase 2 meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products in August 2017, regarding the path forward for RP-G28 for the treatment of lactose intolerance. We have reached general consensus with the FDA on many elements of our Phase 3 program and received clear guidance and recommendations on many necessary components of our Phase 3 program; including the clinical, non-clinical, and chemistry, manufacturing and controls (CMC) requirements needed to support an NDA submission. However, not all clinical, non-clinical, and CMC items have been agreed to with the FDA, and remaining items will need to be reviewed by the agency and agreed to by us.

Regulatory authorities in the United States and Europe have both published guidance documents on the use and implementation of adaptive design trials. These documents include description of adaptive trials and include a requirement for prospectively written standard operating procedures and working processes for executing adaptive trials and a recommendation that sponsor companies engage with CROs that have the necessary experience in running such trials. In addition, the regulations governing INDs are extensive and involve numerous notification requirements including that, generally, an IND supplement must be submitted to and cleared by the FDA before a sponsor or an investigator may make any change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects. We intend to comply with these requirements. We submitted an IND supplement containing amended protocols for the Phase 2b/3 adaptive trial, and had subsequent communications with FDA regarding our clinical program and regulatory path towards getting our product adequately studied and eventually approved. We held a Type C meeting with the FDA in March 2017 and an End-of-Phase 2 meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products in August 2017. These meetings and communications are typical for development stage companies and often include discussion of the clinical pathway, regulatory requirements, statistical plan and endpoints and similar matters. There can be no assurance that our planned Phase 3 clinical trials will not be delayed or disrupted as a result of our current development plan.

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In addition, guidelines adopted by the FDA and established by the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) require nonclinical studies that specifically address female fertility to be completed before the inclusion of women of child bearing potential in large-scale or long-duration clinical trials (e.g., Phase 3 trials). In the United States, such assessments of embryo-fetal development can be deferred until before Phase 3 using precautions to prevent pregnancy in clinical trials. As the FDA recommended in their June 28, 2010 advice letter, we will continue to evaluate females of child-bearing potential who are willing to use appropriate contraception throughout the duration of any study, which we plan to do in parallel with our planned Phase 3 clinical trials. We will also need to conduct rat and rabbit embryo-fetal development toxicity studies. Moreover, additional non-clinical development may be required to be conducted based on future FDA feedback and guidance. We cannot predict whether our future trials and studies will be successful or whether regulators will agree with our conclusions regarding the preclinical studies and clinical trials we have conducted to date.

If we are unable to obtain approval from the FDA, the EMA or other regulatory agencies for RP-G28, or if, subsequent to approval, we are unable to successfully commercialize RP-G28, we will not be able to generate sufficient revenue to become profitable or to continue our operations.

Any statements in this document indicating that RP-G28 has demonstrated preliminary favorable or positive results are our own and are not based on the FDA’s or any other comparable governmental agency’s assessment of RP-G28 and do not indicate that RP-G28 will achieve favorable efficacy results in any later stage trials or that the FDA or any comparable agency will ultimately determine that RP-G28 is effective for purposes of granting marketing approval.

The FDA and other regulatory agencies outside the United States, such as the EMA, may not agree to our proposed endpoint for approval of RP-G28 for the treatment of lactose intolerance in patients, in which case we would need to complete additional clinical trials before seeking market approval.

We held a Type C Meeting with the FDA in March 2017 to discuss our development plans and Phase 2b/3 clinical trial. The focus of the meeting was to obtain the FDA’s feedback on our Phase 2b/3 clinical trial, including our SAP, prior to unblinding any data. The meeting with the FDA focused on best defining clinically meaningful benefits to patients suffering from lactose intolerance and how to reflect these benefits in endpoints. We modified aspects of our SAP to address certain FDA recommendations, including our primary endpoint to combine abdominal pain with relevant secondary endpoints to establish a composite score (abdominal pain, abdominal cramping, abdominal bloating and abdominal gas).

We held an End-of-Phase 2 meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products in August 2017, regarding the path forward for RP-G28 for the treatment of lactose intolerance. We reached general consensus with the FDA on certain elements of our Phase 3 program and received clear guidance and recommendations on many necessary components of our Phase 3 program; including the clinical, non-clinical, and chemistry, manufacturing and controls (CMC) requirements needed to support an NDA. We have incorporated this guidance into key elements of our current Phase 3 program. Our current Phase 3 clinical program will consist of two confirmatory clinical trials of similar trial design and size as our Phase 2b/3 clinical trial and will include additional components that may allow for claims for durability of effect. These additional trials may be run in parallel.

We do not know if the FDA, the EMA or regulatory authorities in other countries will agree with our final primary endpoint for approval of RP-G28. The FDA, the EMA and regulatory authorities in other countries in which we may seek approval for and market RP-G28, may require additional nonclinical studies and/or clinical trials prior to granting approval, if at all. It may be expensive and time consuming to conduct and complete additional nonclinical studies and clinical trials that the EMA and other regulatory authorities may require us to perform. As such, any requirement by the EMA or other regulatory authorities that we conduct additional nonclinical studies or clinical trials could materially and adversely affect our business, financial condition and results of operations. Furthermore, even if we receive regulatory approval of RP-G28 for the treatment of lactose intolerance in patients, the labeling for RP-G28 in the United States, Europe or other countries in which we seek approval may include limitations that could impact the commercial success of RP-G28.

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Delays in the commencement, enrollment and completion of clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for RP-G28 or our other product candidates we may develop in the future.

Delays in the commencement, enrollment and completion of clinical trials could increase our product development costs or limit the regulatory approval of RP-G28. The commencement, enrollment and completion of clinical trials may be delayed or suspended for a variety of reasons, including:

●	inability to obtain sufficient funds required for a clinical trial;

●	inability to reach agreements on acceptable terms with prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	clinical holds, other regulatory objections to commencing or continuing a clinical trial or the inability to obtain regulatory approval to commence a clinical trial in countries that require such approvals;

●	discussions with the FDA or non-U.S. regulators regarding the scope or design of our clinical trials;

●	inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indications targeted by our product candidates;

●	inability to obtain approval from institutional review boards, or IRBs, to conduct a clinical trial at their respective sites;

●	severe or unexpected drug-related adverse effects experienced by patients;

●	inability to timely manufacture sufficient quantities of the product candidate required for a clinical trial;

●	difficulty recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indications as our product candidates;

●	the FDA’s rejection of our end points as indicators of efficacy; and

●	inability to retain enrolled patients after a clinical trial is underway.

Changes in regulatory requirements and guidance may also occur and we may need to amend clinical trial protocols to reflect these changes with appropriate regulatory authorities. Amendments may require us to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. In addition, a clinical trial may be suspended or terminated at any time by us, our future collaborators, the FDA or other regulatory authorities due to a number of factors, including:

●	our failure or the failure of our potential future collaborators to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

●	unforeseen safety issues or any determination that a clinical trial presents unacceptable health risks;

●	lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions; and

●	a breach of the terms of any agreement with, or for any other reason by, future collaborators who have responsibility for the clinical development of our product candidates.

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In addition, if we or any of our potential future collaborators are required to conduct additional clinical trials or other nonclinical studies of our product candidates beyond those contemplated, our ability to obtain regulatory approval of these product candidates and to generate revenue from their sales would be similarly harmed.

Clinical failure can occur at any stage of clinical development. The results of earlier clinical trials are not necessarily predictive of future results and any product candidate we or our potential future collaborators advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.

Clinical failure can occur at any stage of our clinical development. Clinical trials may produce negative or inconclusive results, and we or our collaborators may decide, or regulators may require us, to conduct additional clinical trials or nonclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. For instance, due to inconsistent data results from one study site from our Phase 2b/3 clinical trial, the data from this site was excluded from the primary analysis population. Nevertheless, we believe that, based on the trial results, the successful completion of a confirmatory Phase 3 program could be adequate to support an NDA. Success in preclinical studies and early clinical trials does not ensure that subsequent clinical trials will generate the same or similar results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in later clinical trials, even after seeing promising results in earlier clinical trials.

In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well-advanced. We may be unable to design and execute a clinical trial to support regulatory approval. Further, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts.

If RP-G28 is found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for it and our business would be harmed. For example, if the results of our Phase 3 clinical trials of RP-G28 do not achieve the primary efficacy endpoints or demonstrate expected safety, the prospects for approval of RP-G28 would be materially and adversely affected.

In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in composition of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether the clinical trials that we or any of our potential future collaborators may conduct will demonstrate the consistent or adequate efficacy and safety results that would be required to obtain regulatory approval and market RP-G28. Our Phase 3 clinical trials for RP-G28 may not provide sufficient support for NDA approval.

The FDA may require us to conduct one or more additional clinical trials, possibly involving a larger sample size or a different clinical trial design, or may require longer follow-up periods. If we are unable to bring RP-G28 to market, our ability to create long-term stockholder value will be limited.

RP-G28 may have undesirable side effects which may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

There were no notable differences observed between placebo-treated subjects and RP-G28-treated subjects in the Phase 2b/3 trial. However, unforeseen side effects from RP-G28, could arise at any time during clinical development or, if approved, after the approved product has been marketed. Any undesirable or unacceptable side effects associated with RP-G28 could interrupt, delay or halt clinical trials, and result in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities.

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In addition:

●	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;

●	we may be required to change instructions regarding the way the product is administered, conduct additional clinical trials or change the labeling of the product;

●	we may be subject to limitations on how we may promote the product;

●	sales of the product may decrease significantly;

●	regulatory authorities may require us to take our approved product off the market;

●	we may be subject to litigation or product liability claims; and

●	our reputation may suffer.

Any of these events could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from the sale of our products.

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that they will be widely used.

Market acceptance and sales of RP-G28, or any other product candidates we may develop in the future, if approved, will depend on reimbursement policies and may be affected by, among other things, future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for RP-G28 or any other product candidates that we may develop in the future. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize RP-G28, or other product candidates that we develop in the future.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. Any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain in the United States. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The United States and several other jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of RP-G28, and any other product candidates that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, or, collectively, the ACA, enacted in March 2010, is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. With regard to pharmaceutical products, among other things, the ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare Part D program. Although it is too early to determine the full effect of the ACA, the law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA. Congress and President Trump have expressed their intentions to repeal or repeal and replace the ACA. President Trump issued an Executive Order and both chambers of Congress passed bills, all with the goal of fulfilling their intensions. However, to date, the Executive Order has had limited effect and the Congressional activities have not resulted in the passage of a law. If a law is enacted, many if not all of the provisions of the ACA may no longer apply to prescription drugs.

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If we do not obtain protection under the Hatch-Waxman Act and similar legislation outside of the United States by extending the patent terms and obtaining data exclusivity for our product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of RP-G28, one of our U.S. patents may be eligible for a limited Patent Term Extension under the Drug Price Competition and Patent Term Restoration Act of 1984, which is sometimes referred to as the Hatch-Waxman Act, provided our U.S. patent claims a method of treating lactose intolerance that is approved by the FDA. The Hatch-Waxman Act, 35 U.S.C. §156, permits a patent extension of up to five years as compensation for patent term lost during the FDA regulatory review process. The scope of protection afforded by the patent during the extended term is not commensurate with the scope of the unextended portion of the patent; for example, the “rights derived” from a method of use patent during the extended period are “limited to any use claimed by the patent and approved for the product.” 35 U.S.C. §156(b)(2). We may not be granted an extension because of, for example, failing to apply for the extension within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable statutory and/or regulatory requirements including, for example, the requirement that the patent to be extended “claim” the approved product or a method of using the approved product. Moreover, the applicable period of extension could be less than we request. If we are unable to obtain patent term extension or if the term of any such extension is shorter than we request, the period during which we will be able to exclude others from marketing their versions of our product will be shortened and our competitors may obtain approval of generic products following our patent expiration, and our revenue could be reduced, possibly materially. Similar concerns are associated with obtaining Supplemental Protection Certificates, or SPCs, of certain patents issued in Europe and owned by Inalco, to which we have an exclusive options of assignment, based upon patent terms lost during European regulatory review processes. In the event that we are unable to obtain any patent term extension, the issued patents for RP-G28 are expected to expire in 2030, assuming they withstand any challenge toothier validity and/or patentability.

If we market products in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare laws, commonly referred to as “fraud and abuse” laws, have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. Other jurisdictions such as Europe have similar laws. These laws include false claims and anti-kickback statutes. If we market our products and our products are paid for by governmental programs, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service covered by Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers or formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Most states also have statutes or regulations similar to the federal anti-kickback law and federal false claims laws, which apply to items and services covered by Medicaid and other state programs, or, in several states, apply regardless of the payor. Administrative, civil and criminal sanctions may be imposed under these federal and state laws.

Over the past few years, a number of pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates.

Any delay or disruption in the manufacture and supply of RP-G28 may negatively impact our operations.

We do not intend to manufacture RP-G28. We have an agreement with RSM, our contract manufacturer, for the production of a higher purity form of GOS, or Improved GOS, the active pharmaceutical ingredient in RP-G28, and the formulation of sufficient quantities of Improved GOS for the clinical and nonclinical studies that we believe we will need to conduct prior to seeking regulatory approval for RPG-28. However, we do not have agreements for commercial supplies of RP-G28 and we may not be able to reach agreement with RSM or any other contract manufacturer for sufficient supplies to commercialize RP-G28 if it is approved.

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Reliance on third-party manufacturers entails risks, to which we would not be subject if we manufactured our products ourselves, including:

●	the possibility that we are unable to enter into manufacturing agreements with third parties to manufacture RP-G28;

●	the possible breach of manufacturing agreements by third parties because of factors beyond our control; and

●	the possible termination or nonrenewal of manufacturing agreements by third parties before we are able to arrange for qualified replacement third-party manufacturers.

Any of these factors could cause the delay of approval or commercialization of RP-G28 cause us to incur higher costs or prevent us from commercializing our products successfully. Furthermore, if RP-G28 is approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our product and could lose potential revenue. It may take several years to establish an alternative source of supply for RP-G28 and to have any such new source approved by the government agencies that regulate our products. In the event we do need to identify alternative manufacturing partners, we may have to secure licenses to manufacturing and/or purification technologies, including third-party patent licenses, to allow us to manufacture RP-G28 that is suitable for the late-stage regulatory review process and/or adequate to manufacture commercial quantities of RP-G28.

If the FDA and EMA and other regulatory agencies do not approve the manufacturing facilities of our contract manufacturers for commercial production, we may not be able to commercialize RP-G28.

The facilities used by any contract manufacturer to manufacture RP-G28 must be the subject of a satisfactory inspection before the FDA or the regulators in other jurisdictions approve the product candidate manufactured at that facility. We are completely dependent on these third-party manufacturers for compliance with the requirements of U.S. and non-U.S. regulators for the manufacture of our finished products. If our manufacturers cannot successfully manufacture material that conform to our specifications and current good manufacturing practice requirements of any governmental agency whose jurisdiction to which we are subject, our product candidates will not be approved or, if already approved, may be subject to recalls.

Even if RP-G28 receives regulatory approval, we may still face future development and regulatory difficulties.

RP-G28, and any other product candidates we develop in the future, if approved, will be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and EMA requirements and requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMPs. As such, we and our contract manufacturers will be subject to continual review and periodic inspections to assess compliance with cGMPs. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA and EMA and other similar agencies and to comply with certain requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. Accordingly, we may not promote our approved products, if any, for indications or uses for which they are not approved.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If RP-G28 fails to comply with applicable regulatory requirements, a regulatory agency may:

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●	issue warning letters;

●	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

●	require us or our potential future collaborators to enter into a consent decree or permanent injunction, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

●	impose other administrative or judicial civil or criminal penalties;

●	withdraw regulatory approval;

●	refuse to approve pending applications or supplements to approved applications filed by us or our potential future collaborators;

●	impose restrictions on operations, including costly new manufacturing requirements; or

●	detain, seize and/or condemn and destroy products.

Risks Relating to the Potential Commercialization of RP-G28

Even if approved, RP-G28 may not achieve broad market acceptance among physicians, patients and healthcare payors, and as a result our revenues generated from its sales may be limited.

The commercial success of RP-G28, if approved, will depend upon its acceptance among the medical community, including physicians, health care payors and patients. The degree of market acceptance of RP-G28 will depend on a number of factors, including:

●	limitations or warnings contained in our product candidates’ FDA-approved labeling;

●	changes in the standard of care or availability of alternative therapies at similar or lower costs for the targeted indications for such product candidates;

●	limitations in the approved clinical indications for RP-G28;

●	demonstrated clinical safety and efficacy compared to other products;

●	lack of significant adverse side effects;

●	sales, marketing and distribution support;

●	availability of reimbursement from managed care plans and other third-party payors;

●	timing of market introduction and perceived effectiveness of competitive products;

●	the degree of cost-effectiveness;

●	availability of alternative therapies at similar or lower cost, including generics and over-the-counter products;

●	enforcement by the FDA and EMA of laws and rulings that prohibit the illegal sale of RP-G28 as a dietary supplement;

●	the extent to which RP-G28 is approved for inclusion on formularies of hospitals and managed care organizations;

●	whether RP-G28 is designated under physician treatment guidelines for the treatment of or reduction of symptoms associated with the indications for which we have received regulatory approval;

●	adverse publicity about RP-G28 or favorable publicity about competitive products;

●	convenience and ease of administration of RP-G28; and

●	potential product liability claims.

If RP-G28 is approved, but does not achieve an adequate level of acceptance by physicians, patients, the medical community and healthcare payors, sufficient revenue may not be generated from its sales and we may not become or remain profitable. In addition, efforts to educate the medical community and third-party payors on the benefits of RP-G28 may require significant resources and may never be successful.

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We have no internal sales, distribution and/or marketing capabilities at this time and we will have to invest significant resources to develop those capabilities or enter into acceptable third-party sales and marketing arrangements.

We have no internal sales, distribution and/or marketing capabilities at this time. To develop these capabilities, we will have to invest significant amounts of financial and management resources, some of which will be committed prior to any confirmation that RP-G28 will be approved. We could also face a number of additional risks, including:

●	we or our third-party sales collaborators may not be able to attract and build an effective marketing or sales force;

●	the cost of securing or establishing a marketing or sales force may exceed the revenues generated by RP-G28; and

●	our direct sales and marketing efforts may not be successful.

We may have limited or no control over the sales, marketing and distribution activities of third parties. Our future revenues could depend heavily on the success of the efforts of third parties.

We may not be successful in establishing and maintaining development and commercialization collaborations, which could adversely affect our ability to develop RP-G28 or other product candidates and our financial condition and operating results.

Because developing pharmaceutical products, conducting clinical trials, obtaining regulatory approval, establishing manufacturing capabilities and marketing approved products are expensive, we may seek to enter into collaborations with companies that have more experience. Additionally, if RP-G28 receives marketing approval, we may enter into sales and marketing arrangements with third parties with respect to our unlicensed territories. If we are unable to enter into arrangements on acceptable terms, we may be unable to effectively market and sell RP-G28 in our target markets. We expect to face competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement and they may require substantial resources to maintain. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements for the development of RP-G28.

When we collaborate with a third party for the development and commercialization of RP-G28, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. For example, we may relinquish the rights to RP-G28 in jurisdictions outside of the United States. Our collaboration partner may not devote sufficient resources to the commercialization of RP-G28 or may otherwise fail in their commercialization. The terms of any collaboration or other arrangement that we establish may not be favorable to us. In addition, any collaboration that we enter into may be unsuccessful in the development and commercialization of RP-G28. In some cases, we may be responsible for continuing preclinical and initial clinical development of RP-G28 or research program under a collaboration arrangement, and the payment we receive from our collaboration partner may be insufficient to cover the cost of this development. If we are unable to reach agreements with suitable collaborators, we would face increased costs, we may be forced to limit the territories in which we commercialize RP-G28. If we fail to achieve successful collaborations, our operating results and financial condition will be materially and adversely affected.

Risks Relating to Our Business and Strategy

We may face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

Although we know of no other drug candidates in advanced clinical trials for treating lactose intolerance, the biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have potential competitors in the United States, Europe and other jurisdictions, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies and universities and other research institutions. Many of these potential competitors have greater financial and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research, sales and marketing capabilities and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of all of these factors, these potential competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing drugs for the diseases that we are targeting before we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Some of the pharmaceutical and biotechnology companies we expect to compete with include microbiome based development companies: Second Genome, Inc., Seres Health, Inc., Enterome SA, Vedanta Biosciences, Inc., and Rebiotix Inc. In addition, many universities and private and public research institutes may become active in our target disease areas. These potential competitors may succeed in developing, acquiring or licensing on an exclusive basis, technologies and drug products that are more effective or less costly than RP-G28, which could render RP-G28 obsolete and noncompetitive.

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We believe that our ability to successfully compete will depend on, among other things:

●	the results of our and our potential strategic collaborators’ clinical trials and preclinical studies;

●	our ability to recruit and enroll patients for our clinical trials;

●	the efficacy, safety and reliability of RP-G28;

●	the speed at which we develop RP-G28;

●	our ability to design and successfully execute appropriate clinical trials;

●	our ability to maintain a good relationship with regulatory authorities;

●	our ability to get FDA approval of our end points;

●	the timing and scope of regulatory approvals, if any;

●	our ability to commercialize and market RP-G28;

●	the price of RP-G28;

●	adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;

●	our ability to protect intellectual property rights related to RP-G28;

●	our ability to manufacture and sell commercial quantities of RP-G28 to the market; and

●	acceptance of RP-G28 by physicians and other health care providers.

If our competitors market products that are more effective, safer or less expensive than RP-G28, or that reach the market sooner than RP-G28, we may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

We depend on third-party contractors for a substantial portion of our operations and may not be able to control their work as effectively as if we performed these functions ourselves.

We outsource substantial portions of our operations to third-party service providers, including the conduct of preclinical studies and clinical trials, collection and analysis of data, and manufacturing. Our agreements with third-party service providers and CROs are on a study-by-study and project-by-project basis. Typically, we may terminate the agreements with notice and are responsible for the supplier’s previously incurred costs. In addition, any CRO that we retain will be subject to the FDA’s and EMA’s regulatory requirements and similar standards outside of the United States and Europe and we do not have control over compliance with these regulations by these providers. Consequently, if these providers do not adhere to applicable governing practices and standards, the development and commercialization of our product candidates could be delayed or stopped, which could severely harm our business and financial condition.

Because we have relied on third parties, our internal capacity to perform these functions is limited to management oversight. Outsourcing these functions involves the risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. Although we have not experienced any significant difficulties with our third-party contractors, it is possible that we could experience difficulties in the future. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. There are a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor third-party service providers. To the extent we are unable to identify, retain and successfully manage the performance of third-party service providers in the future, our business may be adversely affected, and we may be subject to the imposition of civil or criminal penalties if their conduct of clinical trials violates applicable law.

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We may enter into agreements with other third parties for the development and commercialization of RP-G28, or other product candidates we develop in the future, in international markets. International business relationships subject us to additional risks that may materially adversely affect our ability to attain or sustain profitable operations, including:

●	differing regulatory requirements for drug approvals internationally;

●	potentially reduced protection for intellectual property rights;

●	potential third-party patent rights in the United States and/or in countries outside of the United States;

●	the potential for so-called “parallel importing,” which is what occurs when a local seller, faced with relatively high local prices, opts to import goods from another jurisdiction with relatively low prices, rather than buying them locally;

●	unexpected changes in tariffs, trade barriers and regulatory requirements;

●	economic weakness, including inflation, or political instability, particularly in non-U.S. economies and markets, including several countries in Europe;

●	compliance with tax, employment, immigration and labor laws for employees traveling abroad;

●	taxes in other countries;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires.

We will need to expand our operations and increase the size of our company, and we may experience difficulties in managing growth.

As we advance RP-G28 through clinical trials to commercialization, and increase the number of ongoing product development programs, we will need to increase our product development, scientific and administrative headcount to manage these programs. In addition, to continue to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we:

●	successfully attract and recruit new employees or consultants with the expertise and experience we will require;

●	manage our clinical programs effectively, which we anticipate being conducted at numerous clinical sites;

●	develop a marketing and sales infrastructure; and

●	continue to improve our operational, financial and management controls, reporting systems and procedures.

If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.

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We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.

We may not be able to attract or retain qualified management, finance, scientific and clinical personnel and consultants due to the intense competition for qualified personnel and consultants among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain necessary personnel and consultants to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

We are highly dependent on the development, regulatory, commercialization and business development expertise of Michael D. Step, our Chief Executive Officer, Andrew J. Ritter, our Founder and President, and Ira E. Ritter, our Executive Chairman and Chief Strategic Officer. If we were to lose one or more of these key employees, our ability to implement our business strategy successfully could be seriously harmed. Any of our executive officers may terminate their employment at any time. Replacing any of these persons would be difficult and could take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully.

There is also a risk that other obligations could distract our officers and employees from our business, which could have negative impact on our ability to effectuate our business plans.

In addition, we have scientific and clinical advisors and consultants who assist us in formulating our research, development and clinical strategies. Competition to hire and retain consultants from a limited pool is intense. Further, because these advisors are not our employees, they may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us, and typically they will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. We are required, under Section 404 of the Sarbanes-Oxley Act, to furnish with our annual report on Form 10-K a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment must include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a control deficiency, or combination of control deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Section 404 of the Sarbanes-Oxley Act also generally requires an attestation from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, for as long as we remain an emerging growth company, as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm’s requirement to attest to the effectiveness of our internal controls over financial reporting.

Our compliance with Section 404 requires that we incur substantial accounting expense and expend significant management efforts. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting once that firm begin its Section 404 reviews, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the NASDAQ stock market, the SEC, or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

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Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosure due to error or fraud may occur and not be detected.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could significantly harm our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and non-U.S. regulators, provide accurate information to the FDA and non-U.S. regulators, comply with health care fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted an employee handbook, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.

The use of our product candidates in clinical trials and the sale of any products for which we may obtain marketing approval expose us to the risk of product liability claims. Product liability claims may be brought against us or our potential future collaborators by participants enrolled in our clinical trials, patients, health care providers or others using, administering or selling our products. If we cannot successfully defend ourselves against any such claims, we would incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:

●	withdrawal of clinical trial participants;

●	termination of clinical trial sites or entire trial programs;

●	costs of related litigation;

●	substantial monetary awards to patients or other claimants;

●	decreased demand for our product candidates and loss of revenues;

●	impairment of our business reputation;

●	diversion of management and scientific resources from our business operations; and

●	the inability to commercialize our product candidates.

We have product liability insurance coverage in the United States and in selected other jurisdictions where we intend to conduct clinical trials at levels we believe are sufficient and consistent with industry standards for companies at our stage of development. However, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. We intend to expand our insurance coverage for products to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash resources and adversely affect our business.

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Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability ($2.0 million coverage), employment practices liability, workers’ compensation, and directors’ and officers’ insurance at levels we believe are typical for a company in our industry and at our stage of development. We currently carry clinical trial liability insurance for our Phase 2b/3 clinical trials at levels we believe are sufficient and consistent with industry standards for companies at our stage of development. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

If we engage in an acquisition, reorganization or business combination, we will incur a variety of risks that could adversely affect our business operations or our stockholders.

From time to time we have considered, and we will continue to consider in the future, strategic business initiatives intended to further the expansion and development of our business. These initiatives may include acquiring businesses, technologies or products or entering into a business combination with another company. If we pursue such a strategy, we could, among other things:

●	issue equity securities that would dilute our current stockholders’ percentage ownership;

●	incur substantial debt that may place strains on our operations;

●	spend substantial operational, financial and management resources to integrate new businesses, technologies and products;

●	assume substantial actual or contingent liabilities;

●	reprioritize our development programs and even cease development and commercialization of our product candidates; or

●	merge with, or otherwise enter into a business combination with, another company in which our stockholders would receive cash and/or shares of the other company on terms that certain of our stockholders may not deem desirable.

Although we intend to evaluate and consider acquisitions, reorganizations and business combinations in the future, we have no agreements or understandings with respect to any acquisition, reorganization or business combination at this time.

Risks Relating to Our Intellectual Property

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If our patent position does not adequately protect our product candidates, others could compete against us more directly, which would harm our business, possibly materially.

Our commercial success will depend in part on obtaining, maintaining and enforcing patent protection and on developing, preserving and enforcing current trade secret protection. In particular, it will depend in part on our ability to obtain, maintain and enforce patents, especially those directed to methods of using our current product, RP-G28, and other future drug candidates, and those directed to the methods used to develop and manufacture our products, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products depends on the extent to which we have rights under valid and enforceable patents (and/or trade secrets) that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will withstand subsequent challenges to their validity, enforceability, and/or patentability, or if they will be commercially useful in protecting our product candidates, discovery programs and processes. Furthermore, we cannot be sure that our existing patents and patent applications will embrace (or “claim”) the particular uses for RP-G28 that may be approved by the FDA.

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The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved.

No consistent policy regarding the patentability and/or validity of patent claims related to pharmaceutical patents has emerged, to date, in the United States or in most jurisdictions outside of the United States. Changes in either the patent laws (be they substantive or procedural) or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of any claims that will issue or will be enforceable in the patents that have or may be issued from the patents and applications we currently own or may in the future own or license from third parties. Further, if any patents we obtain, or to which we obtain licenses, are deemed invalid, unpatentable and unenforceable, our ability to commercialize or license our technology could be adversely affected.

In the future others may file patent applications directed to products, uses for products, and manufacturing techniques and related technologies that are similar, identical or competitive to ours or important to our business. We cannot be certain that any patent or patent application owned by a third party will not have priority over patent applications filed or in-licensed by us in the future, or that we or our licensors will not be involved in interference, opposition, inter partes review or invalidity proceedings before U.S. or non-U.S. patent offices or courts.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.

For example:

●	others may be able to develop a platform similar to, or better than, ours in a way that does not infringe our patents;

●	others may be able to make compounds that are similar to our product candidates but that do not infringe our patents;

●	others may be able to manufacture compounds that are similar or identical to our product candidates using processes that do not infringe our method of making patents;

●	others may obtain regulatory approval for uses of compounds, similar or identical to our product, that do not infringe our pharmaceutical composition patents or our method of use patents;

●	we may not be able to obtain licenses for patents that are essential to the process of making the product;

●	we might not have been the first to make the inventions claimed in our issued patents and pending patent applications;

●	we might not have been the first to file patent applications for these inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies;

●	any patents that we obtain may not provide us with any competitive advantages;

●	we may not develop additional proprietary technologies that are patentable; or

●	the patents of others may have an adverse effect on our business.

Patents directed to pharmaceutical compositions containing RP-G28 or methods of using RP-G28 expire in 2030 if the appropriate maintenance fee renewal, annuity, or other government fees are paid, unless a patent term extension based on regulatory delay is obtained. We expect that expiration in 2030 of some of our pharmaceutical composition and method-of-use patents directed to RP-G28 and its use for treating lactose intolerance will have a limited impact on our ability to protect our intellectual property in the United States, where we have additional issued patents directed to such compositions and uses that extend until 2030. In other countries, our issued patents and pending patent applications directed to compositions containing RP-G28 or methods of using RP-G28 for treating other indications, if issued, would expire in 2030. We will attempt to mitigate the effect of patent expiration by seeking data exclusivity, or the foreign equivalent thereof, in conjunction with product approval, as well as by filing additional patent applications directed to improvements in our intellectual property.

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We expect that the other patent applications for the RP-G28 portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, would expire in 2030. We own pending applications in the United States, Europe, and certain other countries directed to uses of RP-G28 to treat a variety of disorders, including lactose intolerance. Patent protection, to the extent these patents issue, would be expected to extend to 2030, unless a patent term extension based on regulatory delay is obtained.

Due to the patent laws of a country, or the decisions of a patent examiner in a country, or our own filing strategies, we may not obtain patents directed to all of our product candidates or methods involving these candidates in the parent patent application. We plan to pursue divisional patent applications or continuation patent applications in the United States and other countries to obtain claims directed to inventions that were disclosed but not claimed in the parent patent application.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or feasible. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

Our patents are not directed to RP-G28 as a composition of matter.

Although we own certain patents and patent applications with claims directed to specific pharmaceutical compositions and methods of using RP-G28 to treat lactose intolerance, we do not have patents directed to RP-G28 as a composition of matter in the United States or elsewhere. As a result, we may be limited in our ability to list our patents in the FDA’s Orange Book if our product or the use of our product, consistent with its FDA-approved label, would not fall within the scope of our patent claims. Also, our competitors may be able to offer and sell products so long as these competitors do not infringe any other patents that we (or third parties) hold, including patents with claims directed to the manufacture of RP-G28, pharmaceutical compositions containing RP-G28 and/or method of using RP-G28. In general, pharmaceutical composition patents and method of use patents are more difficult to enforce than composition of matter patents because, for example, of the risks that FDA may approve alternative uses of the subject compounds not covered by the method of use patents, and others may engage in off-label sale or use of the subject compounds. Physicians are permitted to prescribe an approved product for uses that are not described in the product’s labeling. Although off-label prescriptions may infringe our method of use patents, the practice is common across medical specialties and such infringement is difficult to prevent or prosecute. FDA approval of uses that are not covered by our patents would limit our ability to generate revenue from the sale of RP-G28, if approved for commercial sale. Off-label sales would limit our ability to generate revenue from the sale of RP-G28, if approved for commercial sale.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

If we choose to go to court to stop another party from using the inventions claimed in any patents we obtain, that individual or company may seek a post grant review (including inter partes review) of our patents, and has the right to ask the court to rule that such patents are invalid or should not be enforced against that third party. These lawsuits and administrative proceedings are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. In addition, there is a risk that the court or administrative body will decide that such patents are not valid or unpatentable and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity/patentability of such patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our patents. In addition, the U.S. Supreme Court and the Court of Appeals for the Federal Circuit have articulated and/or modified certain tests used by the U.S. Patent and Trademark Office, or USPTO, in assessing patentability and by the courts in assessing validity and claim scope, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood that others may succeed in challenging any patents we obtain or license.

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We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. We cannot guarantee that our products, our methods of manufacture, or our uses of RP-G28 (or our other product candidates), will not infringe third-party patents. Furthermore, a third party may claim that we or our manufacturing or commercialization collaborators are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and scientific personnel. There is a risk that a court would decide that we or our commercialization collaborators are infringing the third party’s patents and would order us or our collaborators to stop the activities covered by the patents. In that event, we or our commercialization collaborators may not have a viable way around the patent and may need to halt commercialization of the relevant product. In addition, there is a risk that a court will order us or our collaborators to pay the other party damages for having violated the other party’s patents. In the future, we may agree to indemnify our commercial collaborators against certain intellectual property infringement claims brought by third parties. The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The scope of coverage of a patent is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, the patentee would need to demonstrate, by a preponderance of the evidence that our products or methods infringe the patent claims of the relevant patent, and we would need to demonstrate either that we do not infringe or, by clear and convincing evidence, that the patent claims are invalid; we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, defend an infringement action or challenge the validity or enforceability of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, otherwise fail to defend an infringement action successfully, or have a court hold that any patent we infringe is invalid or unenforceable, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and we may be precluded from manufacturing or selling our product candidates.

We cannot be certain that others have not filed patent applications for technology claimed in our pending applications, or that we were the first to invent the technology, because:

●	some patent applications in the United States may be maintained in secrecy until the patents are issued;

●	patent applications in the United States are typically not published until at least 18 months after the earliest asserted priority date; and

●	publications in the scientific literature often lag behind actual discoveries.

Our competitors may have filed, and may in the future file, patent applications directed to technology similar to ours. Any such patent application may have priority over our patent applications, which could further require us to obtain rights to issued patents directed to such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions. Other countries have similar laws that permit secrecy of patent applications, and other parties may be entitled to priority over our applications in such jurisdictions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Obtaining and maintaining our patent portfolio depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patents could be deemed abandoned or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We employ an outside firm to pay fees due to non-U.S. patent agencies, and this outside firm has systems in place to ensure compliance on payment of fees. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.

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We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers. If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.

As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Failure to secure trademark registrations could adversely affect our business.

We have not developed a trademark for our RP-G28 product. Hence, we do not currently own any actual or potential trademark rights associated with our RP-G28 product. If we seek to register additional trademarks, including trademarks associated with our RP-G28 product, our trademark applications may not be allowed for registration or our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many other jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.

Risks Relating to Our Common Stock

We do not have sufficient shares of authorized common stock to complete this offering, and should our stockholders decline to authorize more shares we may have to abandon or downsize this offering.

We currently have 25,000,000 shares of authorized common stock. As of September 1, 2017, we had 14,756,521 shares of common stock outstanding and have committed to issue 3,138,247 shares of common stock upon the exercise of outstanding stock options and warrants. Thus, we currently do not have sufficient shares of authorized common stock to complete this offering. We have asked our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of common stock from 25,000,000 shares to 225,000,000 shares and authorized shares of preferred stock from 5,000,000 shares to 15,000,000 shares, or the Authorized Share Increase Proposal, at a special meeting of our stockholders to be held on September 8, 2017. We have also asked our stockholders to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Authorized Share Increase Proposal. Assuming the latter proposal is approved by our stockholders, we intend to adjourn the special meeting, if necessary, to solicit additional proxies until we have sufficient votes to approve the Authorized Share Increase Proposal. However, in the event that we are unable to obtain the requisite votes to approve the Authorized Share Increase Proposal, we may have to abandon this offering entirely or downsize it substantially.

An active trading market for our common stock may not develop or be sustained.

Prior to our initial public offering, there was no public market for our common stock. Since our initial public offering in June 2015, there has been, and we expect that there will continue to be, only a limited volume of trading in our common stock. An active trading market in our common stock may not develop or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our share price may be volatile, which could subject us to securities class action litigation and prevent you from being able to sell your shares at or above your purchase price.

The market price of shares of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

●	results of our clinical trials;

●	results of clinical trials of our competitors’ products;

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●	regulatory actions with respect to our products or our competitors’ products;

●	actual or anticipated fluctuations in our financial condition and operating results;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;

●	competition from existing products or new products that may emerge;

●	announcements by us, our potential future collaborators or our competitors of significant acquisitions, strategic collaborations, joint ventures, or capital commitments;

●	issuance of new or updated research or reports by securities analysts;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	inconsistent trading volume levels of our shares;

●	additions or departures of key management or scientific personnel;

●	disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

●	announcement or expectation of additional financing efforts;

●	sales of our common stock by us, our insiders or our other stockholders;

●	market conditions for biopharmaceutical stocks in general; and

●	general economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

There is no active, public market for the warrants or Series A Preferred being offered in this offering.

There is no established public trading market for the warrants or the Series A Preferred being offered in this offering. We do not intend to apply to list the warrants or the Series A Preferred on a securities exchange. Without an active trading market, the liquidity of the warrants and the Series A Preferred will be limited.

Holders of Series A Preferred will have limited voting rights.

Except with respect to certain material changes in the terms of the Series A Preferred and certain other matters and except as may be required by Delaware law, holders of Series A Preferred will have no voting rights. You will have no right to vote for any members of our board of directors.

Holders of the warrants will not have rights of common stockholders until such Warrants are exercised.

The warrants being offered do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay the exercise price prior to three years from the date of issuance, after which date any unexercised warrants will expire and have no further value.

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Future sales of our common stock, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

Sales by our stockholders of a substantial number of shares of our common stock in the public market could occur in the future. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock.

We may sell up to $6.5 million of our shares of common stock to Aspire Capital pursuant to financing arrangement with Aspire Capital. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Aspire Capital Financing Arrangement.” The sale of a substantial number of shares of our common stock by Aspire Capital, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. However, we have the right to control the timing and amount of sales of our shares to Aspire Capital, and we may terminate the financing arrangement at any time at our discretion without any penalty or cost to us.

Exercise of options or warrants or conversion of convertible securities may have a dilutive effect on your percentage ownership and may result in a dilution of your voting power and an increase in the number of shares of common stock eligible for future resale in the public market, which may negatively impact the trading price of our shares of common stock.

The exercise or conversion of some or all of our outstanding options, warrants, or convertible securities could result in significant dilution in the percentage ownership interest of investors in this offering and in the percentage ownership interest of our existing common stockholders and in a significant dilution of voting rights and earnings per share.

As of September 1, 2017, we had outstanding warrants to purchase up to 578,323 shares of our common stock at a weighted exercise price of $8.45 per share.

Additionally, the issuance of up to 2,559,924 shares of our common stock upon exercise of stock options outstanding under our stock incentive plans will further dilute our stockholders’ voting interests. To the extent options and/or warrants and/or conversion rights are exercised (including with respect to the warrants and any Series A Preferred issued in this offering), additional shares of common stock will be issued, and such issuance will dilute stockholders.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of common stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure, including any debt financing, may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of common stock and you may lose all or part of your investment.

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Our executive officers, directors and principal stockholders maintain the ability to exert substantial influence over all matters submitted to stockholders for approval.

Our executive officers, directors and principal stockholders beneficially own shares representing approximately 30.4% of our outstanding capital stock. As a result, if these stockholders were to choose to act together, they would be able to exert substantial influence over all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would exert substantial influence over the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our Company on terms that other stockholders may desire.

We are an “emerging growth company” and avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of  (i) the last day of the fiscal year (a) following the fifth anniversary of the date we completed our initial public offering, which was June 29, 2015, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Our failure to meet the continued listing requirements of NASDAQ could result in a de-listing of our common stock.

If we fail to satisfy the continued listing requirements of NASDAQ, such as the corporate governance requirements or the minimum closing bid price requirement, NASDAQ may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

On June 7, 2017, we received a notice from NASDAQ that, because the closing bid price of our common stock has been below $1.00 per share for 30 consecutive business days, it no longer complies with the minimum bid price requirement for continued listing on The NASDAQ Capital Market. NASDAQ Listing Rule 550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days.

The Notice has no immediate effect on the listing of our common stock on The Nasdaq Capital Market. Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), we have been provided an initial compliance period of 180 calendar days, or until December 4, 2017, to regain compliance with the minimum bid price requirement. During the compliance period, our shares of common stock will continue to be listed and traded on The Nasdaq Capital Market. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days during the 180 calendar day grace period.

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In the event we are not in compliance with the minimum bid price requirement by December 4, 2017, we may be afforded a second 180 calendar day grace period. To qualify, we would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the minimum bid price requirement. In addition, we would be required to provide written notice of our intention to cure the minimum bid price deficiency during this second 180 day compliance period by effecting a reverse stock split, if necessary.

We intend to actively monitor the bid price for our common stock between now and December 4, 2017 and will consider available options to regain compliance with the minimum bid price requirement.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions provide that:

●	the authorized number of directors can be changed only by resolution of our board of directors;

●	our bylaws may be amended or repealed by our board of directors or our stockholders;

●	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

●	our board of directors is authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

●	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors; and

●	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful stockholder claims against us and may reduce the amount of money available to us.

As permitted by Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by law. In addition, as permitted by Section 145 of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws provide that we shall indemnify, to the fullest extent authorized by the DGCL, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of our company or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our amended and restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case such period is 20 days, our restated certificate of incorporation and our restated bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

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Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The rights conferred in the restated certificate of incorporation and the restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons. We have entered into indemnification agreements with each of our officers and directors.

The above limitations on liability and our indemnification obligations limit the personal liability of our directors and officers for monetary damages for breach of their fiduciary duty as directors by shifting the burden of such losses and expenses to us. Although we plan to increase the coverage under our directors’ and officers’ liability insurance, certain liabilities or expenses covered by our indemnification obligations may not be covered by such insurance or the coverage limitation amounts may be exceeded. As a result, we may need to use a significant amount of our funds to satisfy our indemnification obligations, which could severely harm our business and financial condition and limit the funds available to stockholders who may choose to bring a claim against our company.

We have never paid dividends on our common stock and do not anticipate paying dividends for the foreseeable future, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never paid dividends on our common stock and we do not anticipate paying dividends on our common stock for the foreseeable future. Accordingly, any return on an investment in our common stock will be realized, if at all, only when stockholders sell their shares. In addition, our failure to pay dividends may make our stock less attractive to investors, adversely impacting trading volume and price.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2016, we had federal net operating loss carryforwards, or NOLs, of approximately $26.7 million which begin to expire in 2028. Our ability to utilize our NOLs may be limited under Section 382 and 383 of the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). Although we have not undergone a Section 382 analysis, it is possible that the utilization of the NOLs, could be substantially limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be utilized against future taxes. As a result, we may not be able to take full advantage of these carryforwards for federal and state tax purposes. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical facts contained or incorporated by reference in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words ‘anticipate,’ ‘believe,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

●	our ability to obtain additional financing;

●	the accuracy of our estimates regarding expenses, future revenues and capital requirements;

●	the success and timing of our preclinical studies and clinical trials;

●	our ability to obtain and maintain regulatory approval of RP-G28 and any other product candidates we may develop, and the labeling under any approval we may obtain;

●	regulatory developments in the United States and other countries;

●	the performance of third-party manufacturers;

●	our ability to develop and commercialize RP-G28 and any other product candidates that we may develop in the future;

●	our ability to obtain and maintain intellectual property protection for RP-G28 and any other product candidates we may develop in the future;

●	the successful development of our sales and marketing capabilities;

●	the potential markets for RP-G28 and any other product candidates we may develop in the future and our ability to serve those markets;

●	the rate and degree of market acceptance of our products, if approved;

●	the success of competing drugs that are or become available; and

●	the loss of key scientific or management personnel.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, and in the documents incorporated by reference, particularly in the ‘Risk Factors’ section, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

The forward-looking statements included in this prospectus, and documents incorporated by reference in this prospectus, represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

This prospectus contains estimates made, and other statistical data published, by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

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USE OF PROCEEDS

We estimate that the net proceeds from sale of Units offered by us will be approximately $8.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and assuming a public offering price of $0.62 per Class A Unit and $1,000 per Class B Unit. If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $10.1 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and assuming a public offering price of $0.62 per Class A Unit and $1,000 per Class B Unit.

We anticipate that we will use the net proceeds from this offering for our operations and for other general corporate purposes, including, but not limited to, our internal research and development programs and the development of new programs, and general working capital.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to our initial public offering, no public trades occurred in our common stock. Since June 24, 2015, our common stock has been listed on The NASDAQ Capital Market. The following table sets forth, for the periods indicated, our high and low sales prices on The NASDAQ Capital Market.

	High	Low
2017
First Quarter	$3.75	$1.29
Second Quarter	$1.46	$0.52
Third Quarter (through September 1, 2017)	$0.75	$0.50

2016
First Quarter	$1.79	$0.98
Second Quarter	$1.89	$1.10
Third Quarter	$2.47	$1.20
Fourth Quarter	$3.26	$1.62

2015
Second Quarter (beginning June 24, 2015)	$7.06	$4.56
Third Quarter	$5.48	$1.90
Fourth Quarter	$4.70	$1.69

Holders

As of September 1, 2017, we had approximately 34 registered holders of record of our common stock. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares of record are held by banks, brokers, other financial institutions, and registered clearing agencies.

Dividend Policy

We do not anticipate paying dividends on our common stock. We currently intend to retain all of our future earnings, as applicable, to finance the growth and development of our business. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our common stock will be at our board of directors’ discretion and will depend on our financial condition, operating results, capital requirements and other factors that our board of directors considers to be relevant.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization, as of June 30, 2017:

●	on an actual basis; and

●	on an as adjusted basis after giving effect to the sale of 11,700,000 Class A Units, at the assumed public offering price of $0.62 per Class A Unit and 2,395 Class B Units, at the public offering price of $1,000 per Class B Unit, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

You should consider this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and our financial statements and unaudited as adjusted financial information and related notes thereto, which are incorporated by reference in this prospectus.

	As of June 30, 2017
	(unaudited)
	Actual	As Adjusted

Cash and cash equivalents	$5,415,298	$14,183,126
Total Liabilities	$2,782,983	$2,782,983
Total stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, 0 shares issued and outstanding, actual; 15,000,000 shares authorized[1], 2,395 shares issued and outstanding, as adjusted.	—	2
Common Stock, $0.001 par value, 25,000,000 shares authorized, 14,756,521 shares issued and outstanding, actual; 225,000,000 shares authorized[1], 26,456,521 shares issued and outstanding, as adjusted.	14,757	26,457
Additional paid in capital	52,099,043	60,855,169
Accumulated deficit	(49,103,835)	(49,103,835)
Total stockholders’ equity	3,009,965	11,777,793
Total capitalization	$5,792,948	$14,560,776

1 Assumes that the stockholders approve the amendment to our Amended and Restated Certificate of Incorporation to increase the authorized shares of common stock and preferred stock.

The number of shares of our common stock that will be outstanding immediately after this offering is based on 14,756,521 shares of common stock outstanding as of June 30, 2017, and excludes:

●	2,5559,924 shares of common stock issuable upon exercise of outstanding options as of June 30, 2017, at a weighted average exercise price of $5.91 per share, of which 1,711,561 shares are vested as of such date;

●	843,360 shares of common stock reserved for future issuance under the 2015 Equity Incentive Plan, as amended, as of June 30, 2017;

●	578,323 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2017, at a weighted average exercise price of $8.45;

●	shares of our common stock issuable upon exercise of the warrants to be issued in this offering ; and

●	shares of our common stock issuable upon conversion of the Series A Preferred to be issued in this offering.

The number of shares of our common stock outstanding after this offering will fluctuate depending on how many Class B Units are sold in this offering and whether and to what extent holders of Series A Preferred shares convert their shares to common stock.

To the extent we sell any Class B Units in this offering, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series A Preferred issued as part of the Class B Units.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related note, which are incorporated by reference in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Ritter Pharmaceuticals, Inc. develops novel therapeutic products that modulate the human gut microbiome to treat gastrointestinal diseases. We are advancing human gut health research by exploring the metabolic capacity of the gut microbiota and translating the functionality of prebiotic-based therapeutics into applications intended to have a meaningful impact on a patient’s health. We completed a Phase 2a clinical trial of our leading product candidate, RP-G28, an orally administered, high purity oligosaccharide at the end of 2011. We initiated a Phase 2b/3 clinical trial of RP-G28 in March 2016 and completed enrollment in August 2016. In October 2016, the last patient completed dosing and all monitoring visits in our Phase 2b/3 clinical trial of RP-G28 for the treatment of lactose intolerance.

Topline results of our Phase 2b/3 clinical trial were announced in March 2017. Due to inconsistent data results from one study site, the data from this site was excluded from the primary analysis population. After excluding the data from the one anomalous study site, results showed a clinically meaningful benefit to subjects in the reduction of lactose intolerance symptoms across a variety of outcome measures. The majority of analyses showed positive outcome measures and the robustness of the data point to a clear drug effect. Treatment patients not only reported meaningful reduced symptoms, but also 30-days after taking the treatment, patients reported adequate relief from lactose intolerance symptoms and satisfaction with the results of the treatment, with RP-G28 preventing or treating their lactose intolerance symptoms. Greater milk and dairy product consumption was also reported by patients.

A subset of subjects from our Phase 2b/3 clinical trial have been rolled into a 12-month extension study to evaluate long-term durability of treatment. The study is also evaluating each participant’s microbiome, expanding our knowledge of the effects that RP-G28 may have on adapting the gut microbiota in a beneficial manner. The subjects are expected to complete the 12-month evaluation during the fourth quarter of 2017.

We believe that the successful completion of a confirmatory Phase 3 program could be adequate to support an NDA submission. We held an End-of-Phase 2 meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products in August 2017. The purpose of the meeting was to obtain the FDA’s feedback on our Phase 3 program. We reached general consensus with the FDA on certain elements of our planned Phase 3 program and have received clear guidance and recommendations on many necessary components of our Phase 3 program; including the clinical, non-clinical, and chemistry, manufacturing and controls (CMC) requirements needed to support an NDA. We have incorporated this guidance into our Phase 3 program. Our planned Phase 3 clinical program will consist of two confirmatory clinical trials of similar trial design and size as our Phase 2b/3 clinical trial and will include additional components that may allow for claims for durability of effect. These additional trials may be run in parallel.

We have devoted substantially all of our resources to development efforts relating to RP-G28, including conducting clinical trials of RP-G28, providing general and administrative support for these operations and protecting our intellectual property. We currently do not have any products approved for sale and we have not generated any revenue from product sales since our inception. Prior to our initial public offering in June 2015, we funded our operations primarily through the private placement of preferred stock, common stock and promissory notes.

We have incurred net losses in each year since our inception, including net losses of approximately $3.6 million for the six months ended June 30, 2017. We had an accumulated deficit of approximately $49.1 million as of June 30, 2017. Substantially all of our net losses resulted from costs incurred in connection with our research and development programs, patent costs, stock-based compensation, and from general and administrative costs associated with our operations.

Financial Overview

Revenue

We have not generated any revenue since our inception. Our ability to generate revenue in the future will depend almost entirely on our ability to successfully develop, obtain regulatory approval for and then successfully commercialize RP-G28 in the United States. In the event we choose to pursue a partnering arrangement to commercialize RP-G28 or other products outside the United States, we would expect to initiate additional research and development and clinical trial activities in the future.

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Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities, including conducting nonclinical studies and clinical trials, manufacturing development efforts and activities related to regulatory filings for RP-G28. Our research and development expenses consist primarily of:

●	fees paid to consultants and CROs, including in connection with our nonclinical and clinical trials, and other related clinical trial fees, such as for investigator grants, patient screening, laboratory work, clinical trial database management, clinical trial material management and statistical compilation and analysis;

●	costs related to acquiring and manufacturing clinical trial materials;

●	depreciation of equipment, computers and furniture and fixtures;

●	costs related to compliance with regulatory requirements; and

●	overhead expenses for personnel in research and development functions.

From inception through June 30, 2017, we have incurred approximately $21.0 million in research and development expenses. We plan to increase our research and development expenses for the foreseeable future as we continue the development of RP-G28 for the treatment of lactose intolerance in patients and other indications, subject to the availability of additional funding.

The successful development of RP-G28 is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of RP-G28 or when, if ever, net cash inflows from RP-G28 may commence. This is due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:

●	the scope, rate of progress and expense of our ongoing, as well as any additional, clinical trials and other research and development activities;

●	future clinical trial results; and

●	the timing and receipt of any regulatory approvals.

For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required for the completion of the clinical development of RP-G28 or if we experience significant delays in enrollment in our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

Patent Costs

Patent costs consist primarily of professional fees for legal services to prosecute patents and maintain patent rights.

General and Administrative Expenses

General and administrative expenses include allocation of facilities costs, salaries, benefits, and stock-based compensation for employees, professional fees for directors, fees for independent contractors and accounting and legal services.

We expect that our general and administrative expenses will increase as we continue to operate as a public company and will increase further if RP-G28 is approved for commercialization. We believe that these increases will likely include increased costs for director and officer liability insurance, and increased fees for outside consultants, lawyers and accountants, among other expenses.

Interest Income

Interest income consists of interest earned on our cash.

Critical Accounting Policies and Estimates

This discussion and analysis is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments, research and development costs, accrued expenses and stock-based compensation. We base our estimates on historical experience, known trends and events and various other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. There have been no material changes in our significant accounting policies as compared with the significant accounting policies described in our Annual Report on Form 10-K for the year ended December 31, 2016.

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While our significant accounting policies are more fully described in Note 3 to our financial statements for the year ended December 31, 2016, which are incorporated by reference in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our financial condition and results of operations.

Fair Value of Financial Instruments

Fair value measurement guidelines are prescribed by GAAP to value financial instruments. The guidance includes a definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and expands disclosures about the use of fair value measurements.

The valuation techniques utilized are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

These two types of inputs create the following fair value hierarchy:

Level 1 — Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet for cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses, approximate the fair values due to the short-term nature of the instruments.

Research and Development Costs

We expense the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including clinical study costs, contracted services, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.

Accrued Expenses

As part of the process of preparing our financial statements, we are required to estimate our accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. The significant estimates in our accrued research and development expenses include fees due to service providers.

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We base our expenses on our estimates of the services received and efforts expended pursuant to quotes and contracts with our service providers that conduct research and development on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the research and development expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and could result in us reporting amounts that are too high or too low in any particular period.

Stock-based Compensation

Stock-based compensation cost for equity awards granted to employees and nonemployees is measured at the grant date based on the calculated fair value of the award using the Black-Scholes option-pricing model, and is recognized as an expense, under the straight-line method, over the requisite service period (generally the vesting period of the equity grant). If we determine that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for our stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant.

In addition to the assumptions used in the Black-Scholes option-pricing model, we also estimate a forfeiture rate to calculate the stock-based compensation for our equity awards. We will continue to use judgment in evaluating the expected volatility, expected terms and forfeiture rates utilized for our stock-based compensation calculations on a prospective basis.

Emerging Growth Company Status

On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the date we completed our initial public offering, which was June 29, 2015, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

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Results of Operations

Comparison of the Six Months Ended June 30, 2017 and 2016

The following table summarizes our results of operations for the six months ended June 30, 2017 and 2016, together with the changes in those items in dollars and as a percentage:

	For the Six Months Ended June 30,		Dollar	Percentage
	2017	2016	Change	Change
Statement of Operations Data:
Operating costs and expenses
Research and development	$1,206,630	$4,763,422	$(3,556,792)	(75)%
Patent costs	128,363	100,980	27,383	27%
General and administrative	2,315,545	2,441,961	(126,416)	(5)%
Total operating costs and expenses	3,650,538	7,306,363	(3,655,825)	(50)%
Loss from operations	(3,650,538)	(7,306,363)	3,655,825	50%
Other income
Interest income	14,279	37,227	(22,948)	(62)%
Other income	—	1,214	(1,214)	(100)%
Total other income	14,279	38,441	(24,162)	(63)%
Net loss	$(3,636,259)	$(7,267,922)	$3,631,663	50%

Research and Development Expenses

Research and development expenses decreased by approximately $3.6 million, or 75%, during the six months ended June 30, 2017 as compared to the same prior year period. The primary reason for the decrease is that our Phase 2b/3 clinical trial, which was initiated in March 2016, was completed during the fourth quarter of 2016. Research and development expenses during the six months ended June 30, 2017 primarily reflect the extension study fees and Phase 2b/3 analysis costs.

Patent Costs

The approximate $27,000, or 27%, increase in patent costs during the six months ended June 30, 2017 as compared to the six months ended June 30, 2016 is mainly attributable to an increase in activity and costs related to the maintenance of our patent rights, the prosecution of patents, new patent applications and our preparation to file national phase applications in certain foreign countries during the six months ended June 30, 2017.

General and Administrative Expenses

General and administrative expenses decreased slightly by approximately $126,000, or 5%, during the six months ended June 30, 2017 as compared to approximately $2.4 million for the six months ended June 30, 2016 and was mainly attributable to lower stock compensation expense.

Other Income

Interest income was approximately $14,000 and $37,000 for the six months ended June 30, 2017 and 2016, respectively. The decrease of approximately $23,000, or 62%, during the six months ended June 30, 2017 reflects a decrease in interest on our average cash balances as a result of funding our Phase 2b/3 trial.

There was no other income during the six months ended June 30, 2017 as compared to other income of approximately $1,000 for the six months ended June 30, 2016.

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Comparison of the years ended December 31, 2016 and 2015

The following table summarizes the results of our operations for the years ended December 31, 2016 and 2015, together with the changes in those items in dollars and as a percentage:

	For the Years Ended December 31,		Dollar	Percentage
	2016	2015	Change	Change
Statements of Operations Data:
Operating costs and expenses
Research and development	$13,292,488	$2,260,297	$11,032,191	488%
Patent costs	272,514	243,463	29,051	12%
General and administrative	4,881,725	6,404,643	(1,522,918)	(24)%
Total operating costs and expenses	18,446,727	8,908,403	9,538,324	107%
Loss from operations	(18,446,727)	(8,908,403)	(9,538,324)	107%
Other income
Interest income	60,879	40,876	20,003	49%
Other income	1,214	79,756	(78,542)	(98)%
Total other income	62,093	120,632	(58,539)	(49)%
Net loss	$(18,384,634)	$(8,787,771)	$(9,596,863)	109%

Research and Development Expenses

Research and development expenses increased by approximately $11.0 million, or 488%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The majority of the increase was due to costs incurred in connection with our Phase 2b/3 clinical trial that was initiated in March 2016. An increase of approximately $11.1 million was attributable to fees paid to our third-party CRO as part of our Phase 2b/3 clinical trial, offset by approximately $0.3 lower manufacturing costs and approximately $0.5 lower pre-trial research fees. The remaining $0.6 million increase was the result of higher consulting fees and new costs incurred for the onset of a 12-month extension study to evaluate the long-term durability of treatment. There was no clinical trial during the 2015 year.

Patent Costs

Patent costs were approximately $273,000 and $243,000 for the years ended December 31, 2016 and 2015, respectively, representing an increase of approximately $29,000, or 12%. The increase was primarily due to overall timing of certain costs related to our maintenance of patent rights, our prosecution of patents for an increased number of patents and our application for the issuance of patents as well as our preparation to file national phase applications in certain foreign countries. During 2016, three patents were issued - U.S. Patent Nos. 9,200,303, 9,226,933 and 9,370,532.

General and Administrative Expenses

General and administrative expenses decreased by approximately $1.5 million, or 24%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The decrease in general and administrative expenses was mainly due to a decrease in stock-based compensation expense of approximately $1.5 million. The increase in cost of being a public company for the full year 2016 was offset by lower expenses as a result of cost containment practices.

Other Income

Interest income increased by approximately $20,000, or 49%, during the year ended December 31, 2016 as compared to the year ended December 31, 2015, due to the longer period interest earned on cash balances from the net proceeds of our initial public offering. Other income decreased by approximately $79,000, or 98%, during year ended December 31, 2016 as compared to the same 2015 period, as gains on the settlement of accounts payable during the year ended December 31, 2015 were not realized during the same 2016 period.

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Liquidity and Capital Resources

Since our inception, we have incurred net losses and negative cash flows from operations and, as of June 30, 2017, we had an accumulated deficit of approximately $49.1 million. Substantially all of our net losses resulted from costs incurred in connection with our research and development programs, stock-based compensation, and from general and administrative costs associated with our operations.

At June 30, 2017, we had working capital of approximately $3.0 million, and cash of approximately $5.4 million. We have not generated any product revenues and have not achieved profitable operations.

Cash Flows

The following table sets forth the significant sources and uses of cash for the periods set forth below:

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2017	2016	2016	2015
Net cash (used in) provided by:
Operating activities	$(3,630,984)	$(5,041,994)	$(15,208,718)	$(5,721,565)
Investing activities	—	(8,063)	(8,063)	(16,999)
Financing activities	2,000,000	2,130	6,443,497	18,810,882
Net decrease in cash	$(1,630,984)	$(5,047,927)	$(8,773,284)	$13,072,318

Operating Activities

During the six months ended June 30, 2017, net cash used in operating activities of approximately $3.6 million primarily reflects our net loss for the period of approximately $3.6 million, offset by non-cash charges of approximately $543,000 for stock-based compensation expense and changes in our working capital accounts, mainly consisting of decreases in accounts payable and accrued expenses of approximately $190,000 and $547,000, respectively.

Net cash used in operating activities of approximately $5.0 million during the six months ended June 30, 2016 reflects our net loss of approximately $7.3 million, partially offset by stock-based compensation of approximately $707,000, a decrease in prepaid expenses of approximately $123,000, and an increase in accounts payable and accrued expenses of approximately $1.1 million and $318,000, respectively.

Net cash used in operating activities was approximately $15.2 million during the year ended December 31, 2016 compared to $5.7 million during the year ended December 31, 2015. The increase in cash used in operating activities was driven by the initiation of our Phase 2b/3 clinical trial in March 2016. Patient enrollment was completed in August 2016 and the last patient was dosed in October 2016. A total of 377 patients enrolled at 18 clinical sites throughout the United States. There was no clinical trial during 2015.

Investing Activities

No cash was used in investing activities for the six months ended June 30, 2017. Net cash used in investing activities of approximately $8,000 during the six months ended June 30, 2016 related to the purchase of office furniture and equipment.

Net cash used in investing activities of was approximately $8,000 during the year ended December 31, 2016 compared to approximately $17,000 for the year ended December 31, 2015 due to the reduction in purchases of property and equipment.

Financing Activities

Net cash provided by financing activities of approximately $2.0 million during the six months ended June 30, 2017 resulted from proceeds received from the sale of common shares to Aspire Capital, pursuant to the Common Stock Purchase Agreement entered into with Aspire Capital in December 2015, or the 2015 Aspire Purchase Agreement.

Net cash provided by financing activities of approximately $2,000 during the six months ended June 30, 2016 resulted from net proceeds received from the exercise of options for common stock.

Net cash provided by financing activities was approximately $6.4 million during the year ended December 31, 2016 compared to $18.8 million during the year ended December 31, 2015. As described below, during the 2015 year, we received proceeds from our initial public offering whereas we did not have the same level of financing activities during the 2016, resulting in the decrease.

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Net cash provided by financing activities of approximately $6.4 million during the year ended December 31, 2016 was due to net proceeds from the October 2016 follow-on offering of approximately $4.4 million and issuance of shares to Aspire Capital under the 2015 Aspire Purchase Agreement of approximately $2.0 million. Net cash provided by financing activities of approximately $18.8 million during the year ended December 31, 2015 was attributable to the net proceeds of approximately $17.4 million received upon closing of our initial public offering, selling 4,000,000 shares of our common stock. Additionally, proceeds of $1.0 million were received in connection with the sale of shares of our common stock to Aspire Capital pursuant to the 2015 Aspire Purchase Agreement.

Sources of Liquidity

Aspire Capital Financing Arrangement

On December 18, 2015, we entered into the 2015 Aspire Purchase Agreement with Aspire Capital, pursuant to which Aspire Capital was committed to purchase up to an aggregate of $10.0 million of our shares of common stock over the approximately 30-month term of the 2015 Aspire Purchase Agreement.

On May 4, 2017, we terminated the 2015 Aspire Purchase Agreement and entered into a new common stock purchase agreement with Aspire Capital, or the 2017 Aspire Purchase Agreement, which provides that upon the terms and conditions set forth therein, Aspire Capital is committed to purchase up to an aggregate of $6.5 million of shares of our common stock over the 30-month term of the 2017 Aspire Purchase Agreement. On any trading day on which the closing sale price of our common stock exceeds $0.25, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital to purchase up to 100,000 shares of our common stock per trading day, for up to $6.5 million of our common stock in the aggregate at a per share price, calculated by reference to the prevailing market price of our common stock (as provided in the 2017 Aspire Purchase Agreement).

As a condition to the 2017 Aspire Purchase Agreement, we issued 137,324 shares of our common stock to Aspire Capital as a commitment fee. As of the date of this prospectus, no shares of common stock have been sold to Aspire Capital under the 2017 Aspire Purchase Agreement.

We expect to use the Aspire facility to complement, rather than replace, other financing that may be required during the next twelve months to continue our operations and support our capital needs.

October 2016 Public Offering

On October 31, 2016, we closed a public offering of 2,127,660 shares of our common stock at a price to the public of $2.35 per share, for net proceeds of approximately $4.4 million, after deducting underwriting discounts and commissions and offering expenses payable by us in the offering. The offering was made pursuant to a shelf registration statement on Form S-3 (Registration Number 333-213087).

Future Funding Requirements

To date, we have not generated any revenue. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize RP-G28. At the same time, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval for, RP-G28. Additionally, we have incurred and will continue to incur additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of RP-G28, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We anticipate that we will need substantial additional funding in connection with our continuing operations.

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Based upon our current operating plan, we believe that our existing cash and cash equivalents, together with interest and any proceeds received from our sale of shares of common stock to Aspire Capital in the future pursuant to the 2017 Aspire Purchase Agreement, will enable us to fund our operating expenses and capital expenditure requirements through 2017. We will need to raise additional capital to fund operations and complete ongoing and planned clinical trials beyond 2017.

Our future capital requirements will depend on many factors, including:

●	the ability of RP-G28 and any other product candidate that we may develop in the future to progress through clinical development successfully;

●	the outcome, costs and timing of seeking and obtaining FDA approval;

●	the willingness of the EMA or other regulatory agencies outside the United States to accept our Phase 3 trials of RP-G28, as well as our other completed and planned clinical and nonclinical studies and other work, as the basis for review and approval of RP-G28 in the European Union for the reduction of symptoms associated with lactose intolerance in patients;

●	our need to expand our research and development activities;

●	the costs associated with securing and establishing commercialization and manufacturing capabilities;

●	market acceptance of RP-G28 and any other product candidate that we may develop in the future;

●	the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;

●	our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

●	our need and ability to hire additional management and scientific and medical personnel;

●	the effect of competing technological and market developments;

●	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

●	the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future; and

●	the costs of operating as a public company.

Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our cash needs through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government or other third-party funding, commercialization, marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.

Off-Balance Sheet Arrangements

Through June 30, 2017, we do not have any off-balance sheet arrangements, as defined by applicable SEC regulations.

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BUSINESS

Overview

Ritter Pharmaceuticals, Inc. develops novel therapeutic products that modulate the human gut microbiome to treat gastrointestinal diseases. We are advancing human gut health research by exploring the metabolic capacity of the gut microbiota and translating the functionality of prebiotic-based therapeutics into applications intended to have a meaningful impact on a patient’s health.

Our first novel microbiome modulator, RP-G28, an orally administered, high purity GOS, is currently under development for the treatment of lactose intolerance. RP-G28 is designed to stimulate the growth of lactose-metabolizing bacteria in the colon, thereby effectively adapting the gut microbiome to assist in digesting the lactose that reaches the large intestine. RP-G28 has the potential to become the first drug approved by the FDA for the treatment of lactose intolerance. RP-G28 has been studied in a Phase 2a clinical trial and an adaptive design Phase 2b/3 clinical trial and is a first-in-class compound.

The Phase 2b/3 trial was a multi-center, randomized, doubled-blind, placebo-controlled, parallel-group trial evaluating safety, efficacy and tolerability of two dosing regimens of RP-G28 in patients with moderate to severe lactose intolerance symptoms. Enrollment was initiated in March 2016 and completed in August 2016, achieving our projected enrollment time period. The trial aimed to evaluate a patient’s ability to consume dairy foods post-treatment with improved tolerance and reduced digestive symptoms. A total of 377 subjects were enrolled in the trial with 18 clinical sites participating throughout the United States. Patients underwent a 30-day treatment, followed by a 30-day post-treatment evaluation of dairy tolerance. On October 17, 2016, the last patient completed dosing and all monitoring visits in our Phase 2b/3 clinical trial of RP-G28.

We held a Type C meeting with the FDA in March 2017, to discuss our development plans and the Phase 2b/3 clinical trial. The focus of the meeting was to obtain the FDA’s feedback on our Phase 2b/3 clinical trial, including our SAP, prior to unblinding any data.

The meeting with the FDA was constructive and productively focused on best defining clinically meaningful benefits to patients suffering from lactose intolerance and how to reflect these benefits in endpoints. We modified aspects of our SAP to address certain FDA recommendations, including a change to our primary endpoint, which was changed to combine abdominal pain with relevant secondary endpoints to establish an abdominal composite score (abdominal pain, abdominal cramping, abdominal bloating and abdominal gas).

Topline results of the Phase 2b/3 clinical trial were announced in March 2017. Due to inconsistent data results from one study site, the data from this site was excluded from the primary analysis population. After excluding the data from the one anomalous study site, results showed a clinically meaningful benefit to subjects in the reduction of lactose intolerance symptoms across a variety of outcome measures. The majority of analyses showed positive outcome measures and the robustness of the data point to a clear drug effect. Treatment patients not only reported meaningful reduced symptoms, but also 30-days after taking the treatment, patients reported adequate relief from lactose intolerance symptoms and satisfaction with the results of the treatment, with RP-G28 preventing or treating their lactose intolerance symptoms. Greater milk and dairy product consumption was also reported by patients .. See “Phase 2b/3 Clinical Trial” for additional details regarding our Phase 2b/3 clinical trial.

We held an End-of-Phase 2 meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products in August 2017. The purpose of the meeting was to obtain the FDA’s feedback on our planned Phase 3 program. We reached general consensus with the FDA on certain elements of our Phase 3 program and have received clear guidance and recommendations on many necessary components of our Phase 3 program; including the clinical, non-clinical, and chemistry, manufacturing and controls (CMC) requirements needed to support an NDA. We have incorporated much of this guidance into our Phase 3 program.

Elements of our Phase 3 program are expected to include the following:

●	The Phase 3 clinical program: Will consist of two confirmatory clinical trials of similar trial design and size as ourPhase 2b/3 clinical trial and will include additional components that may allow for claims for durability of effect. The trials may be run in parallel.

●

Protocol design: Will consist of multi-center, randomized, doubled-blind, placebo-controlled, parallel-group trials designed to determine the efficacy, safety and durability of RP-G28 compared to a placebo in subjects with lactose intolerance. The protocol designs include screening to determine lactose intolerance, 30-day course of treatment, and 6-months of post-treatment observation.

●	Primary endpoint: Will evaluate a patient’s composite LI symptoms (including abdominal pain, cramping, bloating and gas) after a lactose challenge, comparing baseline symptom scores to 30-days post-treatment symptom scores to assess patients’ clinically meaningful benefit.

●	Secondary endpoints: Will evaluate LI signs and symptoms and global assessment outcomes to evaluate and assess a patient’s continued meaningful treatment benefit.

A subset of subjects from our Phase 2b/3 clinical trial have been rolled into a 12-month extension study to evaluate long-term durability of treatment. The study is also evaluating each participant’s microbiome, expanding our knowledge of the effects that RP-G28 may have on adapting the gut microbiota in a beneficial manner. The subjects are expected to complete the 12-month evaluation during the fourth quarter of 2017.

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The Gut Microbiome

The human gut is a relatively under-explored ecosystem but provides a great opportunity for using dietary intervention strategies to reduce the impact of gastrointestinal disease. The human body carries about 100 trillion microorganisms in the intestines, which is 10 times greater than the number of cells in the human body. This microbial population is responsible for a number of beneficial activities such as fermentation, strengthening the immune system, preventing growth of pathogenic bacteria, providing nutrients, and providing hormones. The increasing knowledge of how these microbial populations impact human health provides opportunities for novel therapies to treat an assortment of diseases such as neurological disease, cardiovascular disease, obesity, irritable bowel syndrome, inflammatory bowel disease, colon cancer, allergies, autism and depression.

Platform Approach

Our platform is based on selectively colonizing microbiota (increasing beneficial bacteria) in the colon, and thus changing the colon’s composition of microbiota. This process has been shown to stimulate the growth of endogenous bifidobacteria, which after a short feeding period become predominant in the colon. The result is believed to reduce inflammation and improve digestion, thereby potentially reducing digestive symptoms.

RP-G28 selectively increases colonization of lactose-metabolizing bacteria in the colon, such as bifidobacteria and lactobacilli, without increasing the growth of harmful bacteria, such as Escherichia coli, or E. coli. Increased colonization of lactose-metabolizing colonic microbiota is associated with increased lactase activity, thereby increasing the fermentation of lactose into galactose, glucose and short chain fatty acids. We believe this process could reduce lactose-derived gas production and thereby mitigate the symptoms of lactose intolerance.

Lactose Intolerance and Management of Lactose Intolerance

Lactose intolerance is a common condition attributed to insufficient levels of the enzyme lactase, which is needed to properly digest lactose, a complex sugar found in milk and milk-containing foods.

Studies have suggested that lactose intolerance is a widespread condition affecting over one billion people worldwide and over 40 million people in the United States (or 15% of the U.S. population), with an estimated nine million of those individuals demonstrating moderate to severe symptoms.

Current annual spending on over-the-counter lactose intolerance aids in the United States has been estimated at approximately $2.45 billion. However, these options are limited and there is no long-term treatment available.

Unlike many common gastrointestinal conditions, such as irritable bowel syndrome, inflammatory bowel diseases, gastroesophageal reflux disease, or dyspepsia (among many others), lactose intolerance symptoms can be completely abated by avoiding dietary lactose. In this regard, lactose intolerance is an avoidance condition, similar to celiac sprue, food intolerances, or various environmental allergies. However, dairy avoidance may lead to inadequate calcium and vitamin D intake, which can predispose individuals to decreased bone accrual, osteoporosis, hypertension, rickets, osteomalacia, and possibly certain cancers. Although supplements and calcium-rich foods are available, several studies have shown that lactose intolerance patients had an average calcium intake of only 300-388 mg/day, significantly less than the 1000-1200 mg/day adult dietary recommended levels. The 2010 National Institutes of Health conference on lactose intolerance highlighted the long-term consequences of dairy avoidance demonstrating both the importance of treating the condition and the need to find improved solutions for patients.

Diagnosis

Lactose intolerance is often diagnosed by evaluating an individual’s clinical history, which reveals a relationship between lactose ingestion and onset of symptoms. Hydrogen breath tests may also be utilized to diagnose lactose malabsorption and a milk challenge may be used to differentiate between lactose malabsorption and lactose intolerance. Further tests can be conducted to rule out other digestive diseases or conditions, including: stool examination to document the presence of a parasite, blood tests to determine the presence of celiac disease, and intestinal biopsies to determine mucosal problems leading to malabsorption, such as inflammatory bowel disease or ulcerative colitis.

Our History

We were formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC. Our first prototype, Lactagen ™ , was an alternative lactose intolerance treatment method. In 2004, clinical testing was conducted, which included a 60 subject double-blind placebo controlled clinical trial. The results were published in the Federation of American Societies for Experimental Biology in May 2005 and demonstrated Lactagen ™ to be an effective and safe product for reducing symptoms for nearly 80% of the clinical participants who were on Lactagen ™ .

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In 2008, we expanded our focus by developing a prescription drug development program. We initiated the program by developing RP-G28, a second generation edition of Lactagen ™ . We believe that RP-G28 enables us to state stronger claims, garner more medical community support and reach a wider market in the effort to treat lactose intolerance.

To help fund the development of RP-G28, we were awarded a grant from the United States government’s Health Care Bill program, the Qualifying Therapeutic Discovery Project, in 2008. The grant program provides support for innovative projects that are determined by the U.S. Department of Health and Human Services to have reasonable potential to result in new therapies that treat areas of unmet medical need and/or prevent, detect or treat chronic or acute diseases and conditions.

On September 16, 2008, we converted into a Delaware corporation under the name Ritter Pharmaceuticals, Inc.

Our Leading Product Candidate — RP-G28

Overview

RP-G28 is a novel highly purified GOS, which is synthesized enzymatically. The product is being developed to reduce the symptoms and frequency of episodes of abdominal pain associated with lactose intolerance. The therapeutic is taken orally (a powder solution mixed in water) for 30 consecutive days. The proposed mechanism of action of RP-G28 is to increase the intestinal growth and colonization of bacteria that can metabolize lactose to compensate for a patient’s intrinsic inability to digest lactose. Once colonization of bacteria has occurred, it is hypothesized that patients will continue to tolerate lactose as long as they maintain their microflora balance. RP-G28 has the potential to become the first FDA-approved drug for the treatment of lactose intolerance.

Galactooligosaccharides (GOS)

RP-G28 is a >95% purified GOS product. GOS refers to a group of compounds containing β-linkages of 1 to 6 galactose units with a single glucose on the terminal end and are found at low levels in human milk. RP-G28 is understood to resist hydrolysis by salivary and intestinal enzymes due to the configuration of its glycosidic bonds and reach the colon virtually intact. RP-G28 is then broken down intracellularly by galactosidases, and eventually β-galactosidase hydrolyzes the terminal lactose. This leads to selective alterations in the composition and activity of the microbiome in which RP-G28 enhances the growth of lactose metabolizing bacteria, including species of Bifidobacteria and Lactobacilli. Once colonies of these bacteria have increased, continued lactose exposure should maintain tolerability of lactose without further exposure to RP-G28.

The significance of a higher purity GOS, namely RP-G28, was highlighted in a 2010 study by Klaenhammer. The in vitro study concluded that RP-G28 promoted growth of lactobacilli and bifidobacteria, but did not promote multiple strains of E. coli. In contrast, lower purity GOS stimulated both bifidobacteria as well as the strains of E. coli evaluated. (As seen below in Figure 1, NCK 430 (e. coli) grew in the presence of low purity GOS (GOS 2). Alternatively, the higher purity GOS (RP-G28/GOS 1) did not promote the growth of E. coli.).

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Figure 1

Mechanism of Action

RP-G28 selectively increases colonization of lactose-metabolizing bacteria in the colon, such as bifidobacteria and lactobacilli, without increasing the growth of harmful bacteria, such as E. coli. Increased colonization of lactose-metabolizing colonic bacteria is associated with increased lactase activity and GOS utilization, thereby increasing the fermentation of lactose into galactose, glucose and short chain fatty acids. Digestion of lactose reduces lactose-derived gas production and thereby mitigates the symptoms of lactose intolerance. It is anticipated that patients will continue to tolerate lactose as long as they continue to eat dairy products on a regular basis.

In a randomized, double-blinded, placebo-controlled clinical trial (G28-001), 61 subjects with lactose intolerance were fed RP-G28. Shifts in the fecal microbiome in 82% of participants on treatment (31) and increases in relative abundance of both Bifidobacteria and Lactobacilli were reported. RP-G28 had a bifidogenic effect in 90% of responders, which included species Bifidobacterium longum, Bifidobacterium adolenscentis, Bifidobacterium catenulatum, Bifidobacterium breve, and Bifidobacterium dentium (30). The hypothesized mechanism of action is that by increasing lactose-metabolizing bacteria, it is understood to reduce fermentation of undigested lactose, and thus reduces gas production and related lactose intolerance symptoms. Data correlating bacterial taxa and symptom metadata support this proposed hypothesis. In the G28-001 study, microbiome changes correlated with clinical outcomes of improved lactose tolerance in which an increase in Bifidobacterium was associated with decreased pain and cramping outcomes (30).

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Safety & Toxicology of GOS

Clinical studies of GOS products were reviewed as part of the safety evaluation to support our IND Application for RP-G28. The safety of GOS products in humans has been evaluated in 486 adults at doses of 2.5 to 15 gm/day for up to 14 weeks, 342 children at doses of 2.0 – 2.4 gm/day for up to 1 year, and in 2415 newborns and infants for up to 6 months. Overall, no reports of severe adverse events attributable to the consumption of GOS were reported in the literature.

Among the studies that included tolerance endpoints, side effects were limited to reports of flatulence, fullness, gastronintestinal symptoms, and changes in stool consistency and frequency when GOS was consumed on a repeat basis at quantities of between 5.5 to 15 g/day (Ito 1990; Deguchi 1997; Teuri 1998); however, this effect was not consistently reported in all studies (Teuri and Korpela 1998; Depeint 2008; Drakoularako 2010; van de Heuval 1998; van Dokkum 1999; Bouhnik 2004; Sairanen and Piirainen 2007; Shadid 2007). Similar observations of increased flatulence have been reported following the consumption of fructooligosaccharides (15 gm/day) over a 7-day period (Alles 1996), and this symptom represents a localized effect that is expected in association with the consumption of indigestible fiber in large quantities. There were no reports of events in other System Organ Class, or SOC, suggestive of systemic toxicity.

RP-G28 Clinical Safety

In addition to the nonclinical studies evaluating GOS products, the safety profile of RP-G28 for clinical investigation is supported by clinical safety results from our Phase 2a study, G28-001. In this study, RP-G28 was escalated from 1.5 grams per day to 15 grams per day over a 35-day dosing period.

RP-G28 was well-tolerated. There were no serious adverse effects. The most common adverse effects were headache, dizziness, nausea, upper respiratory tract infection, nasal congestion and pain. All adverse effects were mild or moderate in severity, and event occurrence was distributed over the treatment and post-treatment follow-up phase. No clinically significant changes or findings were noted from clinical lab evaluations, vital sign measurements, physical exams, or 12-lead electrocardiograms.

Our Market Opportunity

Unmet Medical Needs

Lactose intolerance is a challenging condition to manage. According to a market research study conducted by Objective Insights in April 2012, approximately 60% of lactose intolerant sufferers reported experiencing symptoms daily, or bi-weekly. Not only can symptoms be painful and embarrassing, they can also dramatically affect one’s quality of life, social activities, and health. Currently there are few reliable, or effective, treatments available that provide consistent or satisfactory relief.

Currently, there is no approved prescription treatment for lactose intolerance. Most persons with lactose intolerance avoid ingestion of milk and dairy products while others substitute non-lactose-containing foods in their diet. However, complete avoidance of lactose-containing foods is difficult to achieve (especially for those with moderate to severe symptoms) and can lead to significant long-term morbidity (i.e., dietary deficiencies of calcium and vitamin D).

At the 2010 National Institute of Health, or NIH, Consensus Development Conference: Lactose Intolerance and Health, the NIH highlighted numerous health risks tied to lactose intolerance such as: osteoporosis; hypertension; and low bone density. There is substantial evidence indicating that lactose intolerance is a major factor in limiting calcium and nutrient intake in the diet of people who are lactose intolerant. Adequate calcium intake is essential to reducing the risks of osteoporosis and hypertension. In addition, chronic calcium depletion has been linked to increased arterial blood pressure in over 30 published reports, thereby establishing a relationship between hypertension and low calcium intake. Moreover, there is evidence of a correlation between calcium intake and both colon and breast cancer.

Treatment Options

Doctors generally recommend the following treatments for the management of lactose intolerance: (1) dairy avoidance; (2) lactase supplements; (3) probiotics/dietary supplements; and (4) dairy substitutes/lactose free products. Despite educating their patients on all viable treatment options, physicians tend to advise their patients to refrain from consuming any dairy products whatsoever. However, in a 2008 survey conducted by Engage Health, 47% of lactose intolerance sufferers reported that this method was not effective (largely due to hidden dairy products in ingredients), and only 30% of lactose intolerance sufferers reported lactase supplements as being effective in managing their lactose intolerance. Further, while probiotics/dietary supplements have been demonstrated to aid and support one’s digestive system, helping break down general foods consumed, they don’t directly help with lactose intolerance. The 2008 survey by Engage Health suggests that the majority of lactose intolerance patients are dissatisfied with current treatment options.

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Patients Unsatisfied with Current Management Options

Growing Awareness

Lactose intolerance is a condition that continues to expand as society advances and evolves. It has been estimated that gastroenterologists see approximately 15 new patients with lactose intolerance each month. Education and awareness have increased, and the American diet has greatly changed over the past decade to include more dairy-based goods. As the populace is growing older, the prevalence of lactose intolerance is increasing because more people tend to develop lactose intolerance later in life. Increased education and diagnosis is making more people aware of their allergies and digestive conditions. Physicians may compound the growth of lactose intolerance prevalence and its associated disorders by recommending individuals to avoid dairy products, a practice which in and of itself may increase severity of the intolerance.

Doctors tend to diagnose lactose intolerance in a patient before the patient is able to self-diagnose it. However, patients tend to initiate discussion about lactose intolerance with their doctors. This is indicative of broad public awareness of lactose intolerance. Doctors often administer two tests for diagnosing lactose intolerance: (i) a symptom history test and (ii) a hydrogen breath test.

Our Competitive Strengths

Market Opportunity

RP-G28 has the potential to become the first approved drug in the United States and Europe for the treatment of lactose intolerance.

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Renowned Scientific Team and Management Team

Our leadership team has extensive biotechnology/pharmaceutical expertise in discovering, developing, licensing and commercializing therapeutic products. We have attracted a scientific team comprised of innovative researchers who are renowned in their knowledge and understanding of the host-microbiome in the field of lactose intolerance and gastroenterology.

Patent Portfolio

We have ssued patents in the United States and in select countries in Europe (Germany, the United Kingdom, France, Spain and the Netherlands) directed to pharmaceutical compositions and methods of using such compositions for the treatment of lactose intolerance and certain of its symptoms. Additionally, in other countries we have issued patents and pending patent applications. These patent applications include claims directed to pharmaceutical compositions and methods of use.

In addition, in July 2015 we acquired the rights, title and interest to certain patents and related patent applications with claims directed to processes for producing ultra-high purity GOS active pharmaceutical ingredients, including RP-G28 from our supplier. See “Business—Manufacturing” for additional details regarding the second amendment to the exclusive supply agreement and our exercise of the exclusive option.

See “Business—Intellectual Property” for additional information regarding our patent portfolio.

Our Growth Strategy

In order to achieve our objective of developing safe and effective applications to treat conditions associated with microbiome dysfunctions, our near-term and long-term strategies include the following:

●	proceed into Phase 3 clinical trials of RP-G28 for the treatment of lactose intolerance;

●	complete remaining Phase 3 activities needed for an NDA;

●	develop and commercialize RP-G28 either by ourselves or in collaboration with others throughout the world;

●	explore the use of RP-G28 for additional potential therapeutic indications and orphan indications;

●	establish ourselves as a leader in developing therapeutics that modulates the human gut microbiome;

●	continue to develop a robust and defensible patent portfolio, including those we own and those we plan to in-license in the future; and

●	continue to optimize our product development and manufacturing capabilities both internally and externally through outside manufacturers.

Clinical and Regulatory

IND Application/Phase 1

We submitted an IND application for RP-G28 to the FDA in June 2010. Because the safety and tolerability profile, pharmacokinetics and dose response curve of GOS products is generally well understood, as part of our IND submission, we proposed that the data supporting the IND was sufficient to support a Phase 2 proof-of-concept study in a small number of lactose-intolerant patients. The FDA agreed with this proposal and the typical Phase 1 clinical program in healthy volunteers was replaced with a Phase 2a program in subjects with lactose intolerance.

On June 28, 2010, we received an advice letter from the FDA regarding our IND submission. The FDA suggested that we (1) consider expanding our inclusion criteria to include females of childbearing potential who are willing to use appropriate contraception throughout the duration of the protocol; (2) follow the FDA’s guidance regarding Patient-Reported Outcome Measures; and (3) include a pharmacokinetic study in our proposed Phase 2a trial to determine the extent of systemic exposure of RP-G28.

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Phase 2a Clinical Trial

In June 2011, we began a Phase 2a clinical trial on RP-G28 to validate the efficacy, safety, and tolerance of RP-G28 compared to placebo when administered to subjects with symptoms of lactose intolerance. The clinical results from the study, which concluded at the end of 2011, showed that RP-G28 improved lactose digestion versus placebo as measured by the improvement in digestive symptoms associated with lactose intolerance and decline in hydrogen production present in a hydrogen breath test.

On June 12, 2013, we announced positive data from our Phase 2a first-in-human, proof of concept clinical study of RP-G28. The purpose of the study was to assess the effectiveness, safety and tolerability of RP-G28 compared to a placebo when administered to subjects with symptoms associated with lactose intolerance. The results were presented at Digestive Diseases Week and the New York Academy of Sciences Conference on Probiotics, Prebiotics and the Host Microbiome: The Science of Translation, and co-sponsored by the Sackler Institute for Nutrition Science and the International Scientific Association of Probiotics and Prebiotics.

The clinical microbiome data from this Phase 2a clinical trial of RP-G28 in patients with lactose intolerance was published in the Proceedings of the National Academy of Science (“PNAS-Plus”) PNAS 2017; Early Edition, published ahead of print January 3, 2017. The paper titled, “Impact of short-chain galactooligosaccharides on the gut microbiome of lactose-intolerant individuals,” reports findings on our lead therapeutic candidate, RP-G28, a short-chain GOS. The data validates RP-G28’s mechanism of action and supports the product as a potential treatment for lactose intolerance. The newly published microbiome data provides further insight into RP-G28’s Phase 2a 2013 clinical trial.

The double-blinded, randomized, multi-center, placebo-controlled Phase 2a trial evaluated RP-G28 in 62 patients with lactose intolerance over a treatment period of 35 consecutive days. Post-treatment, subjects reintroduced dairy into their diets and were followed for an additional 30 days to evaluate lactose digestion, as measured by hydrogen production and symptom improvements. In order to confirm lactose intolerance and study participation, subjects underwent a 25-gram lactose challenge in the clinic. Lactose intolerance symptoms and hydrogen production via hydrogen breath test were assessed for six hours post-lactose dose. Eligible subjects were required to demonstrate a minimum symptom score and a “positive” hydrogen breath test in order to be eligible for randomization. A “positive” breath test was defined as a hydrogen gas elevation of 20 parts per million (ppm) at two time-points within the six hours following a lactose-loading dose. The primary endpoints included tracking patients’ gastrointestinal symptoms via a patient-reported symptom assessment instrument (a Likert Scale, measuring individual symptoms of flatulence, bloating, cramping, abdominal pain and diarrhea, on a scale of 0 (none) to 10 (worst)) at baseline, day 36 and day 66; as well as the measurement of hydrogen gas levels in their breath following a 25-gram lactose challenge.

RP-G28 was well tolerated, with no significant adverse events reported. The Phase 2a trial demonstrated clinically meaningful benefits to patients on treatment, whereas treated subjects reported increased tolerance to lactose and dairy foods: reduced lactose intolerance symptoms (gas, bloating, cramping and abdominal pain) were reported in subjects on RP-G28, a durable reduction in abdominal pain (p=0.019) was reported, and treated patients were six times more likely to describe themselves as lactose tolerant (p=0.039). In sum, positive trends were seen when the entire per protocol study population was analyzed, including some statistically significant subgroup analysis, suggesting that a therapeutically positive effect is seen. Although there were few primary and secondary efficacy endpoints with statistically significant results, the combined data suggest that RP-G28 exerted a positive therapeutic effect. We believe these positive drug effect trends combined with the benign safety profile support continued drug development of RP-G28.

Key findings of the Phase 2a trial include:

●	RP-G28 was well tolerated with no significant study-drug related adverse effects. The benign adverse event safety profile of RP-G28 with dose levels up to 15 gm/day observed in this study is consistent with the known safety of GOS products administered up to 20 gm/day reported in literature.

●	Subjects in the RP-G28 group reported a reduction in total symptoms after treatment. Reported symptom improvement continued 30 days post-treatment. Improvement in symptoms was assessed in the study using several different measures, including a pain Likert scale and a patient global assessment. Subjects receiving RP-G28 had greater improvement in most of their symptoms (cramps, bloating and gas) following lactose challenge compared to placebo, but the differences were not statistically significant given the small cohort size. However, a clinically meaningful reduction in abdominal pain was seen in subjects receiving RP-G28 compared to placebo.

●	An analysis of ”responders” for abdominal pain (defined as subjects who reported a score of zero in abdominal pain severity following a lactose challenge at Day 36/Hour 6 and Day 66/Hour 6) was performed. In the 55 subjects who noted abdominal pain following the baseline (Day 0) lactose challenge, 50% of RP-G28-treated subjects reported no abdominal pain compared to 17% of the placebo-treated subjects. This difference was statistically significant (p = 0.0190). See Figure 2 below.

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●	An analysis of “responders” for abdominal pain (defined as subjects who reported a greater than 50% decrease in abdominal pain severity following lactose challenge between Day 0/Hour 6 and Day 36/Hour 6) was performed. In the 55 subjects who noted abdominal pain following the baseline (Day 0) lactose challenge, 72.2% of RP-G28-treated subjects reported a >50% reduction in abdominal pain severity compared to 42.1% of the placebo-treated subjects. This difference was also statistically significant (p=0.0288).

●	To better explore a meaningful benefit to patients, a global assessment was explored. Six times as many patients in the treatment group versus the placebo group described themselves as lactose tolerant and did not report symptoms associated with lactose intolerance on Day 66. After completion of study treatment at Day 36, subjects were encouraged to re-introduce dairy foods into their diet. Thirty days later (Day 66), subjects were asked to provide an assessment of their symptom status, i.e., whether they considered themselves still lactose intolerant compared with subjects receiving placebo (Yes/No). As seen below in Figure 2 below, in the 58 subjects providing responses, a significantly larger percentage of subjects receiving RP-G28 (30%) considered themselves no longer lactose intolerant compared with subjects receiving placebo (5.6%); this result was statistically significant (p=0.0389).

●	The reduction in total symptoms following a post-treatment lactose challenge was consistent with the improvement in post-treatment hydrogen breath test results as compared to baseline (pre-treatment) results. Although rarely used in clinical practice and primarily used to identify lactase deficiency, hydrogen measurements were used as an eligibility criterion as well as an outcome measure in our Phase 2a proof-of-concept study. Our intent was to better understand how lactose intolerant symptoms and hydrogen values correlated and whether a treatment effect could be detected by hydrogen production. In the RP-G28 group, the median peak hydrogen production was 113 ppm on Day 0 and 110 ppm on Day 36. In the placebo group, the median peak hydrogen production was 94 ppm at Day 0 and 113 on day 36. At Day 0 and Day 36, the median total hydrogen production was 385 ppm and 367 ppm, respectively, for the RP-G28 group and 347 and 436 ppm, respectively, for the placebo group. Comparison of the hydrogen breath test results between RP-G28 and placebo shows that median hydrogen production was generally similar between the two treatment groups at Day 0 while at Day 36, median hydrogen production was lower in the RP-G28 group compared to placebo at the peak time points of 2 to 4 hours. While the differences were not large, the RP-G28 group had consistently lower levels of breath hydrogen production from Hours 2 to 6 following lactose challenge, but the results did not correlate with clinical symptoms. In the Placebo group, differences in hydrogen production following lactose challenge were not apparent.

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Figure 2

In the Phase 2a study, changes in the fecal microbiome were investigated using both Terminal Restriction Fragment Length Polymorphisms, or TRFLP, a molecular biology technique for profiling microbial communities based on the position of a restriction site closest to a labeled end of an amplified gene, and microme analysis of 16S rRNA genex by pyrosequencing, a method of DNA sequencing (determining the order of nucleotides in DNA).

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Figure 3

In addition, Principal Component Analysis, or PCA, a multivariate method that helps transform a number of possibly correlated variables into a smaller number of uncorrelated variables called principal components, thereby reducing the dimensions of a complex dataset, showed statistically significant shifts in the microbiome of subjects fed RP-G28, compared to placebo, at 66 days. Specifically, RP-G28 significantly altered the microbiomes of 82% of the study participants who received the treatment. See Figure 3 above.

Pre-treatment, three distinct clusters were identified, whereas post-treatment (Day 66) two distinct clusters were identified, showing a clear shift in certain species represented before and after treatment.

Principal Coordinates Analysis, or PCoA, a multivariate method that helps visualize similarities and dissimilarities in large datasets, was also utilized to analyze the microbiome data. For analysis of 16S amplicon sequencing data, we created Unweighted Unifrac similarity matrices (that is we conducted PCoA) and applied ANOSIM (Analysis of Similarities) and PERMANOVA (Permutational Analysis of Variance) statistical analyses. Our analysis showed a significant association between Day (day 0 or baseline, and day 36 and 66 as categories) and microbiome composition (ANOSIM R = 0.218, P = 0.0001, PERMANOVA Pseudo-F = 3.4318, P = 0.0001). These data indicate that RP-G28 and subsequent introduction of lactose into the diet had impacted the fecal microbiome of participants. Further, lactose metabolizing bacteria were shown to increase in the treatment group.

The results of our Phase 2a trial were published in Nutrition Journal in a manuscript entitled “Improving lactose digestion and symptoms of lactose intolerance with a novel galactooligosaccharide (RP-G28): a randomized, double-blind clinical trial.”

We held a Type C meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products in February 2013. The purpose of the meeting was to obtain the FDA’s feedback on the planned Phase 2 program and Phase 3 programs, inform the FDA of our ongoing development plans, gain feedback on relevant clinical trial design and end points related to patient meaningful benefits, and to inform the FDA of the status of our product characterization. We believe that this meeting was a significant step forward in streamlining the pathway to initial U.S. approval of RP-G28. The meeting and official meeting minutes provided valuable guidance on the development path of RP-G28:

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●	The FDA agreed with our decision to develop and validate a new analytical assay for RP-G28 drug substance and drug product. This adjustment will provide additional information about GOS components and non-GOS impurities, which the FDA agrees should be in place before we prepare batches of the drug substance for use in any pivotal Phase 3 clinical trials.

●	Based on our plan to conduct ICH-compliant Good Laboratory Practices, or GLP, embryo-fetal development toxicology studies (in two species) and the ICH standard battery of genotoxicity tests using RP-G28, the FDA agreed that no additional nonclinical studies are needed to support Phase 3 studies.

●	The FDA advised us on potential end points and clinical trial design.

●	We addressed the FDA’s recommendation in its June 28, 2010 advice letter that we include a pharmacokinetic study in the Phase 2b trial to assess the extent of systemic exposure of RP-G28. We explained to the FDA that we did not collect serum samples for pharmacokinetic measurement in the Phase 2a study because at the time assays for measuring RP-G28 were not available and significant systemic absorption was not anticipated. We then informed the FDA of our plan to evaluate alternatives, as a surrogate for RP-G28 systemic exposure as part of our Phase 2b program. The FDA agreed with this approach.

Following analysis of the Phase 2a clinical trial, the Type C meeting with FDA in 2013, and further discussions with our regulatory consultants, we initiated a Phase 2b/3 clinical trial of RP-G28 in March 2016. We did not discuss the Phase 2b/3 trial design and development plan with the FDA before initiating the study in March 2016.

Phase 2b/3 Clinical Trial

Enrollment in our Phase 2b/3 clinical trial of RP-G28 was initiated in March 2016 and completed in August 2016. The final patient completed dosing and all monitoring visits in October 2016.

The Phase 2b/3 trial was a multi-center, randomized, double-blind, placebo-controlled, parallel-group trial of 377 subjects designed to determine the efficacy, safety, and tolerability of two dosing regimens of RP-G28 in subjects with moderate to severe lactose intolerance.

The trial assessed patients with lactose intolerance symptoms as measured on a Likert scale after a lactose challenge. Entry criteria in the Phase 2b/3 trial included a hydrogen breath test to validate lactase deficiency. The Phase 2b/3 trial design included a screening phase; a 30-day course treatment phase, and a 30-day post-treatment “real world” observation phase during which subjects were followed while lactose containing food products were re-introduced into their diets. The study was designed to gradually escalate the dose beyond the 15 gm/day dose level evaluated in the Phase 2a study. Study subjects abstained from lactose containing food products and were then randomized evenly (1:1:1) to receive one of two doses of RP-G28 or placebo for 30 days.

The primary endpoint for the Phase 2b/3 clinical trial was a durable reduction in abdominal symptom response at day 31. A response was based on change from baseline (Day -7, visit 1) to end of treatment period at Day 31 (visit 5), combined average of four maximum symptom scores taken over 0.5, 1, 2, 3, 4, and 5 hours for each abdominal symptom (abdominal pain, cramping, bloating, and gas movement ) after a lactose challenge test (SZA). A response was defined as a 4-point or greater decrease from baseline or a composite score of zero at Day 31. The Phase 2b/3 trial further required the collection of fecal samples from patients enrolled to evaluate the baseline and changes to the patient’s microbiome that correlate to symptom reduction and lactose tolerance.

We held a Type C meeting with the FDA in March 2017, to discuss our development plans and Phase 2b/3 clinical trial. The focus of the meeting was to obtain the FDA’s feedback on our Phase 2b/3 clinical trial, including our SAP, prior to unblinding any data. Per the FDA’s recommendation, we evaluated blinded data from the then current trial (study G28-003) to obtain qualitative and quantitative (psychometric) evidence from the trial. Using these exploratory blinded data analyses, the FDA recommended certain revisions to the SAP, including a change to the primary endpoint, which was changed from percentage change from baseline to day 31 of area under the curve (AUC) abdominal pain symptom score post-lactose challenge (SZA) to abdominal symptom response at day 31, based on a composite of the maximum scores of 4 abdominal symptoms (abdominal pain, cramping, bloating, and gas movement ).

The protocol design and the assessment utilized to collect lactose intolerance symptoms remained unchanged.

In order to gather long-term data on subjects exposed to RP-G28, we also offered enrollment in an observational 12-month extension study, G28-003XA, to subjects who completed the Phase 2b/3 protocol. As RP-G28 is expected to provide extended relief from lactose intolerance symptoms beyond the initial 30-day treatment phase, this extension study for the Phase 2b/3 program will assess the long-term treatment effect. The study is also evaluating each participant’s microbiome, expanding our knowledge of the effects that RP-G28 may have on adapting the gut microbiota in a beneficial manner. The subjects are expected to complete the 12-month evaluation during the fourth quarter of 2017. We intend for the results from this study to support durability of treatment and guide the need to evaluate an additional 30-day course of treatment in subjects who experience the return of lactose intolerance symptoms after an initial course of RP-G28.

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Topline results of the Phase 2b/3 clinical trial were announced in March 2017. Due to inconsistent data results from one study site, the data from this site was excluded from the primary analysis population (Efficacy Subset mITT ). After excluding the data from the one anomalous study site, results showed a clinically meaningful benefit to subjects in the reduction of lactose intolerance symptoms across a variety of outcome measures. The majority of analyses showed positive outcome measures and the robustness of the data point to a clear drug effect. Treatment patients not only reported meaningful reduced symptoms, but also 30-days after taking the treatment, patients reported adequate relief from lactose intolerance symptoms and satisfaction with the results of the treatment, with RP-G28 preventing or treating their lactose intolerance symptoms. Greater milk and dairy product consumption was also reported by patients.

Because the efficacy data from one study site was found to be significantly different from that of the other study sites, the data from this site was excluded from the primary analysis population (Efficacy Subset mITT. n=296). It was decided that, in addition to the efficacy analysis for the mITT Population, the Efficacy Subset mITT population would be used to perform all efficacy analyses.

In the Efficacy Subset mITT Analysis group, the primary endpoint met statistical significance, ( 39.7% of the pooled dosing group compared to 25.8% of the placebo group responded (p=0.0159 )) . Because the primary analysis was statistically significant, the primary endpoint comparison between the high dose group and the placebo group was then tested and also met statistical significance ( 38.1% of the high dose group, compared to 25.8% of the placebo group responded (p=0.0294)). The comparison between the low dose group and the placebo group further met statistical significance (p=0.0434).

In the entire study population (mITT population), including patients from the excluded study site, taking at least one dose of drug (n=368), the comparison between the pooled treatment groups and the placebo group narrowly missed statistical significance (p=0.0618), ( 40.1% of the pooled treatment group responded compared to 31.4% of the placebo group ). Both low dose and high dose group arms demonstrated a higher proportion of responders than the placebo group.

In the Efficacy Subset Per-protocol population (Efficacy Subset PP), significant and meaningful symptom improvement was consistently seen across key individual lactose intolerance symptoms by patients reporting a ≥4-point improvement from baseline (proportion of subjects on treatment that reported improvement in severity of each symptom). Of the treatment patients, 56.1% reported significant improvement in abdominal pain compared to 45.7% in the placebo group (p=0.1046). Of the treatment patients, 54.5% reported significant improvement in cramping compared to 40.2% in the placebo group (p=0.0257). Of the treatment patients, 55% reported significant improvement in bloating compared to 41.3% in the placebo group (p=0.0282). Finally, 44.4% of treatment patients reported significant improvement in gas movement compared to 32.6% in the placebo group (p=0.0599). See Figure 4 below.

Figure 4

In a more stringent assessment, many patients reported that they experienced complete elimination of lactose intolerance symptoms, scoring a 0 out of 10 on a Likert pain scale post-treatment (Efficacy Subset PP). Of the treatment patients, 30.7% reported complete elimination of abdominal pain compared to 21.7% in the placebo group (p=0.0144). Of the treatment patients, 34.9% reported complete elimination of cramping compared to 16.3% in the placebo group (p=0.0020). Of the treatment patients, 29.6% reported complete elimination of bloating compared to 16.3% in the placebo group (p=0.015). Of the treatment patients, 16.4% reported complete elimination of gas movement compared to 2.2% in the placebo group (p=0.0005). Symptoms of abdominal pain, cramping, bloating and gas movement were then combined into a composite endpoint representing the key symptoms of lactose intolerance. Of the treatment patients, 13% experienced complete elimination of lactose intolerance symptoms compared to 2% in the placebo group. See Figure 5 below.

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Figure 5

Observing global patient-reported assessments (Efficacy Subset PP) on multiple aspects of their symptom severity and treatment benefit experience 30 days after treatment and adding dairy and milk products back into their diets, 81.9% of treatment patients reported no or mild lactose intolerance symptoms compared to 63.7% in the placebo group (p=0.0013). Of the treatment patients, 66.3% reported being very or extremely satisfied with RP-G28 preventing or treating their lactose intolerance symptoms compared to 51.6% in the placebo group (p=0.0302). Of the treatment patients, 83.2% reported adequate relief from lactose intolerance symptoms compared to 72.5% in the placebo group (p=0.042). Of the treatment patients, 39.7% reported much or very much improvement in their lactose intolerance symptoms compared to 25.3% in the placebo group (p=0.0343). See Figure 6 below.

Figure 6

Further, a real-world milk intake assessment was conducted on treatment and placebo group patients (Efficacy Subset PP). At baseline, lactose intolerance patients reported consuming 0.2 cups/d of milk. After RP-G28, treatment patients increased their milk consumption to 1.5 cups/d of milk compared to the placebo group consuming 1.1 cups/d of milk (p=0.0084), 39% more milk consumed per day than placebo patients reported consuming (See Figure 7 below). We believe this is significant because the USDA recommends healthy individuals to consume 1.5 cups/d of milk. Overall, 59% of treatment patients consumed ≥1 cups/d of milk after being treated (p=0.0095). The increase in milk consumption is meaningful for dairy avoiders because it reflects increased lactose tolerance and may lead to more dietary calcium intake post-treatment as milk contains a higher percentage of one’s daily intake of calcium.

Figure 7

No serious adverse events related to treatment were reported and the number of adverse events reported was similar between treatment and placebo groups.

We held an End-of-Phase 2 meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products in August 2017. The purpose of the meeting was to obtain the FDA’s feedback on our Phase 3 program. We reached general consensus with the FDA on certain elements of our Phase 3 program and have received clear guidance and recommendations on many necessary components of our Phase 3 program; including the clinical, non-clinical, and chemistry, manufacturing and controls (CMC) requirements needed to support an NDA. We have incorporated much of this guidance into our current Phase 3 program.

Elements of our Phase 3 program are expected to include the following:

●	The Phase 3 clinical program: Will consist of two confirmatory clinical trials of similar trial design and size as our Phase 2b/3 clinical trial and will include additional components that may allow for claims for durability of effect. The trials may be run in parallel.

●	Protocol design: Will consist of multi-center, randomized, doubled-blind, placebo-controlled, parallel-group trials designed to determine the efficacy, safety and durability of RP-G28 compared to a placebo in subjects with lactose intolerance. The protocol designs include screening to determine lactose intolerance, 30-day course of treatment, and 6-months of post-treatment observation.

●	Primary endpoint: Will evaluate a patient’s composite LI symptoms (including abdominal pain, cramping, bloating and gas) after a lactose challenge, comparing baseline symptom scores to 30-days post-treatment symptom scores to assess patients’ clinically meaningful benefit.

●	Secondary endpoints: Will evaluate LI signs and symptoms and global assessment outcomes to evaluate and assess a patient’s continued meaningful treatment benefit.

Guidelines adopted by the FDA and established by ICH require nonclinical studies that specifically address female fertility to be completed before the inclusion of women of childbearing potential in large-scale or long-duration clinical trials (e.g., Phase 3 trials). In the United States, such assessments of embryo-fetal development can be run in parallel during Phase 3 trials using precautions to prevent pregnancy during the trials. As the FDA recommended in their June 28, 2010 advice letter, we intend to continue to evaluate females of child-bearing potential who are willing to use appropriate contraception throughout the duration of any study.

Master Service Agreement

On December 30, 2015, we entered into a Master Service Agreement with Covance, with an effective date of December 29, 2015. Pursuant to the terms of the Master Service Agreement, Covance (or one or more of its affiliates) will provide Phase 1, 2, 3, and 4 clinical services for a clinical study or studies to us, and, at our request, assist us with the design of such studies, in accordance with the terms of separate individual project agreements to be entered into by the parties. The term of the agreement is for three years and will renew automatically for successive one year periods unless Covance is no longer providing services under the agreement or either party has terminated the agreement upon written notice. We may terminate the Master Service Agreement or any individual project agreement entered into under the Master Service Agreement prior to the applicable study’s completion at any time for any reason upon 30 days written notice to Covance, except when the reason for termination is the safety of subjects, in which case it may be terminated immediately. Covance may not terminate any individual project agreement without cause, except when the reason for the termination is the safety of subjects, in which case it may be terminated immediately. In the event of a termination of the Master Service Agreement, Covance will be entitled to full payment for (i) work performed on the applicable project upon through the date work on such project is concluded and (ii) reimbursement for all non-cancellable and non-refundable expenses and financial obligations which Covance (or an affiliate) has incurred or undertaken on our behalf.

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Manufacturing

We do not own or operate manufacturing facilities for the production of RP-G28 or any other product candidates we may develop, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We have an exclusive worldwide supply agreement with RSM, or the Supply Agreement, to manufacture Improved GOS in connection with the clinical and nonclinical studies we will need to conduct prior to receiving regulatory approval for RPG-28. RSM has also agreed that it will not, except as necessary for RSM to perform its obligations under the supply agreement, market or sell Improved GOS, or any GOS that are of greater purity to any third party.

Pursuant to the terms of the Supply Agreement, as amended on July 24, 2015, we purchased the exclusive worldwide assignment of all right, title and interest to the Improved GOS, or the Improved GOS IP, on July 30, 2015 for $800,000. We also issued 100,000 shares of our common stock to RSM pursuant to a stock purchase agreement. The shares issued to RSM are subject to a lock-up agreement, pursuant to which RSM has agreed that it will not sell these shares for a period ending on the earlier of (i) the public release by us of the final results of our Phase 2b/3 clinical trial of RP-G28 and (ii) the filing of a Form 10-Q with the SEC for the fiscal quarter in which we receive the results of our Phase 2b/3 clinical trial of RP-G28.

The terms of the Supply Agreement, as amended, require us to pay RSM $400,000 within 10 days following FDA approval of a new drug application for the first product owned or controlled by us using Improved GOS as its active pharmaceutical ingredient and to pay RSM the sum of $250 per kilo for clinical supply of Improved GOS. Under the terms of this agreement, if we fail to make any future option payment to RSM, we may be required to return the Improved GOS IP to RSM.

Commercialization

Given our stage of development, we have not yet established a commercial organization or distribution capabilities. RP-G28, if approved, is intended to be prescribed to patients suffering from lactose intolerance. These patients are normally under the care of a gastroenterologist and/or a primary care physician. Our current plan is to evaluate a possible partnership to commercialize RP-G28 for the treatment of lactose intolerance in patients in the United States and Europe if it is approved. We may also build our own commercial infrastructure or utilize contract reimbursement specialists, sales people and medical education specialists, and take other steps to establish the necessary commercial infrastructure at such time as we believe that RP-G28 is approaching marketing approval. Outside of the United States and Europe, subject to obtaining necessary marketing approvals, we will likely seek to commercialize RP-G28 through distribution or other collaboration arrangements for patients suffering from lactose intolerance.

Competition

The biopharmaceutical industry is characterized by intense competition and rapid innovation. Although we know of no drug candidate, other than RP-G28, in advanced clinical trials for treating lactose intolerance, other biopharmaceutical companies may be able to develop compounds or drugs that are able to achieve similar or better results. Our potential competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Some of the pharmaceutical and biotechnology companies we expect to compete with include microbiome-based development companies such as Second Genome, Inc., Seres Health, Inc., Enterome SA, Vedanta Biosciences, Inc., and Rebiotix, Inc. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. We will also compete with providers of a wide variety of lactase supplements (the most widely used supplement in the United States being Lactaid®), probiotic/dietary supplements, and lactose-free and dairy-free products. We believe the key competitive factors that will affect the development and commercial success of our product candidates are efficacy, safety and tolerability profile, reliability, convenience of dosing, price and reimbursement.

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Intellectual Property

The proprietary nature of, and protection for, our product candidates and our discovery programs, processes and know-how are important to our business. We have sought patent protection in the United States and internationally for uses of RP-G28 and our discovery programs, and any other inventions to which we have rights, where available and when appropriate. Our policy is to pursue, maintain and defend patent rights, whether developed internally or licensed from third parties, and to protect the technology, inventions and improvements that are commercially important to the development of our business. We also rely on trade secrets that may be important to the development of our business. We do not have composition of matter patent protection in the United States for RP-G28, which may result in competitors being able to offer and sell products so long as these competitors do not infringe any other patents that we hold, including patents directed to methods of manufacturing and purified RP-G28 or directed to methods of using RP-G28.

Patents and Proprietary Rights As To Our Drug Candidates

We strive to protect our product candidates and exclusivity rights, as well as both maintain and fortify our position in the field of lactose intolerance. We believe our intellectual property portfolio consists of early and broad filings in the area. We have focused on patents and patent applications directed to use of our products in disease treatment. We have sought and continue to seek the strongest possible intellectual property protection available to us in order to prevent others from directly competing with us, as well as to exclude competition around our products, their manufacture, and methods for use of the products in disease treatment. Our intellectual property portfolio directed to RP-G28 contains seven issued U.S. patents relating to pharmaceutical compositions containing RP-G28, methods of using RP-G28, and methods of making RP-G28. That portfolio also includes at least seven other related, issued patents in countries other than the United States, including issued patents in Europe, China and Japan. One of the patent families that we own includes claims generally directed to processes for producing an improved form of GOS mixtures (higher purity); this family includes issued patents in United States (not expiring, subject to payment of maintenance fees, until 2030), Italy (not expiring, subject to payment of annuities, until 2029), and China, Germany, and the Netherlands (not expiring, subject to payment of annuities, until 2030), as well as applications pending in the United States, Japan, India, and other jurisdictions that, if issued, would not expire, subject to payment of maintenance fees or annuities, until 2030.

This portfolio includes the following issued U.S. patents:

●	U.S. Patent No. 8,486,668, which has a current expiry date of February 17, 2030, (subject to the payment of maintenance fees), and includes claims generally directed to methods for treating lactose intolerance comprising administering, for a predetermined number of days, a high purity GOS pharmaceutical composition, and wherein the administration leads to a persistent decrease in at least one symptom of lactose intolerance;

●	U.S. Patent No. 8,492,124, which has a current expiry date of February 17, 2030 (subject to the payment of maintenance fees), and includes claims generally directed to methods for treating lactose intolerance comprising administering, for a predetermined number of days, a controlled release pharmaceutical composition that contains GOS, but does not contain a probiotic;

●	U.S. Patent No. 8,785,160, which has a current expiry date of February 17, 2030 (subject to the payment of maintenance fees), and includes claims generally directed to methods for treating lactose intolerance comprising administering a hydrogen breath test, diagnosing lactose intolerance based upon the hydrogen breath test, and administering a high purity GOS pharmaceutical composition;

●	U.S. Patent No. 9,200,303, which has a current expiry date of August 6, 2030 (subject to the payment of maintenance fees), and includes claims generally directed to the processes for producing ultra-pure GOS pharmaceutical compositions by utilizing sequential microbiological purifications;

●	U.S. Patent No. 9,370,532, which has a current expiry date of February 17, 2030 (subject to the payment of maintenance fees), and includes claims generally directed to methods for preventing or reducing diarrhea associated with lactose intolerance, and methods for the reduction of severity of diarrhea associated with lactose intolerance, comprising administering a high purity GOS having 1-10% by weight pentasaccharides and at least a 45% by weight trisaccharides.

●

U.S. Patent No. 9,579,340, which has a current expiry date of February 17, 2030 (subject to the payment of maintenance fees), and includes claims generally directed to oral dosage forms comprising a prebiotic composition, wherein the prebiotic composition comprises 95% or more GOS by weight and less than 5% digestible saccharides by weight, wherein the GOS comprises at least 45% by weight trisaccharides.

; and

●	U.S. Patent No. 9,592,248, which has a current expiry date of February 17, 2030 (subject to the payment of maintenance fees), and includes claims generally directed to pharmaceutically acceptable oral dosage forms of GOS, comprising one or more dosing units, each of said dosing units comprising 0.1 to 10 g of a GOS composition, wherein said GOS composition is a liquid encapsulated in a gelatin capsule, and wherein the GOS composition comprises at least about 95% GOS by weight and less than about 5% digestible saccharides by weight, wherein the GOS comprises at least 45% by weight trisaccharides.;

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We also are pursuing patent applications. These applications are pending in the United States, Europe, Japan and other jurisdictions, and, if they issue as patents, will not expire until at least 2030, subject to payment of annuities, and include claims generally directed to (i) oral dosage forms of a higher purity GOS, (ii) use of GOS for treating lactose intolerance, and (iii) methods of preventing or reducing certain symptoms of lactose intolerance using GOS dosage forms.

Trade Secrets

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. Trade secrets and know-how can be difficult to protect. We seek to protect our proprietary processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and commercial partners. These agreements are designed to protect our proprietary information. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Government Regulation and Product Approval

Governmental authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing and export and import of products such as those we are developing. Our product candidates must be approved by the FDA through the NDA process before they may be legally marketed in the United States and by the EMA through the MAA process before they may be legally marketed in Europe. Our product candidates will be subject to similar requirements in other countries prior to marketing in those countries. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

United States Government Regulation

NDA Approval Processes

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and implementing regulations. Failure to comply with the applicable U.S. requirements at any time during the product development process or approval process, or after approval, may subject an applicant to administrative or judicial sanctions, any of which could have a material adverse effect on us. These sanctions could include:

●	refusal to approve pending applications;

●	withdrawal of an approval;

●	imposition of a clinical hold;

●	warning letters;

●	product seizures and/or condemnation and destruction;

●	total or partial suspension of production or distribution; or

●	injunctions, fines, disgorgement, or civil or criminal penalties.

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The process required by the FDA before a drug may be marketed in the United States generally involves the following:

●	completion of nonclinical laboratory tests, animal studies and formulation studies conducted according to Good Laboratory Practices, or GLPs, or other applicable regulations;

●	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

●	performance of adequate and well-controlled human clinical trials according to Good Clinical Practices (“GCPs”), to establish the safety and efficacy of the proposed drug for its intended use;

●	submission to the FDA of an NDA;

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMPs to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

●	FDA review and approval of the NDA.

Once a pharmaceutical candidate is identified for development, it enters the preclinical or nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the nonclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some nonclinical testing may continue even after the IND is submitted. In addition to including the results of the nonclinical studies, the IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. A clinical hold may occur at any time during the life of an IND, and may affect one or more specific studies or all studies conducted under the IND.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCPs. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, research subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and progress reports detailing the status of the clinical trials must be submitted to the FDA annually. Sponsors also must timely report to FDA serious and unexpected adverse reactions, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigation brochure, or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug. An institutional review board, or IRB, at each institution participating in the clinical trial must review and approve the protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each research subject or the subject’s legal representative, monitor the study until completed and otherwise comply with IRB regulations.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1. The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and elimination. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

●	Phase 2. Clinical trials are performed on a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. Although there are no statutory or regulatory definitions for Phase 2a and Phase 2b, Phase 2a is commonly used to describe a Phase 2 clinical trial designed to evaluate efficacy, adverse effects and safety risks and Phase 2b is commonly used to describe a subsequent Phase 2 clinical trial that also evaluates dosage tolerance and optimal dosage.

●	Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for product labeling.

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Human clinical trials are inherently uncertain and Phase 1, Phase 2 and Phase 3 testing may not be successfully completed. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to the submission of an IND, at the End of Phase 2 and before an NDA is submitted. Meetings at other times may be requested. For instance, we held a Type C meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products in February 2013. The purpose of the meeting was to obtain the FDA’s feedback on the planned clinical development program and future necessary clinical studies, inform the FDA of our ongoing development plans, gain feedback on relevant clinical trial design and end points related to patient meaningful benefits, and to inform the FDA of the status of our product characterization. Following analysis of the Phase 2a clinical trial, discussions with the FDA during the Type C Meeting in early 2013 about our clinical development plan, and further discussions with our regulatory consultants, we initiated our Phase 2b/3 clinical trial of RP-G28 in March 2016 and completed final enrollment and dosing in October 2016.

We have had subsequent communications with FDA regarding our clinical program and regulatory path towards getting our product adequately studied and possibly approved. We held a Type C meeting with the FDA in March 2017, prior to the unblinding of our Phase 2b/3 data, to discuss our development plans and Phase 2b/3 clinical trial. The focus of the meeting was to obtain the FDA’s feedback on our Phase 2b/3 clinial trail, including our SAP, prior to unblinding any data. The meeting with the FDA focused on best defining clinically meaningful benefits to patients suffering from lactose intolerance and how to reflect these benefits in endpoints. Per FDA’s recommendation, we evaluated blinded data from the then current study (study G28-003) to obtain qualitative and quantitative (psychometric) evidence from the study. Using these exploratory blinded data analyses, FDA recommended revisions to the SAP accordingly. We subsequently modified aspects of our SAP to address these recommendations, including changing our primary endpoint to combine abdominal pain with relevant secondary endpoints to establish a composite score (abdominal pain, abdominal cramping, abdominal bloating and abdominal gas). FDA meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. Sponsors typically use the meeting at the End of Phase 2 to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support the approval of the new drug.

We held an End -of-Phase 2 meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products in August 2017. The purpose of the meeting was to obtain the FDA’s feedback on our Phase 3 program. We reached general consensus with the FDA on certain elements of our Phase 3 program and have received clear guidance and recommendations on many necessary components of our Phase 3 program; including the clinical, non-clinical, and chemistry, manufacturing and controls (CMC) requirements needed to support an NDA. We have incorporated much of this guidance into our Phase 3 program. Our current Phase 3 clinical program will consist of two confirmatory clinical trials of similar trial design and size as our Phase 2b/3 clinical trial and will include additional components that may allow for claims for durability of effect. These additional trials may be run in parallel.

Concurrent with clinical trials, sponsors usually complete additional animal safety studies and also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing commercial quantities of the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug and the manufacturer must develop methods for testing the quality, purity and potency of the drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its proposed shelf-life.

The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests and other control mechanisms, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees, but a waiver of such fees may be obtained under specified circumstances. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination of whether it is sufficiently complete to permit substantive review. It may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Once the submission is accepted for filing, the FDA begins an in-depth review. NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. The FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant. The FDA may refer the NDA to an advisory committee for review and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured and tested.

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Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA marketing approval of RP-G28, one of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for extension must be made prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an approved NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric Exclusivity and Pediatric Use

Under the Best Pharmaceuticals for Children Act, or BPCA, certain drugs may obtain an additional six months of exclusivity, if the sponsor submits information requested in writing by the FDA (a Written Request) relating to the use of the active moiety of the drug in children. The FDA may not issue a Written Request for studies on unapproved or approved indications or where it determines that information relating to the use of a drug in a pediatric population, or part of the pediatric population, may not produce health benefits in that population.

We have not received a Written Request for such pediatric studies, although we may ask the FDA to issue a Written Request for such studies in the future. To receive the six-month pediatric market exclusivity, we would have to receive a Written Request from the FDA, conduct the requested studies in accordance with a written agreement with the FDA or, if there is no written agreement, in accordance with commonly accepted scientific principles, and submit reports of the studies. A Written Request may include studies for indications that are not currently in the labeling if the FDA determines that such information will benefit the public health. The FDA will accept the reports upon its determination that the studies were conducted in accordance with and are responsive to the original Written Request or commonly accepted scientific principles, as appropriate, and that the reports comply with the FDA’s filing requirements.

In addition, the Pediatric Research Equity Act, or PREA, requires all applications (or supplements to an application) submitted under section 505 of the FDCA (21 U.S.C. §355) for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration to contain a pediatric assessment unless the applicant has obtained a waiver or deferral. It also authorizes the FDA to require holders of approved NDAs for marketed drugs to conduct pediatric studies under certain circumstances. In general, PREA applies only to those drugs developed for diseases and/or conditions that occur in both the adult and pediatric populations. Products intended for pediatric-specific indications will be subject to the requirements of PREA only if they are initially developed for a subset of the relevant pediatric population.

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As part of the Food and Drug Administration Safety and Innovation Act, Congress reauthorized both BPCA and PREA, which were slated to expire on September 30, 2012, and made both laws permanent.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States and when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic.

If a product that has orphan drug designation subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full NDA, to market the same product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Orphan drug exclusive marketing rights in the United States also may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

We intend to explore orphan drug designation for RP-G28 for any orphan indication in which there is a medically plausible basis for treatment of the indication through colonic adaptation of gut bacteria.

Post-approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things:

●	compliance with current good manufacturing practices;

●	record-keeping requirements;

●	reporting of adverse experiences with the drug;

●	providing the FDA with updated safety and efficacy information;

●	drug sampling and distribution requirements;

●	notifying the FDA and gaining its approval of specified manufacturing or labeling changes; and

●	complying with FDA promotion and advertising requirements.

Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP and other laws.

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We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products. Future FDA and state inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

Regulation Outside of the United States

In addition to regulations in the United States, we will be subject to regulations of other countries governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials in such countries and approval of the regulators of such countries or economic areas, such as the European Union, before we may market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

Reimbursement

Sales of our products will depend, in part, on the extent to which the costs of our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payors do not consider our products to be cost-effective compared to other therapies, they may not cover our products after approved as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for our products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

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The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, or, collectively, the ACA , enacted in March 2010, is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. With regard to pharmaceutical products, among other things, the ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare Part D program. Although it is too early to determine the full effect of the ACA, the law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA. Congress and President Trump have expressed their intentions to repeal or repeal and replace the ACA. President Trump issued an Executive Order and both chambers of Congress passed bills, all with the goal of fulfilling their intensions. However, to date, the Executive Order has had limited effect and the Congressional activities have not resulted in the passage of a law. If a law is enacted, many if not all of the provisions of the ACA may no longer apply to prescription drugs.

In addition, in some non-U.S. jurisdictions, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Properties

We lease office space for our headquarters in California. On July 9, 2015, we entered into a lease with Century Park, pursuant to which we lease approximately 2,780 square feet of office space in Los Angeles, California for our headquarters. The lease provides for a term of sixty-one (61) months, which commenced October 1, 2015. We paid no rent for the first month of the term, paid base rent of $9,174 per month for months two through 13 of the term, and will pay base rent of $9,449 per month for months 14 to 25, with increasing base rent for each twelve-month period thereafter under the term of the lease to a maximum of $10,325 per month for months 50 through 61. We have the option to extend the term of the lease for one five-year term, provided that the rent would be subject to market adjustment at the beginning of the renewal term. We believe that our facility is suitable and adequate for our current needs.

Employees

As of the date of this prospectus, we have eight employees, all of whom are full time employees. None of our employees are represented by a labor union, and we consider our relationship with our employees to be good.

Legal Proceedings

We are not a party to any material legal proceedings.

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MANAGEMENT

The Board of Directors in General

Our board of directors currently consists of eight members. Biographical information with respect to our directors is provided below.

Our directors hold office for one year or until their successors have been duly elected and qualified or until the earlier of their death, resignation or removal. Our amended and restated bylaws provide that the authorized number of directors comprising our board of directors will be fixed, from time to time, by a majority of the total number of directors.

There are no family relationships among any of our directors or executive officers, other than Ira and Andrew Ritter, who are father and son, respectively.

Name	Position with the Company	Age as of the Annual Meeting	Director Since
Michael D. Step	Chief Executive Officer and Director	58	2012
Andrew J. Ritter	President and Director	35	2008
Ira E. Ritter	Executive Chairman, Chief Strategic Officer and Director	68	2008
Noah J. Doyle	Director	49	2008
Matthew W. Foehr	Director	45	2015
Paul V. Maier	Director	69	2015
Dr. William M. Merino	Director	74	2017
Gerald T. Proehl	Director	58	2015

Michael D. Step became our Chief Executive Officer on October 1, 2014. He has served as a director of the Company since 2012. Mr. Step has over 20 years of business development and corporate development experience in the pharmaceutical industry. Prior to joining the Company as its Chief Executive Officer, Mr. Step served as Senior Vice President of Corporate Development at Santarus, Inc., or Santarus, and a member of its executive committee, from 2005 to January 2014, when Santarus was sold to Salix Pharmaceuticals, Ltd. At Santarus, Mr. Step was responsible for corporate development activities. Prior to joining Santarus, he served as Vice President, Corporate Development for Amylin Pharmaceuticals, Inc., or Amylin, from 2000 to 2005. In this capacity, he was responsible for leading corporate development activities, including product licensing, strategic planning, and mergers and acquisitions evaluations. Before joining Amylin, Mr. Step served as Senior Director, Business Development at Dura Pharmaceuticals, Inc., or Dura Pharmaceuticals, from 1997 to 2000. In this position, his duties included licensing of marketed pharmaceutical products. Prior to joining Dura Pharmaceuticals, he served in corporate development and strategic planning at Hoffmann-La Roche, from 1996 to 1997, and held various sales and management roles at Roche Labs, from 1994 to 1996, and Syntex Labs, from 1992 to 1994. Mr. Step holds a B.A. in political science from Vanderbilt University and a M.B.A. from the University of Southern California.

Qualifications: We believe that Mr. Step is well qualified to serve on our board of directors and as Chief Executive Officer of the Company due to his over 20 years’ experience in the pharmaceutical industry, serving in senior leadership roles within public pharmaceutical companies including in the gastrointestinal disease segment. Mr. Step has served in various executive management positions in sales and sales management, and has had experience with many aspects of pharmaceutical commercialization, strategic planning, business development and licensing providing both strategic and operational vision and guidance. His extensive experience gives him valuable insight into our industry as well as seasoned business judgment.

Andrew J. Ritter co-founded the predecessor in interest to the Company in March 2004 and served as the President and Chief Executive Officer of that predecessor until the Company’s formation in 2008. He served as President and Chief Executive Officer of the Company since its formation, until relinquishing the role of Chief Executive Officer to Mr. Step in October 2014. Mr. Ritter was a member of the board of directors of the Company’s predecessor since its inception in 2004 and has been a member of our board of directors since 2008 when the Company was formed. Mr. Ritter has been actively studying the field of lactose intolerance for over 15 years and currently holds six patents and over fifteen pending international patent applications. In addition, he has co-published articles in Nutrition Journal, Gastroenterology and Food Technology. He has also given presentations at major healthcare and medical conferences such as Digestive Disease Week, among others, and has been a guest lecturer of entrepreneurship at various graduate and undergraduate schools throughout Los Angeles including: University of Southern California Marshall School of Business, University of California at Los Angeles Anderson School of Business and Pepperdine University Graziadio School of Business and Management. Since 2010, Mr. Ritter has also acted as a managing partner of Stonehenge Partners, a private investment fund, which provides working capital and executive leadership to a variety of businesses and industries including: real estate, technology, biotechnology, entertainment and service businesses. Mr. Ritter served as a Los Angeles City Commissioner on the Commission for Children, Youth and Their Families from 2000 to 2002. He holds a B.A. in Political Science and a minor in Business from the University of Southern California and was a member of the 2002 Pac-10 Championship baseball team. He graduated from the Stanford Graduate School of Business’ Executive Education on Influence and Negotiation Strategies. Mr. Ritter received a Master of Business Administration from the Wharton School of Business in May 2016.

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Qualifications: We believe that Mr. Ritter is well qualified to serve on our board of directors due to his over 15 years of research experience working in lactose intolerance and digestive diseases. Having founded the Company and invented Lactagen ™ , Mr. Ritter has an in depth knowledge of the Company, and provides senior leadership on the clinical and product development matters facing the Company. Mr. Ritter also brings to the board of directors an extensive scientific and operational background gained previously at Ritter Natural Sciences and over the years at Ritter.

Ira E. Ritter served as Co-Founder, Chief Strategic Officer and Executive Chairman of the Company’s predecessor in interest from its inception in 2004 through the formation of the Company in 2008 and has served in those positions with the Company since 2008. Mr. Ritter has extensive experience creating and building diverse business enterprises and has provided corporate management, strategic planning and financial consulting for a wide range of market segments. Since 2010, Mr. Ritter has also acted as a managing partner of Stonehenge Partners. Mr. Ritter served as President and Vice Chairman of Quality King, Inc., a national wholesale distributor of healthcare products, from 1992 to 2000. From 1998 to 2001, he served as President and Chairman of Rockwood Investments Inc., a business he developed which produced private label health and beauty products for major national retailers, including GNC and K-Mart. He also served as Chairman of ON-TV, a division of Oak Industries, Inc., from 1982 to 1985, where he managed the television division initiating exclusive broadcasts of Los Angeles, Chicago, and New York professional baseball, basketball, and hockey games. During this tenure, he produced the first televised home shopping program and directed development of the largest “pay-per-view” channel system for its time. Mr. Ritter served on the board of directors for Martin Lawrence Art Galleries from 1980 to 1985 helping take it public on The New York Stock Exchange. During his 20 years as a publisher, he produced monthly national consumer magazines focused on health & fitness, women’s issues and the environment. Mr. Ritter also has a long history of public service that includes appointments by three Governors to several State of California Commissions including eight years served as Commissioner on the California Prison Industry Authority. He has guest lectured at University of Southern California Marshall School of Business and Pepperdine University Graziadio School of Business where he also serves as an advisory board member to Pepperdine’s Graduate School of Education and Psychology, Social Entrepreneurship and Change Program. Presently he serves on the board of directors for Vitavis Laboratories. In 1981, Mr. Ritter was honored with the City of Hope’s Man of the Year award.

Qualifications: We believe that Mr. Ritter is well suited to serve on our board of directors due to his over 40 years’ experience overseeing daily operations of diverse business enterprises, and his managing public as well as private companies. Mr. Ritter provides our board of directors with extensive background in operational and strategic planning, as well as general executive and leadership expertise. Mr. Ritter has served on the boards of several companies during his career.

Noah J. Doyle has served as a director of the Company since September 2008. He has been an entrepreneur and investor for over 20 years. Mr. Doyle is the managing director of Javelin GP, LLC, the general partner of Javelin GP, LP, which is the general partner of Javelin and the manager of Javelin SPV. Prior to forming the first Javelin entities in 2008, Mr. Doyle supported over a dozen start-ups as an angel investor, including Keyhole, Inc., or Keyhole (acquired by Google Inc. in 2004), Cantametrix, Inc. (acquired by Gracenote, Inc. in 2002), Amae Software (acquired by Verint Systems, Inc. in 2006), Nuvon, Inc., Aquea Scientific Corporation, Emdigo Inc., Magnacash Inc. (acquired by Yaga, Inc. in 2001), and i-mint India. Mr. Doyle most recently directed the enterprise product line for Google’s geospatial products, Google Earth and Google Maps, from 2004 to 2007. From 2002 to 2004 he managed the Sales and Corporate Development functions at Keyhole, which created the first Web hosted digital earth model. Prior to Keyhole, Mr. Doyle helped establish the Internet loyalty rewards marketplace as a co-founder of MyPoints.com, or MyPoints, the largest Internet loyalty program with over 6 million active members, where he led product management and business development functions from the company’s inception in 1996 through its initial public offering and subsequent acquisition by United Airlines in 2002. Prior to joining MyPoints, Mr. Doyle was based in Tokyo where he managed overseas sales and marketing for the OEM channel of Matsushita’s (Panasonic) communications equipment subsidiary in Japan, from 1990 to 1994. Mr. Doyle served on the board of directors of MOL Global, Inc. from July 2014 to February 2016. He was also chairman of the management board of the University of California, Berkeley’s campus bookstore, a $17 million retail operation, and also held product management and operations management roles at IBM/Rational (Pure Atria) and Oracle, from 1989 to 1990. Mr. Doyle holds M.B.A. and B.A. Economics degrees, as well as certificates in Management of Technology and Global Management from University of California  —  Berkeley.

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Qualifications: We believe that Mr. Doyle is well suited to serve on our board of directors due to his over 20 years of experience as an entrepreneur and investor. Mr. Doyle has experience as a venture capitalist building and serving on the boards of many public and private emerging companies in leadership roles providing guidance on finance, development and operational growth.

Matthew W. Foehr has served as a director of the Company since February 2015. He currently serves as President and Chief Operating Officer at Ligand Pharmaceuticals Incorporated, or Ligand, a commercial stage biopharmaceutical company. Prior to joining Ligand in 2011, Mr. Foehr was Vice President and Head of Consumer Dermatology R&D, as well as Acting Chief Scientific Officer of Dermatology, in the Stiefel division of GlaxoSmithKline, or GSK. Following GSK’s acquisition of Stiefel Laboratories, Inc., or Stiefel, in 2009, Mr. Foehr led the R&D integration of Stiefel into GSK. At Stiefel Laboratories, Inc., Mr. Foehr served as Senior Vice President of Global R&D Operations, Senior Vice President of Product Development& Support, and Vice President of Global Supply Chain Technical Services. Prior to joining Stiefel, Mr. Foehr held various executive roles at Connetics Corporation including Senior Vice President of Technical Operations and Vice President of Manufacturing. Currently, he is a member of the board of directors of Viking Therapeutics Inc. Mr. Foehr is the author of multiple scientific publications and is a named inventor on numerous U.S. patents. He received his Bachelor of Science degree in Biology from Santa Clara University.

Qualifications: We believe that Mr. Foehr is well suited to serve on our board of directors due to his more than 20 years of experience in the pharmaceutical industry and his experience managing global operations and research and development programs.

Paul V. Maier has served as a director of the Company since April 2015. From November 2009 through June 2014, Mr. Maier served as the Chief Financial Officer of Sequenom Inc., a publicly held company serving the discovery, clinical research, and diagnostics market. From February 2007 until November 2009, he served as an independent financial consultant. Previously, Mr. Maier was Senior Vice President and Chief Financial Officer of Ligand from 1992 through 2007. From 1990 to 1992, Mr. Maier served as Vice President, Finance of DFS West, a division of DFS Group LP, a private multinational retailer. From 1984 to 1990, Mr. Maier was employed by ICN Pharmaceuticals, a pharmaceutical and biotechnology research products company, where he held various executive positions in finance and general management in ICN as well as SPI Pharmaceuticals, a publicly held subsidiary. Mr. Maier currently serves on the board of directors of International Stem Cell Corporation, Apricus Biosciences, MabVax Therapeutics, and Biological Dynamics. Mr. Maier received an MBA from Harvard Business School and a BS from Pennsylvania State University.

Qualifications: We believe that Mr. Maier is well suited to serve on our board of directors due to his over 25 years of experience as a senior executive in biotechnology and pharmaceutical companies and his extensive experience in finance.

Dr. William M. Merino has served as a director of the Company since January 17, 2017. Dr. Merino served as the Senior Vice President of Worldwide Regulatory Affairs for Warner Lambert Pharmaceuticals from 1987 to 2000, where he was a member of the Office of the Chairman and responsible for the registration and approval of pharmaceuticals products with regulatory agencies around the world. He was also responsible for quality assurance, quality control and drug safety for the company, and led efforts to gain expedited registration of Lipitor in the United States and abroad in 20 other countries. He also has previous experience leading international regulatory affairs at Alcon Pharmaceuticals, G.D. Searle & Co., and Riker Laboratories. Dr. Merino has served as a senior clinical and regulatory advisory to the Company. Dr. Merino received his PhD in Pharmacology from Purdue University.

Qualifications: We believe that Dr. Merino’s deep global experience in drug and device registration and his extensive work with senior members of the FDA as well as several international regulatory authorities will bring important insight and acumen to our board of directors, as the Company continues its interactions with the FDA in an effort to bring RP-G28 to market.

Gerald T. Proehl has served as a director of the Company since April 2015. Currently, Mr. Proehl is President, CEO, Founder and Director of Dermata Therapeutics, LLC, a private biopharmaceutical company. From January 2002 to January 2014, he was the President, Chief Executive Officer and a Director of Santarus, a company that he helped to found in 1999 and sold to Salix Pharmaceuticals in January 2014 for $2.6 billion. From March 2000 through December 2001, Mr. Proehl was President and Chief Operating Officer of Santarus, and from April 1999 to March 2000, Mr. Proehl was Vice President, Marketing and Business Development of Santarus. Prior to joining Santarus, Mr. Proehl was with Hoechst Marion Roussel, Inc., or Hoechst, a global pharmaceutical company, for 14 years, where he served in various capacities, including Vice President of Global Marketing. During his career at Hoechst he worked across numerous therapeutic areas, including CNS, cardiovascular, and gastrointestinal. Mr. Proehl currently serves on the board of directors of two other public company boards, Sophiris Bio Inc. and Tenax Therapeutics, Inc. Mr. Proehl also serves on a number of private company boards including Kinetek Sports, Patara Pharma LLC, MDRejuvena, Inc. and Dermata Therapeutics, LLC. He also served on the board of directors of Auspex Pharmaceuticals, Inc. from January 2014 to May 2015. Mr. Proehl holds a B.S. in education from the State University of New York at Cortland, an M.A. in exercise physiology from Wake Forest University and an M.B.A. from Rockhurst College.

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Qualifications: We believe that Mr. Proehl is well suited to serve on our board of directors due to his general business and commercial experience in the pharmaceutical industry, as well as his strong background in business operations developed through his leadership at other companies.

Board of Directors Leadership Structure

The roles of Chairman of the board of directors and Chief Executive Officer are held separately. Our Chief Strategic Officer also serves as the Executive Chairman of our board of directors. Our board of directors has determined its leadership structure is appropriate and effective for us at this time, given our stage of development.

Director Independence

Under NASDAQ’s continued listing requirements, a majority of a listed company’s board of directors must be comprised of independent directors, subject to certain exceptions and phase-in rules. In addition, NASDAQ’s continued listing requirements require that, subject to certain exceptions and phase-in rules, each member of a listed company’s audit, compensation and governance and nominating committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under NASDAQ’s continued listing requirements, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that each of Messrs. Doyle, Foehr, Maier, Proehl and Dr. Merino are independent under the applicable rules and regulations of NASDAQ. In making such determinations, the board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board of directors deemed relevant in determining their independence.

Board Diversity

Our Nominating and Corporate Governance Committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including the following:

●	diversity of personal and professional background, perspective, experience, age, gender, ethnicity and country of citizenship;

●	personal and professional integrity and ethical values;

●	experience in one or more fields of business, professional, governmental, scientific or educational endeavors, and a general appreciation of major issues facing public companies similar in scope and size to us;

●	experience relevant to our industry or with relevant social policy concerns;

●	relevant academic expertise or other proficiency in an area of our operations;

●	objective and mature business judgment and expertise; and

●	any other relevant qualifications, attributes or skills.

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Board of Director’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to product candidate development, technological uncertainty, dependence on collaborative partners and other third parties, uncertainty regarding patents and proprietary rights, comprehensive government regulations, having no commercial manufacturing experience, marketing or sales capability or experience and dependence on key personnel, as more fully discussed under “Risk Factors” in this prospectus. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of the board of directors, but the full board of directors has retained responsibility for general oversight of risks. Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company as our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Committees of the Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates under a charter. Copies of each committee’s charter are posted on the Investor Relations section of our website, which is located at www.ritterpharmaceuticals.com. The composition and function of each of these committees are described below.

Audit Committee. NASDAQ rules require us to have an audit committee of at least three members, each of whom must: (i) be independent under NASDAQ’s general director independence requirements; (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act; (iii) not have participated in the preparation of the financial statements of the company or any current subsidiary of the company at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. Additionally, each company must certify that it has, and will continue to have, at least one member of the audit committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The current members of our Audit Committee are Matthew W. Foehr, Paul V. Maier and Gerald T. Proehl, with Mr. Maier serving as chairman. Our board of directors has determined that each member of our Audit Committee is independent under Rule 10A-3 of the Exchange Act and the continued listing requirements of NASDAQ, and that each member of our Audit Committee satisfies the other continued listing requirements of NASDAQ for audit committee membership. Our board of directors has also determined that Mr. Maier qualifies as an “audit committee financial expert,” as such term is defined by the SEC, and that he has the requisite level of financial sophistication required by the continued listing requirements of NASDAQ.

Under the Audit Committee charter, our Audit Committee is authorized to take the following actions, among others:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review and pre-approve audit and non-audit fees and services;

●	review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

Compensation Committee. NASDAQ rules require us to have a compensation committee comprised of at least two members, each of whom must be independent under NASDAQ’s general director independence requirements.

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The current members of our Compensation Committee are Matthew W. Foehr, Paul V. Maier and Dr. William M. Merino, with Mr. Foehr serving as chairman. Our board of directors has determined that each member of our Compensation Committee is independent under the continued listing requirements of NASDAQ.

Under the Compensation Committee charter, our Compensation Committee is authorized to take the following actions, among others:

●	review and approve the compensation arrangements for our chief executive officer and approve, for subsequent review and ratification by the full board, the compensation arrangements for our other executive officers;

●	review, approve and recommend to the board general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals; and

●	administer our stock incentive plans.

To determine executive compensation, the Compensation Committee, with input from the chief executive officer and other members of senior management (who do not participate in the deliberations regarding their own compensation), reviews, at least annually, and makes recommendations to the board of directors appropriate compensation levels for each executive officer of the Company. The Compensation Committee considers all factors it deems relevant in setting executive compensation.

Under its charter, the Compensation Committee has the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in its charter, but only after taking into account certain factors prescribed by NASDAQ bearing on the consultant’s independence. There is no requirement, however, that a compensation consultant be independent.

During the past fiscal year, the Compensation Committee engaged Barney & Barney, or B&B, as compensation consultants. The Compensation Committee identified and selected B&B based on their reputation and experience consulting companies in the life sciences industry. The Compensation Committee requested that B&B:

●	develop a peer group of companies for market assessment;

●	conduct a competitive compensation assessment for the senior management team;

●	develop severance and change-in-control policies;

●	develop a competitive board of directors compensation program;

●	conduct a competitive assessment for the broad-based employee population;

●	develop a broad-based equity grant strategy; and

●	develop a competitive employee stock purchase plan and help to determine an appropriate share reserve number for the Company’s equity incentive plan.

Nominating and Corporate Governance Committee. NASDAQ does not require a separate nominations committee. However, if a company does not have a separate committee composed entirely of directors who are independent under NASDAQ’s general director independence requirements, certain nominating decisions must be made by a majority of the independent directors of the board of directors.

The current members of our Nominating and Corporate Governance Committee are Noah Doyle, Dr. William M. Merino and Gerald Proehl, with Mr. Proehl serving as chairman. Our board of directors has determined that each member of our Nominating and Corporate Governance Committee is independent under the continued listing requirements of NASDAQ.

Under the Nominating and Corporate Governance Committee charter, our Nominating and Corporate Governance Committee is authorized to take the following actions, among others:

●	identify and nominate members of the board of directors;

●	develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and

●	oversee the evaluation of our board of directors.

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Director Nominations

Director nominees are considered by our Nominating and Corporate Governance Committee on a case-by-case basis. A candidate for election to our board of directors must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care in his or her representation of the interests of stockholders. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, and transactions regarding the Company’s industry. In general, preferred candidates will currently hold, or have recently held, an established executive level position and have extensive experience in business, finance, law, science, research, or government. The Nominating and Corporate Governance Committee will consider these criteria for nominees identified by the Nominating and Corporate Governance Committee or the board of directors, by stockholders, or through other sources. When current directors are considered for nomination for reelection, the Nominating and Corporate Governance Committee will take into consideration their prior contributions and performance as well as the composition of our board of directors as a whole, including whether the board of directors reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities. The Nominating and Corporate Governance Committee will make a preliminary assessment of each proposed nominee based upon the résumé and biographical information, an indication of the individual’s willingness to serve, and other relevant information. This information will be evaluated against the criteria set forth above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee will determine which nominee(s) to submit for election. The Nominating and Corporate Governance Committee will use the same process for evaluating all nominees, regardless of the original source of the nomination.

It is our Nominating and Corporate Governance Committee’s responsibility to consider stockholder proposals for nominees for election as directors that are nominated in accordance with our certificate of incorporation and our bylaws, and other applicable laws, including the rules and regulations of the SEC and any stock market on which our stock is listed for trading or quotation. Generally, such recommendations made by a stockholder entitled to notice of, and to vote at, the meeting at which such proposed nominee is to be considered are required to be written and received by the Secretary of the Company by no later than the close of business on the 90th day, nor earlier than the close of business of the 120th day in advance of the first anniversary of the preceding year’s annual meeting of stockholders. The notice must set forth all of the information required by the Company’s bylaws.

Meetings and Attendance During 2016

The board of directors held six meetings in 2016. Each director who served as a director during 2016 participated in 75% or more of the meetings of the board of directors and of the committees on which he served during the year ended December 31, 2016 (during the period that such director served). At each regular meeting of the board of directors, the independent directors meet in private without members of management.

We encourage all of our directors to attend our annual meeting of stockholders. In 2016, all of our directors attended the annual meeting of stockholders.

Code of Business Conduct and Ethics

We adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting prior to the closing of our initial public offering. The code of business conduct and ethics is available on our website at www.ritterpharmaceuticals.com. Any amendments to the code of business conduct and ethics, or any waivers of its requirements that apply to our principal executive officer, principal financial officer or principal accounting officer, will be disclosed on our website.

Communications with the Board of Directors

The board of directors has not established a formal process for security holders to send communications to the board of directors and the Board has not deemed it necessary to establish such a process at this time. Historically, almost all communications that the Company receives from security holders are administrative in nature and are not directed to the board of directors. If the Company should receive a security holder communication directed to the board of directors, or to an individual director, said communication will be relayed to the board of directors or the individual director as the case may be.

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Executive Officers

Our Executive Officers as of the date of this prospectus are as follows:

Name	Age	Position with the Company
Michael D. Step	58	Chief Executive Officer
Andrew J. Ritter	35	President
Ira E. Ritter	68	Executive Chairman and Chief Strategic Officer
Ellen Mochizuki	50	Vice President Finance

Officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers, other than Ira and Andrew Ritter, who are father and son, respectively. There is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was selected.

Michael D. Step. For Mr. Step’s biography, please see above under “Board of Directors.”

Andrew J. Ritter. For Mr. Ritter’s biography, please see above under “Board of Directors.”

Ira E. Ritter. For Mr. Ritter’s biography, please see above under “Board of Directors.”

Ellen Mochizuki has served as our Vice President, Finance since September 18, 2015. From August 2014 to June 2015, Ms. Mochizuki consulted with various biopharmaceutical clients with respect to their initial public offerings and related financial statements. From 2007 to 2014, she was a Director of Accounting (Benefits) for Northrop Grumman Corporation, or NGC, and was responsible for the overall accounting and accounting operations of its $35 billion benefit assets. From 2006 to 2007, Ms. Mochizuki consulted with NGC. From 2002 to 2005, she was a Senior Vice President at IndyMac Bank, overseeing human resources operations. Ms. Mochizuki started her career as an auditor with PricewaterhouseCoopers. Ms. Mochizuki is an adjunct faculty at Pasadena City College teaching accounting (2014 to 2015) and is licensed in the State of California as a certified public accountant though is currently on inactive status.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table (2016 and 2015)

The following table sets forth the compensation paid or earned for the fiscal years ended December 31, 2016 and 2015 to our named executive officers for each of those years, who are comprised of (1) our principal executive officer for such year, and (2) our next two highest compensated executive officers other than the principal executive officer (whose compensation exceeded $100,000).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards(1) ($)	Non-equity Incentive Compensation ($)		All Other Compensation ($)		Total ($)
Michael D. Step	2016	376,269	—		126,280	—		—		502,549
Chief Executive Officer	2015	348,692	—		—	—		—		348,692

Andrew J. Ritter	2016	324,010	117,180	(2)	490,394	—		—		931,584
President	2015	259,260	124,000	(2)	—	225,000	(3)	109,952	(4)	718,212

Ira E. Ritter	2016	308,332	97,571	(2)	490,394	—		—		896,297
Executive Chairman and	2015	249,980	103,250	(2)	—	225,000	(3)	7,157	(4)	585,387
Chief Strategic Officer

(1)	Represents the aggregate grant date fair value of options awards granted during the years presented, determined in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to value the options awards granted, see Note 8 “Stock Based Compensation” to our financial statements for the year ended December 31, 2016, which are incorporated by reference in this prospectus.

(2)	Represents annual bonuses earned for 2016 and 2015 based upon the achievement of specific performance goals, pursuant to the terms of their respective offer letters. For 2016, the annual bonuses earned were equal to 90% of the target bonus opportunities for each of Andrew Ritter (target bonus equal to 40% of his base salary) and Ira Ritter (target bonus equal to 35% of his base salary). For 2015, the annual bonuses earned were equal to 100% of the target bonus opportunities for each of Andrew Ritter (target bonus equal to 40% of his base salary) and Ira Ritter (target bonus equal to 35% of his base salary).

(3)	For 2015, represents cash bonuses of $75,000 and $150,000 attributable to the Clinical Trial Funding Commitment Bonus Opportunities and the Fundraising Bonus Opportunities, respectively (as described below under “Compensation Arrangements with Andrew Ritter and Ira Ritter”), paid to each of Andrew Ritter and Ira Ritter.

(4)	For 2015, represents auto allowances of $4,952 and $7,157 paid on behalf of Andrew Ritter and Ira Ritter, respectively. Also represents $105,000 paid as tuition reimbursement pursuant to Andrew Ritter’s offer letter.

Narrative to Summary Compensation Table

Letter Agreement with Michael D. Step

On December 2, 2014, we entered into a letter agreement (the “Step Letter Agreement”), with Mr. Step, our current Chief Executive Officer, setting forth the terms of his employment. The Step Letter Agreement provides that Mr. Step will be entitled to an annual base salary of $360,000. Pursuant to the Step Letter Agreement, Mr. Step was also entitled to receive three stock options.

The first two options entitle Mr. Step to purchase 646,537 and 73,377 shares of Common Stock of the Company, respectively, for an exercise price of $5.86 per share. Each of these options was immediately exercisable in full as of the date of the grant, with 44/48ths of the total number of shares covered by each option subject to a right of repurchase by the Company upon termination of Mr. Step’s employment with us for any reason. This right of repurchase will lapse over a period of 44 months, with 1/44th of the total number of shares subject to the right of repurchase lapsing on January 1, 2015 and on the first day of each month thereafter. In addition, the right of repurchase will lapse in its entirety upon a termination of the employment of Mr. Step by us without Cause or by Mr. Step with Good Reason and upon a Termination upon a Change in Control.

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The third option became exercisable upon the closing of our initial public offering on June 29, 2015. Pursuant to the terms of the agreement, the option is exercisable for a total of 163,799 shares of our Common Stock, which, together with the shares subject to the first option, represent 7.5% of the shares of Common Stock deemed to be outstanding at June 29, 2015 on a fully-diluted basis, after giving effect to the number of shares subject to the third option. Seventy-five percent of the shares subject to the third option are subject to a right of repurchase by us upon termination of Mr. Step’s employment for any reason. This right of repurchase will lapse with respect to 1/36th of the total number of shares subject to the right of repurchase on the first day of each month following the date on which the third option first becomes exercisable. In addition, the right of repurchase will lapse in its entirety upon Mr. Step’s termination of employment under certain circumstances.

For purposes of the Step Letter Agreement, the terms “Cause,” “Good Reason,” and “Termination upon a Change in Control” each have the meanings ascribed to such terms in the Executive Severance & Change in Control Agreement described below.

Compensation Arrangements with Andrew Ritter and Ira Ritter

On September 25, 2013, our board of directors approved the Executive Compensation Plan setting forth certain compensation to be paid to Andrew Ritter and Ira Ritter for their contributions to the Company. Effective June 29, 2015, in connection with our initial public offering, Andrew Ritter and Ira Ritter accepted offer letters from us setting for the terms of their employment as President and Chief Strategic Officer, respectively. The offer letter superseded the Executive Compensation Plan.

Executive Compensation Plan

Pursuant to the terms of the Executive Compensation Plan Andrew Ritter’s salary was $225,000 per year and Ira Ritter’s salary was $210,000 per year. Andrew Ritter was entitled to an annual car allowance of up to $8,400 and Ira Ritter was entitled to an annual car allowance of up to $12,000. Any car allowance claimed by Andrew or Ira Ritter would result in an automatic reduction in such person’s base salary then in effect.

Under the Executive Compensation Plan, each of Andrew and Ira Ritter had bonus opportunities to receive cash payments and options to purchase up to 48,951 shares of the Common Stock (each referred to in this section as an “Executive Option Grant”) as described below. On December 2, 2014, they also each received an option to purchase up to 432,434 shares of the Common Stock. See “Outstanding Equity Awards at 2015 Fiscal Year-End” for additional information regarding these options.

Pursuant to the terms of the Executive Compensation Plan, Andrew and Ira Ritter were entitled to the following cash and equity payments upon the satisfaction of the events described below:

●	FDA Meeting Bonus Opportunities. In April 2013, Andrew and Ira Ritter each received a one-time cash bonus of $10,000 for meeting with the FDA regarding RP-G28’s pathway to FDA approval. Upon satisfaction of this milestone, 2,360 shares under the Executive Option Grant vested and became exercisable as of September 25, 2013. An additional 1,136 shares were to vest ratably on a monthly basis beginning on September 30, 2013.

●	Clinical Trial Funding Commitment Bonus Opportunities. Pursuant to the terms of the Executive Compensation Plan, Andrew and Ira Ritter were each entitled to receive a one-time cash bonus of $75,000 upon the Company’s receipt of a commitment by a third party to fund a Phase 2 or later clinical trial whether or not any such committed funds were paid directly to the Company; provided, however, that no such bonus would be paid at any time the Company has less than $2,000,000 in available cash. In addition, the Executive Compensation Plan provided that upon the satisfaction of this milestone, 35% of 10,489 shares of each of their Executive Option Grants would vest, with the balance of such 10,489 shares vesting in 36 equal monthly installments beginning on the last day of the following month. The board of directors determined that this milestone was satisfied; accordingly, each executive received the cash bonus and 3,671 shares of the Executive Options vested and became exercisable as of June 29, 2015, with the balance of 6,818 shares vesting ratably on a monthly basis beginning July 31, 2015.

●	Fundraising Bonus Opportunities. Pursuant to the terms of the Executive Compensation Plan, Andrew and Ira Ritter were each entitled to receive (i) a one-time cash bonus of $50,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012, and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of $2,000,000 and (ii) a one-time cash bonus of $150,000 upon the sale of additional equity capital for cash, in one or more closings after July 17, 2012 and/or the actual deployment of funds by a third party for a clinical trial in an aggregate amount in excess of $10,000,000 (which such bonus would be reduced by any cash bonus paid under subsection (i)); provided, however, that no bonus under subsection (i) or (ii) would be paid at any time the Company has less than $2,000,000 in available cash. In addition, upon the satisfaction of the milestone described in subsection (i), 35% of 6,993 shares of each of their Executive Option Grants would vest, with the balance of the 6,993 shares vesting in 36 equal monthly installments beginning on the last day of the following month, and, upon satisfaction of the milestone described in subsection (ii), 35% of 13,986 shares of each of their Executive Option Grants would vest, with the balance of the 13,986 shares vesting in 36 monthly installments beginning on the last day of the following month. The board of directors determined that the milestone as described in subsection (ii) above was satisfied upon the closing of the Company’s initial public offering on June 29, 2015 raising approximately $17.4 million, net of offering costs; accordingly, each executive received a bonus of $150,000 and 4,895 shares of the Executive Options vested and became exercisable as of June 29, 2015, with the balance of 9,091 shares vesting ratably on a monthly basis beginning July 31, 2015.

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Further, pursuant to the terms of the Executive Compensation Plan, Andrew and Ira Ritter were each entitled to receive the following cash and equity bonus payments in connection with the closing of an exclusive license of RP-G28 and/or any future product candidate developed by the Company from time to time during the term of the Executive Compensation Plan by and/or any option to exclusively license such product candidate to a third party (referred to under the Executive Compensation Plan as a “License Event”) with a minimum upfront payment to the Company of $2,000,000:

●	A graduated cash bonus equal to (i) 5% of the Initial Period License Payment (as defined below) up to $5,000,000; (ii) 4% of the Initial Period License Payment in excess of $5,000,000 up to $10,000,000; and (iii) 3% of the Initial Period License Payment in excess of $10,000,000. In addition, upon the Company’s receipt of an Initial Period License Payment of more than $2,000,000, 35% of 45,454 shares of their Executive Option Grants would vest, with the balance of the 45,454 shares vesting in 36 monthly installments beginning on the last day of the following month.

●	A cash bonus equal to 3% of any Annual Excess Milestone Payments (as defined below); provided, however that no such bonus would be paid at any time the Company has less than $1,000,000 in available cash. In addition, upon the Company’s receipt of an Annual Excess Milestone Payment, 35% of 6,993 shares of their Executive Option Grants would vest and become exercisable, with the balance of the 6,993 shares vesting in 36 monthly installments beginning on the last day of the following month.

Notwithstanding any of the vesting provisions described above, the total potential number of shares under the Executive Option Grant that could vest would not exceed 48,951 and the Executive Option Grant automatically terminated for any shares for which a vesting date or performance condition had not been met by September 25, 2015. Accordingly, as of September 30, 2015, 27,972 of the maximum 48,951 Executive Option Grants potentially issuable to Andrew and Ira Ritter had been issued to each executive subject to the vesting conditions described above.

For purposes of the Executive Compensation Plan, the term “Initial Period License Payment” meant the aggregate amount in cash received by the Company (not including any amount placed in escrow or subject to earn-outs, contingencies or other deferrals or earmarked to pay or reimburse the Company for research and development activities) in respect of the License Event over a 24 month period beginning on the closing date of such License Event (which period is referred to therein as the “Initial Period”). The term “Annual Excess Milestone Payments” meant the amount in cash in excess of $2,000,000 (not including any amounts placed in escrow or subject to earn-outs, contingencies or other deferrals) that was received by the Company in respect of any Post-Closing Milestones (as defined below) in each 12-month period beginning on the expiration of the Initial Period. The term “Post-Closing Milestones” meant any post-closing payouts set forth in the definitive transaction documentation executed in connection with a License Event; provided, however, that such amounts would not include any amounts that were determined by the board of directors to comprise all or any portion of any upfront payment made in connection with a License Event and any royalty payment based on product sales.

Under the terms of the Executive Compensation Plan, receipt by the Company of more than one bona fide term sheet for a proposed License Event with respect to RP-G28 would result in the payment of an additional 10% of any cash bonus earned as Clinical Trial and Fundraising Bonus or a License Event Bonus.

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Offer Letters with Andrew Ritter and Ira Ritter

The compensation terms outlined in the offer letters, which became effective June 29, 2015, superseded and replaced those provided in the Executive Compensation Plan, which is described above, other than certain provisions related to the bonus opportunities. The offer letters provide that Andrew Ritter is entitled to an annual base salary of $310,000 and Ira Ritter is entitled to an annual base salary of $295,000. In accordance with his offer letter, Andrew Ritter also became entitled to receive up to $180,000 payable over a three year period for tuition reimbursement.

Pursuant to their respective offer letters, Andrew Ritter and Ira Ritter each have the opportunity to earn an annual bonus based upon a percentage of their base salary and the achievement of specific performance as determined by the Company. The initial target bonus opportunities are 40% and 35% of the base salary for Andrew Ritter and Ira Ritter, respectively.

2008 Stock Plan

Our 2008 Stock Plan permitted us to grant non-statutory stock options, incentive stock options and restricted stock to our employees, directors and consultants; however, incentive stock options may only be granted to our employees. The maximum aggregate number of shares of Common Stock that were issuable under the 2008 Stock Plan was 2,046,158 shares, after giving effect to the 1-for-7.15 reverse stock split. Beginning June 29, 2015, no further awards may be issued under the 2008 Stock Plan.

The 2008 Stock Plan is administered by either our board of directors or a committee of our board of directors, which in either case, we refer to as the Administrator. The Administrator has full authority and discretion to, among other things, determine the terms and conditions of any awards granted under the 2008 Stock Plan, and construe and interpret the terms of the 2008 Stock Plan and any awards granted thereunder.

Stock Options. Each option will be designated in the option agreement as either an incentive stock option or a nonstatutory stock option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value (as defined in the 2008 Stock Plan) of the shares with respect to which an incentive stock option is exercisable for the first time by the optionee during any calendar year (under all plans of the Company and any parent or subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options. The term of any stock option awarded under the 2008 Stock Plan will not exceed 10 years from the date of grant. In the case of an incentive stock option granted to a person who, at the time the stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or any parent or subsidiary, who we refer to as a 10% Holder, the term of the option will be five years from the date of grant or such shorter period as may be provided in the option agreement. The per share exercise price for shares to be issued upon exercise of an option will be such price as is determined by the Administrator, but will be (i) in the case of an incentive stock option, (A) granted to an employee who, at the time of grant of such option, is a 10% Holder, no less than 110% of the Fair Market Value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the Fair Market Value per share on the date of grant; and (ii) in the case of a nonstatutory stock option, no less than 100% of the Fair Market Value per share on the date of grant. The consideration to be paid for the shares to be issued upon exercise of a stock option, including the method of payment, will be determined by the Administrator (and, in the case of an incentive stock option, will be determined at the time of grant). Such consideration may consist of, without limitation, (1) cash, (2) check, (3) promissory note, (4) other shares (provided that such shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares as to which such option may be exercised and provided that accepting such shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company), (5) consideration received by us under a cashless exercise program we have implemented in connection with the 2008 Stock Plan, or (6) such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws, or (7) any combination of the foregoing methods of payment.

Restricted Stock. Restricted stock may be issued either alone, in addition to, or in tandem with other awards granted under the 2008 Stock Plan and/or cash awards made outside of the 2008 Stock Plan, at a purchase price determined by the Administrator. Any restricted stock granted under the 2008 Stock Plan will be subject to the terms and conditions of a restricted stock purchase agreement, which, unless the Administrator determines otherwise, will grant us a repurchase option according to terms the Administrator determines. The term of each restricted stock award will be no more than 10 years from the date of grant.

Under the 2008 Stock Plan, if an optionee ceases to be an employee, director, consultant, such optionee may exercise his or her option within 30 days of termination, or such longer period of time as specified in the option agreement, to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement). Unless the Administrator provides otherwise, if, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2008 Stock Plan. If, after termination, the optionee does not exercise his or her option within the time specified by the Administrator, the option will terminate, and the shares covered by such option will revert to the 2008 Stock Plan. Unless the Administrator provides otherwise, or except as otherwise required by applicable laws, vesting of options granted to employees, officers and directors will be suspended during any unpaid leave of absence. For purposes of incentive stock options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by us is not so guaranteed, then six months following the first day of such leave, any incentive stock option held by the optionee will be treated for tax purposes as a nonstatutory stock option.

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If an optionee ceases to be an employee, director, consultant as a result of the optionee’s Disability (as defined in the 2008 Stock Plan), the optionee may exercise his or her option within six months of termination, or such longer period of time as specified in the option agreement, to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement). Unless the Administrator provides otherwise, if, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2008 Stock Plan. If, after termination, the optionee does not exercise his or her option within the time specified, the option will terminate, and the shares covered by such option will revert to the 2008 Stock Plan.

If an optionee dies while an employee, director, consultant, the option may be exercised within six months following the optionee’s death, or such longer period of time as specified in the option agreement, to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement) by the optionee’s designated beneficiary; provided such beneficiary has been designated prior to optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the optionee, then such option may be exercised by the personal representative of the optionee’s estate or by the person(s) to whom the option is transferred pursuant to the optionee’s will or in accordance with the laws of descent and distribution. If, at the time of death, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2008 Stock Plan. If the option is not so exercised within the time specified, the option will terminate, and the shares covered by such option will revert to the 2008 Stock Plan.

If an option or restricted stock purchase right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an exchange program, the unpurchased shares that were subject to such award will become available for future grant or sale under the 2008 Stock Plan (unless the 2008 Stock Plan has terminated). However, shares that have actually been issued under the 2008 Stock Plan, upon exercise of either an option or restricted stock purchase right, will not be returned to the 2008 Stock Plan and will not become available for future distribution under the 2008 Stock Plan, except that if unvested shares of restricted stock are repurchased by us at their original purchase price, such shares will become available for future grant under the 2008 Stock Plan.

Unless determined otherwise by the Administrator, options and restricted stock purchase rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, and may be exercised only by the optionee during such person’s lifetime.

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of our shares or other securities, or other change in our corporate structure affecting the shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2008 Stock Plan, will adjust the number of and class of shares that may be delivered under the 2008 Stock Plan and/or the number, class and price of shares covered by each outstanding option or stock purchase right; provided, however, that the Administrator will make such adjustments to the extent required by Section 25102(o) of the California Corporations Code.

The board of directors may at any time amend, alter, suspend or terminate the 2008 Stock Plan, but must obtain stockholder approval of any amendment to the extent necessary and desirable to comply with applicable laws. No amendment, alteration, suspension or termination of the 2008 Stock Plan may impair the rights of any optionee, unless otherwise mutually agreed in writing by the optionee and the Administrator. The 2008 Stock Plan will continue in effect for a term of ten years from the later of  (a) the effective date of the Plan or (b) the earlier of the most recent board or stockholder approval of an increase in the number of shares reserved for issuance under the 2008 Stock Plan.

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2009 Stock Plan

Our 2009 Stock Plan permitted us to grant non-statutory stock options, incentive stock options and stock purchase rights to our employees, outside directors and consultants; however, incentive stock options could only be granted to our employees. The maximum aggregate number of shares of Common Stock that were issuable under the 2009 Stock Plan was 69,930 shares, after giving effect to the 1-for-7.15 reverse stock split. Beginning June 29, 2015, no further awards may be issued under the 2009 Stock Plan.

The 2009 Stock Plan is administered by either our board of directors or a committee of our board of directors, which in either case, we refer to as the Administrator. The Administrator has full authority and discretion to, among other things, determine the terms and conditions of any awards granted under the 2009 Stock Plan, and construe and interpret the terms of the 2009 Stock Plan and any awards granted thereunder.

Stock Options. Each option will be designated in the option agreement as either an incentive stock option or a nonstatutory stock option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value (as defined in the 2009 Stock Plan) of the shares with respect to which an incentive stock option is exercisable for the first time by the optionee during any calendar year (under all plans of the Company and any parent or subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options. The term of any stock option awarded under the 2009 Stock Plan shall not exceed 10 years from the date of grant. In the case of an incentive stock option granted to a person who, at the time the stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or any parent or subsidiary of, who we refer to as a 10% Holder, the term of the option will be five years from the date of grant or such shorter period as may be provided in the option agreement. The per share exercise price for shares to be issued upon exercise of an option will be such price as is determined by the Administrator, but will be (i) in the case of an incentive stock option, (A) granted to an employee who, at the time of grant of such option, is a 10% Holder, no less than 110% of the Fair Market Value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the Fair Market Value per share on the date of grant; and (ii) in the case of a nonstatutory stock option, no less than 100% of the Fair Market Value per share on the date of grant. The consideration to be paid for the shares to be issued upon exercise of a stock option, including the method of payment, will be determined by the Administrator (and, in the case of an incentive stock option, will be determined at the time of grant). Such consideration may consist of, without limitation, (1) cash, (2) check, (3) promissory note, (4) other shares (provided shares acquired directly from us (x) have been owned by the optionee for more than six months of the date of surrender and (y) have a Fair Market Value of the date of surrender equal to the aggregate exercise price of the shares as to which such option may be exercised), (5) consideration received by us under a cashless exercise program we have implemented in connection with the 2009 Stock Plan, or (6) any combination of the foregoing methods of payment.

Stock Purchase Rights. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the 2009 Stock Plan and/or cash awards made outside of the 2009 Stock Plan, and will entitle the recipient to purchase shares of our Common Stock at a purchase price determined by the Administrator. Any stock purchase rights granted under the 2009 Stock Plan will be subject to the terms and conditions of a restricted stock purchase agreement, which, unless the Administrator determines otherwise, will grant us a repurchase option exercisable within 90 days of the voluntary or involuntary termination of the purchaser’s service with us for any reason (including death or disability) at the original price paid by the purchase, which may be paid by us by cancellation of any indebtedness of the purchaser to us, and which right will lapse at such rate as the Administrator may determine.

Under the 2009 Stock Plan, if an optionee ceases to be an employee, director, consultant (or other permitted recipient under Rule 701 under the Securities Act), such optionee may exercise his or her option within 30 days of termination, or such longer period of time as specified in the option agreement, to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement, and in the case of an incentive stock option, in no event later than the earlier of three months after the date of termination and the expiration of the term of the option as set forth in the option agreement). If, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2009 Stock Plan. If, after termination, the optionee does not exercise his or her option within the time specified by the Administrator, the option will terminate, and the shares covered by such option will revert to the 2009 Stock Plan. Unless the Administrator provides otherwise, vesting of options granted to employees, officers and directors will be suspended during any unpaid leave of absence. For purposes of incentive stock options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by us is not so guaranteed, then following the 91st day of such leave, any incentive stock option held by the optionee will cease to be treated as an incentive stock option and will instead be treated for tax purposes as a nonstatutory stock option.

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If an optionee ceases to be an employee, director, consultant (or other permitted recipient under Rule 701 under the Securities Act), as a result of the optionee’s Disability (as defined in the 2009 Stock Plan), the optionee may exercise his or her option within six months of termination, or such longer period of time as specified in the option agreement, to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement, and in the case of an incentive stock option, in no event later than the earlier of three months after the date of termination and the expiration of the term of the option as set forth in the option agreement). If, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2009 Stock Plan. If, after termination, the optionee does not exercise his or her option within the time specified by the Administrator, the option will terminate, and the shares covered by such option will revert to the 2009 Stock Plan.

If an optionee dies while an employee, director, consultant (or other permitted recipient under Rule 701 under the Securities Act), the option may be exercised within six months following the optionee’s death, or such longer period of time as specified in the option agreement, to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of the option as set forth in the option agreement) by the optionee’s designated beneficiary; provided such beneficiary has been designated prior to optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the optionee, then such option may be exercised by the personal representative of the optionee’s estate or by the person(s) to whom the option is transferred pursuant to the optionee’s will or in accordance with the laws of descent and distribution. If, at the time of death, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2009 Stock Plan. If the option is not so exercised within the time specified above, the option will terminate, and the shares covered by such option will revert to the 2009 Stock Plan.

If an option or stock purchase right expires or becomes unexercisable without having been exercised in full, the unpurchased shares that were subject to such award will become available for future grant or sale under the 2009 Stock Plan (unless the 2009 Stock Plan has terminated). However, shares that have actually been issued under the 2009 Stock Plan, upon exercise of either an option or stock purchase right, will not be returned to the 2009 Stock Plan and will not become available for future distribution under the 2009 Stock Plan, except that if unvested shares of restricted stock are repurchased by us at their original purchase price, such shares will become available for future grant under the 2009 Stock Plan.

Unless determined otherwise by the Administrator, options and stock purchase rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, and may be exercised only by the optionee during such person’s lifetime.

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of our shares or other securities, or other change in our corporate structure affecting the shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2009 Stock Plan, may (in its sole discretion) adjust the number of and class of shares that may be delivered under the 2009 Stock Plan and/or the number, class and price of shares covered by each outstanding option or stock purchase right; provided, however, that the Administrator will make such adjustments to the extent required by Section 25102(o) of the California Corporations Code.

The board of directors may at any time amend, alter, suspend or terminate the 2009 Stock Plan, but must obtain stockholder approval of any amendment to the extent necessary and desirable to comply with applicable laws. The 2009 Stock Plan will also be subject to approval by our stockholders prior to the later of  (i) 12 months after the 2009 Stock Plan is adopted or (ii) the date of first grant of an option or stock purchase right to an employee, director or consultant (or other permitted recipient under Rule 701 under the Securities Act) in California. No amendment, alteration, suspension or termination of the 2009 Stock Plan may impair the rights of any optionee, unless otherwise mutually agreed in writing by the optionee and the Administrator.

2015 Equity Incentive Plan

On June 15, 2015, our board of directors approved the 2015 Equity Incentive Plan, and on June 17, 2015, the 2015 Equity Incentive Plan was approved by our stockholders. The 2015 Equity Incentive Plan was subsequently amended by the stockholders of the Company on June 3, 2016 and June 2, 2017.

The purposes of the 2015 Equity Incentive Plan, as amended, or the 2015 Plan, are to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of award recipients, or Grantees, to those of the Company’s stockholders; to give award recipients an incentive for excellence in individual performance; to promote teamwork among Grantees; and to give the Company flexibility in attracting and retaining key employees, directors and consultants.

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Selected employees, officers and directors of the Company or any subsidiary, and consultants, advisors and independent service providers to the Company and any subsidiary who qualify as a “consultant” under the applicable rules of the SEC for registration of shares on a Form S-8 registration statement, are eligible to receive awards under the 2015 Plan. The plan administrator may also grant awards to individuals in connection with hiring, retention or otherwise before the date the individual first performs services for the Company or any subsidiary; provided, however, that those awards will not become vested or exercisable before the date the individual first performs services for the Company or any subsidiary.

The number of shares of Common Stock that we may issue pursuant to awards under the 2015 Plan is (i) 1,641,289 plus (ii) any shares which were available for grant under the 2008 Stock Plan or the 2009 Stock Plan, or, collectively, the Prior Plans, on the effective date of the 2015 Plan or were subject to awards under the Prior Plans which, after the effective date of the 2015 Plan, were or are forfeited or lapse unexercised or are settled in cash and are not issued under the Prior Plans. No more than 1,641,289 shares of Common Stock may be issued pursuant to incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, or the Code. No awards may be granted under any Prior Plan; however, any awards granted under any Prior Plan that were outstanding as of the effective date of the 2015 Plan continue to be subject to the terms and conditions of such Prior Plan. The maximum number of shares of Common Stock subject to awards of any combination that may be granted under the 2015 Plan during any calendar year to any one individual is limited to 300,000 shares; provided, however, that the foregoing limitation will not apply until the earliest of  (a) the first material modification of the 2015 Plan (including any increase in the number of shares reserved for issuance under the 2015 Plan); (b) the issuance of all of the shares reserved for issuance under the 2015 Plan; (c) the first meeting of stockholders at which members of the board of directors are elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security of the Company under Section 12 of the Exchange Act; or (d) such other date required by Section 162(m) of the Code.

These limits will be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution and/or similar transactions. To the extent that (i) an award terminates, expires, lapses or is forfeited for any reason, (ii) any award is settled in cash (in whole or in part) without the delivery of shares to the Grantee, or (iii) any shares subject to an award under any Prior Plan terminate, expire, lapse or are forfeited for any reason or an award under any Prior Plan is settled for cash (in whole or in part), then any shares subject to the award, to the extent of such termination, expiration, lapse, forfeiture or cash settlement, will again be available for the grant of an award pursuant to the 2015 Plan. Any shares tendered or withheld to satisfy the grant or exercise prior or tax withholding obligation pursuant to any award will again be available for the grant of an award pursuant to the 2015 Plan.

We have asked our stockholders, contingent upon the approval of the Authorized Share Increase Proposal, to approve the amendment of our 2015 Equity Incentive Plan at the special meeting of our stockholders to be held on September 8, 2017, to (i) increase the number of shares that we may issue pursuant to awards under the 2015 Equity Incentive Plan by 25,858,711 shares to an aggregate of (i) 27,500,000 shares plus (ii) any shares which were available for grant under the Prior Plans on the effective date of the 2015 Equity Incentive Plan or were subject to awards under Prior Plans which, after the effective date of the 2015 Plan, were or are forfeited or lapse unexercised or were or are settled in cash and are not issued under the Prior Plans and (b) increase the number of shares that may be issued under the 2015 Equity Incentive Plan pursuant to incentive stock options intended to qualify under Section 422 of the Code by 25,858,711 shares to 27,500,000 shares; and (c) increase the maximum aggregate number of shares with respect to one or more stock awards that may be granted to any one person during a calendar year from 300,000 shares to 3,000,000 shares.

The 2015 Plan may be administered by a committee or subcommittee of the board of directors as the board of directors may appoint from time to time, or by our full board of directors if no committee is designated or for other specific purposes. At present, the 2015 Plan is administered by our Compensation Committee. The plan administrator has the full authority and discretion to administer the 2015 Plan and to take any action that is necessary or advisable in connection with the administration of the 2015 Plan, including without limitation the authority and discretion to interpret and administer the 2015 Plan and any award agreement relating to the 2015 Plan or any award made thereunder, the authority to designate Grantees to receive awards under the 2015 Plan and to determine the type or types of awards to be granted to such Grantees, the authority to determine the terms and conditions of awards granted under the 2015 Plan, and the authority to determine whether, to what extent, and pursuant to what circumstances and award may be settled in, or the exercise price of an award may be paid in, cash, shares, other awards, or other property, or an award may be canceled, forfeited or surrendered. The plan administrator’s determinations will be final and conclusive. The plan administrator may delegate certain of its authority to others as specified in the 2015 Plan.

The 2015 Plan provides for grants of stock options (including incentive stock options qualifying under Section 422 of the Code and nonstatutory stock options), restricted stock awards, stock appreciation rights, restricted stock units, performance awards, other stock-based awards or any combination of the foregoing.

Stock options. The 2015 Plan allows the plan administrator to grant incentive stock options, as that term is defined in Section 422 of the Code, or nonqualified stock options. No incentive stock option award may be granted to any person who is not an employee of the Company or any subsidiary. Options must have an exercise price at least equal to the fair market value of the underlying shares on the date of grant. In addition, in the case of incentive stock options granted to a greater than 10% stockholder of the Company, such exercise price may not be less than 110% of the fair market value of the underlying shares on the date of grant. The option holder may pay the exercise price in cash or by check, by tendering shares of Common Stock (including shares issuable in settlement of the award), payment through a broker or by any other means that the plan administrator approves. Options granted under the 2015 Plan will have a term of no more than 10 years, or five years in the case of incentive stock options granted to a greater than 10% stockholder of the Company; however, the options will expire earlier if the option holder’s service relationship with us terminates or as otherwise provided in an award agreement.

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Restricted stock awards. The 2015 Plan allows the plan administrator to grant restricted stock awards, which issue to the holder a certain number of shares of Common Stock that are subject to restrictions or conditions as the plan administrator deems appropriate, such as time-based or performance-based criteria, and which become vested upon the lapse or satisfaction of such conditions. The plan administrator may apply limitations to any restricted stock award and establish the purchase price (or provide for no purchase price), provided that if a purchase price is established, it may not be less than par value of the shares to be purchased.

Stock appreciation rights. The 2015 Plan allows the plan administrator to grant awards of stock appreciation rights, which entitle the holder to receive a payment in cash, in shares of Common Stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement, multiplied by the number of shares specified in the award being exercised and as otherwise provided in an award agreement. Stock appreciation rights may not have a base price of less than 100% of the fair market value of the underlying shares on the date of grant.

Restricted stock units. The 2015 Plan allows the plan administrator to grant awards of restricted stock units, which entitle the holder to a number of shares of Common Stock, a cash payment or some combination thereof, upon satisfaction of vesting and other criteria for issuance or upon such later date as specified in the award agreement, as established by the plan administrator in the award agreement.

Other stock-based awards. The 2015 Plan allows the plan administrator to grant other stock-based stock awards to eligible participants, including dividend equivalent rights, stock payments and/or deferred stock. A dividend equivalent may be granted alone or in conjunction with another type of award, and generally provides for payment, in cash, Common Stock or some combination thereof, of an amount equal to the dividends that would have been payable with respect to a specified number of underlying shares. A stock payment is an award to a Grantee, only upon satisfaction of performance-based criteria or other criteria specified by the plan administrator, of a specified number of shares of Common Stock, or an option to purchase Common Stock, which may be (but is not required to be) in lieu of base salary, bonus, fees or other cash consideration to the Grantee. A deferred stock award is a grant to a Grantee, only upon satisfaction of performance-based criteria or other criteria specified by the plan administrator, of a specified number of shares of Common Stock.

Performance awards. The 2015 Plan allows the plan administrator to grant performance awards which become payable in Common Stock, in cash or in a combination of Common Stock and cash, on account of attainment of one or more performance goals established by the plan administrator on one or more specified dates or over a specified period or periods. The plan administrator may establish performance goals relating to any of the following: (i) gross or net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization); (ii) gross or net sales or revenue; (iii) gross or net income or adjusted income (either before or after taxes); (iv) operating earnings or profit; (v) cash flow (including, but not limited to, operating cash flow and free cash flow); (vi) return on assets; (vii) return on capital; (viii) return on stockholders’ equity; (ix) return on sales; (x) gross or net profit or operating margin; (xi) costs; (xii) funds from operations; (xiii) expenses; (xiv) working capital; (xv) earnings per share or adjusted earnings per share; (xvi) price per share of Common Stock; (xvii) regulatory body approval for commercialization of a product; (xviii) implementation or completion of critical projects; (xix) market share; or (xx) total stockholder return; any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The plan administrator may, in its sole discretion, provide that one or more objectively determinable adjustments will be made to one or more of the performance goals described above, such as adjustments to account for changes in the Company’s or segment’s business (e.g., restructuring, acquisition or disposal or discontinuance of a business segment), accounting or financial reporting (e.g., change in accounting principles, significant income or expense or amortization of assets) or for other unusual or non-recurring events, all as further detailed in the 2015 Plan. For all awards intended to qualify as performance-based compensation, such determinations shall be made within the time periods prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

Amendment and termination. No award will be granted under the 2015 Plan after the tenth anniversary of the effective date of the 2015 Plan. Subject to applicable laws and exchange limitations, our board of directors or the plan administrator may terminate, amend or modify the 2015 Plan, or any portion thereof, at any time. Stockholder approval will be required to (i) increase the limits imposed on the maximum number of shares which may be issued under the 2015 Plan or as incentive stock options (other than an appropriate adjustment due to stock dividend, stock split, combination or exchange of shares, merger, consolidation or similar circumstance), (ii) reduce the price per share of any outstanding option or stock appreciation right or cancel any such award in exchange for cash when the exercise price per share exceeds the fair market value of the underlying shares, or (iii) materially change the class of persons who are eligible to participate in the 2015 Plan; provided, however, that no amendment, suspension or termination of the 2015 Plan may, without the consent of the Grantee, materially impair any rights or obligations under any award granted or awarded thereunder, unless the award itself otherwise expressly so provides.

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Outstanding Equity Awards at 2016 Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2016.

Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael D. Step	26,163		—		1.14	8/16/2022
	646,537	(1)	—		5.86	12/2/2024
	73,377	(2)	—		5.86	12/2/2024
	163,799	(3)	—		5.86	12/2/2024
	8,542	(4)	73,458	(4)	1.54	7/5/2026

Andrew J. Ritter	19,575	(5)	8,397	(5)	1.27	9/25/2023
	20,979		—		5.86	12/2/2024
	243,245	(6)	189,190	(6)	(6)	12/2/2024
	8,542	(7)	73,458	(7)	1.54	7/5/2026
	—		140,044	(8)	2.60	10/25/2026

Ira E. Ritter	19,575	(9)	8,397	(9)	1.27	9/25/2023
	20,979		—		5.86	12/2/2024
	243,245	(10)	189,190	(10)	(10)	12/2/2024
	8,542	(11)	73,458	(11)	1.54	7/5/2026
	—		140,044	(12)	2.60	10/25/2026

(1)	This option was granted to Mr. Step on December 2, 2014 and was immediately exercisable in full as of the date of grant. Of the shares subject to this option, 592,659 shares are subject to a right of repurchase in favor of us at a price of $5.86 per share, which right expires ratably over 44 months commencing January 1, 2015 and in full upon a change of control or upon Mr. Step’s employment termination by us without Cause, subject to his continued employment with us (as described in the stock option award agreement).

(2)	This option was granted to Mr. Step on December 2, 2014 and was immediately exercisable in full as of the date of grant. Of the shares subject to this option, 67,262 shares are subject to a right of repurchase in favor of us at a price of $5.86 per share, which rights expires ratably over 44 months commencing January 1, 2015 and in full upon a change of control or upon Mr. Step’s employment termination by us without Cause, subject to his continued employment with us (as described in the stock option award agreement).

(3)	This option was granted to Mr. Step on December 2, 2014. The total number of shares issued under this option equaled the number of shares of Common Stock, together with the 646,537 shares subject to the option granted to Mr. Step on December 2, 2014, representing in the aggregate 7.5% of the shares of Common Stock deemed to be outstanding on a fully-diluted basis as of the date that we raised in the aggregate a minimum of $15,000,000 in one or more private and/or public offerings, or a Qualified Financing, after giving effect to (i) the issuance of the shares issued in the Qualified Financing, (ii) the issuance of this option and (iii) any adjustments. 75% of the shares subject to the third option are subject to a right of repurchase upon termination of Mr. Step’s employment for any reason, which right expires ratably over 36 months commencing with July 1, 2015 and in full upon a change of control or upon Mr. Step’s employment termination by us without Cause, subject to his continued employment with us (as described in the stock option award agreement).

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(4)	This option was granted to Mr. Step on July 5, 2016 for an aggregate of 82,000 shares. The option vests in 48 equal monthly installments, the first of which vested on July 20, 2016 with the balance vesting on the 20th day of each calendar month thereafter until vested in full.

(5)	This option was granted to Andrew Ritter on September 25, 2013 for an aggregate of up to 48,951 shares, subject to the achievement of certain milestones. The option included 2,360 shares that vested and became exercisable as of the date of grant (with a balance of 1,137 shares vesting ratably on a monthly basis from September 30, 2013 over 36 months) attributable to the FDA Meeting Bonus milestone. An additional 3,671 shares vested and became exercisable as of June 29, 2015 (with a balance of 6,818 shares vesting ratably on a monthly basis from July 31, 2015 over 36 months) attributable to the Clinical Trial Funding Commitment Bonus Opportunity milestone. An additional 4,895 shares vested and became exercisable as of June 29, 2015 (with a balance of 9,091 shares vesting ratably on a monthly basis beginning July 31, 2015 over 36 months) attributable to the Fundraising Bonus Opportunities milestone. The option for the remaining balance of the 20,979 shares expired unvested as of September 30, 2015.

(6)	This option was granted to Andrew Ritter on December 2, 2014 and vests as follows: 25% of the shares vest on September 1, 2015 and the remaining 75% of the shares will vest in 36 equal monthly installments beginning on the last day of the first full month thereafter, subject to his continued employment with us. The exercise price for this option is as follows: (i) $5.86 for the first 152,347 shares; (ii) $9.30 for the next 140,044 shares; and (iii) $13.23 for the remaining 140,043 shares

(7)	This option was granted to Andrew Ritter on July 5, 2016 for an aggregate of 82,000 shares. The option vests in 48 equal monthly installments, the first of which vested on July 20, 2016 with the balance vesting on the 20th day of each calendar month thereafter until vested in full.

(8)	This option was granted to Andrew Ritter on October 25, 2016 for an aggregate of 140,044 shares. The option vests ratably in 48 equal monthly installments following the public disclosure of top-line data results from the Company’s Phase 2b/3 clinical trial (which occurred on March 28, 2017).

(9)	This option was granted to Ira Ritter on September 25, 2013 and is subject to the same vesting schedule as the option granted to Andrew Ritter on this date as reflected in footnote (5) above.

(10)	This option was granted to Ira Ritter on December 2, 2014 and is subject to the same vesting schedule as the option granted to Andrew Ritter on this date as reflected in footnote (6) above.

(11)	This option was granted to Ira Ritter on July 5, 2016 for an aggregate of 82,000 shares. The option vests in 48 equal monthly installments, the first of which vested on July 20, 2016 with the balance vesting on the 20th day of each calendar month thereafter until vested in full.

(12)	This option was granted to Ira Ritter on October 25, 2016 for an aggregate of 140,044 shares. The option vests ratably in 48 equal monthly installments following the public disclosure of top-line data results from the Company’s Phase 2b/3 clinical trial (which occurred on March 28, 2017).

Payments Due Upon Termination of Employment or a Change in Control

Executive Severance & Change in Control Agreements

We have entered into Executive Severance & Change in Control Agreements, or Severance Agreements, with each of our named executive officers. The Severance Agreements provide that if we terminate the executive’s employment without Cause, or the executive terminates his employment for Good Reason, the executive will be entitled to: (i) the Accrued Obligations; (ii) an amount equal to twelve (12) months of base salary, as in effect immediately prior to the termination date; (iii) medical, dental benefits provided by the Company to the executive and his spouse and dependents at least equal to the levels of benefits provided to other similarly situated active employees of the Company and its subsidiaries until the earlier of (a) the twelve (12) month anniversary of the date of termination or (b) the date that the executive becomes covered under a subsequent employer’s medical and dental plans; and (iv) acceleration of vesting of all equity and equity-based awards.

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Pursuant to the terms of the Severance Agreements, in the event that within one (1) month prior to or the twelve (12) months following a Change in Control, the Company terminates the executive’s employment without Cause, or the executive terminates his employment for Good Reason, then, in lieu of the payments and benefits otherwise due to the executive in the preceding paragraph, the executive will be entitled to: (i) the Accrued Obligations; (ii) an amount equal to the sum of twelve (12) months of base salary, as in effect on the date of termination or the date of the Change in Control, whichever is greater; (iii) medical, dental benefits provided by the Company to the executive and his spouse and dependents at least equal to the level of benefits provided to other similarly situated active employees of the Company and its subsidiaries until the earlier of (a) the twelve (12) month anniversary of the date of termination or (b) the date that the executive becomes covered under a subsequent employer’s medical and dental plans; and (iv) acceleration of vesting of all equity and equity-based awards.

In the event the executive’s employment is terminated by him without Good Reason, by the Company for Cause or due to the executive’s death or disability, the executive and/or his estate or beneficiaries will be solely entitled to the Accrued Obligations.

The executive’s entitlement to the payments (other than the Accrued Obligations) and benefits described above is expressly contingent upon him providing the Company with a signed release satisfactory to the Company.

For purposes of the Severance Agreements:

“Accrued Obligations” means (i) earned but unpaid base salary through the date of termination; (ii) payment of any annual, long-term, or other incentive award which relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the date of termination; (iii) a lump-sum payment in respect of accrued but unused vacation days at the executive’s per-business-day base salary rate in effect as of the date of termination; and (iv) any unpaid expense or reimbursements due pursuant to Company expense reimbursement policy.

“Cause” means a finding by the Company that the executive has (i) been convicted of a felony or crime involving moral turpitude; (ii) disclosed trade secrets or confidential information of the Company (or any parent or subsidiary) to persons not entitled to receive such information; (iii) engaged in conduct in connection with the executive’s employment or service to the Company (or any parent or subsidiary), that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company (or any parent or subsidiary), including, without limitation, act(s) of fraud, embezzlement, misappropriation and breach of fiduciary duty; (iv) violated the operating and ethics policies of the Company (or any parent or subsidiary) in any material way, including, but not limited to those relating to sexual harassment and the disclosure or misuse of confidential information; (v) engaged in willful and continued negligence in the performance of the duties assigned to the executive by the Company, after the executive has received notice of and failed to cure such negligence; or (vi) breached any material provision of any agreement between the executive and the Company (or any parent or subsidiary), including, without limitation, any confidentiality agreement.

“Change in Control” means the occurrence of any of the following events:

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control will not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder, and a Change of Control will not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(ii)	A change in the effective control of the Company which occurs on the date that a majority of members of the board of directors is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election; or

(iii)	The consummation of (A) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (B) a sale or other disposition of all or substantially all of the assets of the Company; or (C) a liquidation or dissolution of the Company.

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“Good Reason” means, without the executive’s express written consent, the occurrence of any one or more of the following: (i) a substantial and material diminution in the executive’s duties or responsibilities; (ii) a material reduction in the executive’s Base Salary; or (iii) the relocation of the executive’s principal place of employment to a location more than 50 miles from the executive’ principal work location to a location that is more than 50 miles from the prior location. Notwithstanding the foregoing, a relocation of Mr. Step’s principal place of employment to a location closer to Mr. Step’s principal residence in San Diego, California shall not constitute “Good Reason.” A termination of employment by the executive for Good Reason will be effectuated by giving the Company written notice, or Notice of Termination for Good Reason, not later than 90 days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the executive relied. The Company will be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to the executive (such 30-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, the executive will not be permitted to terminate his employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, the executive will terminate employment for Good Reason on the date of expiration of the Cure Period.

2008 Stock Plan

The 2008 Stock Plan provides that in the event of a merger or a Change in Control (as defined below) occurs, each outstanding award will be treated as the administrator determines, including, without limitation, that each award be assumed or an equivalent award be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event of a Change in Control in which the successor corporation does not assume or substitute for the award, awards outstanding under the 2008 Plan will become fully vested and exercisable, including shares as to which such award would not otherwise be vested or exercisable, and all restrictions on outstanding restricted stock awards will lapse.

For purposes of the 2008 Stock Plan, “Change in Control” means the occurrence of any of the following events:

(i)	A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the board of directors will not be considered a Change in Control;

(ii)	If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election.

(iii)	A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any person acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions

2009 Stock Plan

The 2009 Stock Plan provides that in the event we merge with or into another corporation, or a Change in Control (as defined below) occurs, each outstanding option and stock purchase right will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation in a merger or Change in Control refuses to assume or substitute for the option or stock purchase right, then the optionee will fully vest in and have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable; provided, however, that such exercise will only be permitted as and to the extent it complies with Code Section 409A or does not cause the option or stock purchase right to cease to be exempt from that statute.

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For purposes of the 2009 Stock Plan, “Change in Control” means the occurrence of any of the following events:

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities representing fifty percent (50%) or more of the total voting power represented by our then outstanding voting securities; or

(ii)	The consummation of the sale or disposition by us of all or substantially all of our assets; or

(iii)	The consummation of a merger or our consolidation with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the our voting securities or such surviving entity or its parent outstanding immediately after such merger or consolidation. Notwithstanding the foregoing, only a Change in Control event that also qualifies as a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion” of our assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5) shall be recognized as a Change of Control for purposes of triggering exercise, distribution or settlement rights under any option or stock purchase right granted under the Stock Plan that is subject to Code Section 409A.

2015 Equity Incentive Plan

The 2015 Plan provides that notwithstanding any other provision of the 2015 Plan, in the event of a Change in Control (as defined below), unless otherwise determined by the plan administrator, each outstanding award under the plan will be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that, or to the extent that, the successor corporation in a Change in Control refuses to assume or substitute for the award, or if the plan administrator determines that such assumption or substitution is not desirable or is only desirable for a portion of any outstanding award, then the plan administrator may take any or all of the following actions: (i) determine that an outstanding award will accelerate and become exercisable, or determine that the restrictions and conditions on an outstanding award will lapse, in whole or in part, as applicable, upon the Change of Control or upon such other event as the plan administrator determines; (ii) require that a Grantee surrender his or her outstanding award, or any portion of such outstanding award, in exchange for a payment by the Company, in cash or stock, as determined by the plan administrator, in an amount equal to the fair market value of the vested portion of the award (with respect to options or stock appreciation rights, or other similar appreciation value awards, such value shall be determined by the amount by which the then fair market value of the shares subject to the Grantee’s unexercised award exceeds the any applicable exercise price or other grant price or base value or the award); or (iii) after giving the Grantee an opportunity to exercise the vested portion of his or her outstanding award, terminate any or all unexercised portion of the award at such time as the plan administrator deems appropriate. Such surrender or termination will take place as of the date of the Change of Control or such other date as the plan administrator may specify.

For purposes of the 2015 Plan, “Change in Control” means the occurrence of any of the following events:

(i)	A change in our ownership which occurs on the date that any one person, or more than one person acting as a group, or Person, acquires ownership of our stock that, together with the stock held by such Person, constitutes more than 50% of the total voting power of our stock, except that any change in the ownership of our stock as a result of a private financing that is approved by our board of directors will not be considered a Change in Control; or

(ii)	If we have a class of securities registered pursuant to Section 12 of the Exchange Act, a change in our effective control which occurs on the date that a majority of members of our board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election. For purposes of this paragraph (ii), if any Person is considered to be in effective control of our company, the acquisition of additional control of our company by the same Person will not be considered a Change in Control; or

(iii)	A change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions. For purposes of this paragraph (iii), gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

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Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with us.

Compensation of Directors

Non-Employee Director Compensation Program

Our non-employee directors are entitled to receive the following compensation for their services:

●	Annual Cash Retainer — $20,000

●	Chairman of the Board Cash Retainer — $15,000

●	Audit Committee Chair Retainer — $7,500

●	Compensation Committee Chair Retainer — $5,000

●	Nominating and Corporate Governance Committee Chair Retainer — $3,500

●	Initial Equity Grant — 10,000 shares

●	Annual Equity Grant — 7,000 shares

2016 Director Compensation

The following table sets forth the compensation paid or earned for the fiscal year ended December 31, 2016 to our non-employee directors. Compensation paid to Michael D. Step, Andrew Ritter, and Ira Ritter is presented as part of the “Summary Compensation Table (2016 and 2015)” above. Our employee directors do not receive compensation for their service as directors. Dr. Merino is not included in the table below, as he was not appointed to our board of directors until January 17, 2017.

Name of Director	Fees Earned and Paid in Cash ($)	Option Awards(2) ($)	All other compensation ($)	Total ($)
Noah Doyle(1)	—	—	—	—
Matthew W. Foehr	25,000	16,590	—	41,590
Paul V. Maier	27,500	16,590	—	44,090
Gerald T. Proehl	23,500	16,590	—	40,090

(1)	Mr. Doyle has declined to receive any compensation for his service as director.

(2)	Represents the aggregate grant date fair value of the options to purchase 7,000 shares of our Common Stock granted to each of our non-employee directors on November 29, 2016, determined in accordance with FASB ASC 718. These options vest 25% upon the first anniversary of the nonemployee director’s approximate date of joining the board of directors with the remaining options vesting monthly in equal installments over 25 months. Of the 7,000 shares granted pursuant to these options, 730 shares were vested as of the grant date and the remaining 6,270 shares vest ratably over the 43 months thereafter. For a discussion of the assumptions and methodologies used to value the options awards granted, see Note 8 “Stock Based Compensation” to our financial statements for the year ended December 31, 2016, incorporated by referenced in this prospectus. As of December 31, 2016, each of our non-employee directors (other than Mr. Doyle) held option awards to purchase an aggregate of 17,000 shares of our Common Stock and no stock awards. Mr. Doyle held no stock awards or option awards as of December 31, 2016.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of September 1, 2017 by:

●	our named executive officers;

●	each of our directors;

●	all of our current directors and executive officers as a group; and

●	each stockholder known by us to own beneficially more than five percent of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Common Stock that may be acquired by an individual or group within 60 days of September 1, 2017, pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The percentage of beneficial ownership of our Common Stock is calculated based on an aggregate of 14,756,521 shares outstanding as of September 1, 2017.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Ritter Pharmaceuticals, Inc., 1880 Century Park East, #1000, Los Angeles, California 90067.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Five Percent Stockholders
Javelin Entities(1)	2,776,534	18.3%
Stonehenge Partners LLC(2)(3)(4)	817,271	5.5%
Knoll Capital Management, LP(5)	952,434	6.5%
Alyeska Investment Group, L.P. (6)	652,285	4.4%

Executive Officers, Directors and Director Nominees
Michael D. Step(7)	996,376	6.3%
Andrew J. Ritter(3)(8)	1,247,878	8.2%
Ira E. Ritter(4)(9)	1,247,878	8.2%
Noah J. Doyle(1) (10)	2,799,261	18.5%
Matthew W. Foehr (11)	44,000	*
Paul V. Maier (12)	8,583	*
Gerald T. Proehl (13)	58,583	*
Dr. William M. Merino	2,523	*
All current executive officers and directors as a group (9 persons)(14)	5,164,184	30.4%

* Represents beneficial ownership of less than 1% of the shares of Common Stock.

(1)	Based upon information contained in a Schedule 13D filed with the SEC on July 10, 2015 by Javelin Venture Partners, L.P., or Javelin, Javelin Venture Partners I SPV I, LLC, or Javelin SPV, Javelin Venture Partners GP, L.P., or Javelin GP, LP, and Javelin Venture Partners GP, LLC, or Javelin GP-LLC, together with Javelin, and Javelin SPV the “Javelin Entities”. Javelin holds 2,047,804 shares directly and has the right to acquire 83,224 shares upon exercise of a warrant. Javelin SPV holds 322,753 shares directly and has the right to acquire 322,753 shares upon exercise of a warrant. The address of the Javelin Entities is 221 Main Street, Suite 1300, San Francisco, California 94105. As a Manager of Javelin GP-GP, Noah Doyle may be deemed the beneficial owner of these shares. Mr. Doyle expressly disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein.

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(2)	The address of Stonehenge Partners LLC is 21800 Oxnard Street, Suite 250, Woodland Hills, California 91367.

(3)	As a managing partner of Stonehenge Partners LLC, Andrew Ritter may be deemed the beneficial owner of these shares. Andrew Ritter expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)	As a managing partner of Stonehenge Partners LLC, Ira Ritter may be deemed the beneficial owner of these shares. Ira Ritter expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	Based solely upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2017, 2016 by Knoll Capital Management, LP, Fred Knoll and Gakasa Holdings, LLC. According to such filing, each of the reporting persons has shared voting and dispositive power with respect to these shares. The address for the reporting persons is 5 East 44th Street, Suite 12, New York, NY 10017.

(6)	Based solely upon information contained in a Schedule 13G filed with the SEC on February 14, 2017 by Alyeska Investment Group, L.P., Alyeska Fund GP, LLC, Alyeska Fund 2 GP, LLC and Anand Parekh. According to such filing, each of the reporting persons has shared voting and dispositive power with respect to these shares. The address of the reporting persons is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.

(7)

Includes 946,376 shares underlying stock option awards that are currently exercisable or exercisable within 60 days of September 1, 2017. The number of shares issuable upon exercise of options includes 180,694 shares subject to options that are currently exercisable, but are not subject to vesting within 60 days of September 1, 2017 and accordingly, if exercised, are subject to a repurchase right until vested.

(8)

Includes 424,357 shares underlying stock option awards that are currently exercisable or exercisable within 60 days of September 1, 2017 and the shares beneficially owned by Stonehenge Partners LLC reflected in footnote (3) above.

(9)

Includes 424,357 shares underlying stock option awards that are currently exercisable or exercisable within 60 days of September 1, 2017 and the shares beneficially owned by Stonehenge Partners LLC reflected in footnote (4) above.

(10)	Includes 22,727 shares owned directly by Mr. Doyle and the shares beneficially owned by the Javelin Entities reflected in footnote (1) above.

(11)	Includes 9,000 shares underlying a stock option award that are currently exercisable or exercisable within 60 days of September 1, 2017.

(12)	Includes 8,583 shares underlying a stock option award that are currently exercisable or exercisable within 60 days of September 1, 2017.

(13)	Includes 8,583 shares underlying a stock option award that are currently exercisable or exercisable within 60 days of September 1, 2017.

(14)	Includes 2,235,338 shares underlying stock options and warrants that are currently exercisable or exercisable within 60 days of September 1, 2017.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Audit Committee is responsible for reviewing, approving and overseeing any transaction between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners, and each of their respective immediate family members, where the amount involved exceeds the lesser of (i) $120,000 and (ii) one percent (1%) of the average of our total assets at year -end for the prior two fiscal years (which for 2016 and 2015 was approximately $116,383). Since January 1, 2015, there have been no such transactions, except as described below.

Initial Public Offering

Certain of our existing stockholders, as well as certain of our directors, purchased an aggregate of $4.3 million of shares of our Common Stock in our initial public offering at the initial public offering price of $5.00 per share. Specifically, Javelin purchased 800,000 shares, Gerald T. Proehl purchased 50,000 shares, and Matthew W. Foehr purchased 4,000 shares.

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DESCRIPTION OF SECURITIES

The following description of our capital stock and the provisions of our certificate of incorporation and our bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws that will be in effect upon the closing of this offering. We have filed copies of these documents with the SEC as exhibits to our registration statement of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur prior to and upon the closing of this offering.

General

Our authorized capital stock consists of 30,000,000 shares, all with a par value of $0.001 per share, 25,000,000 of which are designated as common stock and 5,000,000 of which are designated as preferred stock.

As noted elsewhere in this prospectus, we have asked our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of common stock from 25,000,000 shares to 225,000,000 shares and authorized shares of preferred stock from 5,000,000 shares to 15,000,000 shares at a special meeting of our stockholders to be held on September 8, 2017.

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws.

All share numbers have been adjusted to reflect the 1-for-7.15 reverse stock split of our common stock. Preferred share issuances referred to below are as of their date of issuance. The preferred stock described below converted into shares of our common stock on a 7.15-for-1 basis prior to the closing of our initial public offering.

As of September 1, 2017, we had 14,756,521 shares of our common stock outstanding and zero shares of preferred stock outstanding. As of September 1, 2017, we also had outstanding options to acquire 2,559,924 shares of our common stock, having a weighted-average exercise price of $5.91 per share, and warrants to purchase an aggregate of 578,323 shares of our common stock, at a weighted average exercise price of $8.45.

Common Stock

Pursuant to the terms of our amended and restated certificate of incorporation, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See ‘Dividend Policy.’ In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to our common stock.

Warrants

In December 2014, we issued an aggregate of 2,369,228 shares of Series C preferred stock and warrants, or the 2014 Warrants, to purchase a like number of shares of our common stock, for aggregate gross proceeds of $3,081,893. All of the shares of Series C preferred stock were converted into 331,358 shares of our common stock prior to the closing of the initial public offering. Each 2014 Warrant has a term of seven years and provides for the holder to purchase each share of our common stock covered thereby at a purchase price of $9.30 per share of common stock.

In connection with the Series C Financing, all of the 2014 Notes were converted into shares of Series C preferred stock. A total of $535,000 unpaid principal plus accrued interest of $18,342 on the convertible notes converted into 567,529 shares of Series C preferred stock, which were later converted into 79,374 shares of our common stock prior to the closing of our initial public offering, and 79,374 2014 warrants. A total of $70,000 unpaid principal plus accrued interest of $537 on a note payable was extinguished and converted into 54,259 shares of Series C preferred stock, which were later converted into 7,589 shares of our common stock prior to the closing of our initial public offering and 7,589 2014 warrants.

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Warrants to Representative in Initial Public Offering

In connection with our initial public offering, we issued to the representative of the underwriters warrants to purchase up to a total of 160,000 shares of common stock. The warrants are exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of our initial public offering, and ending on the date that is five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to $6.25 per share. The warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Warrants to be Issued in this Offering

The following is a summary of the material terms of the warrants. This summary is not complete. The following summary of the terms and provisions of the warrants is qualified in its entirety by reference to the warrants, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Corporate Stock Transfer, Inc. will act as Warrant Agent with respect to the warrants issued in this offering.

Form. The warrants will be issued in electronic book-entry form to the investors. You should review a copy of the form of warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants.

Exercisability. The warrants are exercisable at any time after their original issuance, expected to be , 2017, and at any time up to the date that is three years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the warrants is $            . The warrants may also be exercised via cashless exercise, whereby the holder will receive upon exercise of the warrant (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant . The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not plan on making an application to list the warrants on any national securities exchange or other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

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Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Preferred Stock

Pursuant to the terms of our amended and restated certificate of incorporation, our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Series A Convertible Preferred Stock

The following is a summary of the material terms of the Series A Preferred. This summary is not complete. The following summary of the terms and provisions of the Series A Preferred is qualified in its entirety by reference to the Series A Preferred, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

General. Our board of directors has designated up to                 shares of the 15,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock. When issued, the shares of Series A Preferred will be validly issued, fully paid and non-assessable. Each share of Series A Preferred will have a stated value of $1,000 per share.

Rank. The Series A Preferred will rank on parity to our common stock.

Conversion. Each share of Series A Preferred is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price equal to the stated value of the Series A Preferred of $1,000 divided by the public offering price of the Class A Units in this offering. Holders of Series A Preferred will be prohibited from converting Series A Preferred into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding.

Liquidation Preference. In the event of our liquidation, dissolution or winding-up, holders of Series A Preferred will be entitled to receive the same amount that a holder of our common stock would receive if the Series A Preferred were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights. Shares of Series A Preferred will generally have no voting rights, except as required by law and except that the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred is required to, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders, (c) increase the number of authorized shares of Series A Preferred, or (d) enter into any agreement with respect to any of the foregoing.

Dividends. Shares of Series A Preferred will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series A Preferred will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series A Preferred. Shares of Series A Preferred are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing. We do not plan on making an application to list the Series A Preferred on any national securities exchange or other nationally recognized trading system.

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Registration Rights

On September 15, 2008, we entered into an Investors’ Rights Agreement with certain holders of our preferred stock. Such Investors’ Rights Agreement was amended and restated on November 17, 2010. The Amended and Restated Investors’ Rights Agreement was amended on each of January 13, 2011, February 6, 2012, December 4, 2014 and June 9, 2015. The Amended and Restated Investors’ Rights Agreement, as amended, provides such holders with certain demand and piggyback registration rights with respect to shares of our common stock into which the shares of our preferred stock are convertible.

Aspire Capital Registration Rights

Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement. This registration statement is being registered pursuant to the Registration Rights Agreement.

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a ‘business combination’ with an ‘interested stockholder’ for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a ‘business combination’ is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an ‘interested stockholder’ is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

Election and Removal of Directors. Except as may otherwise be provided by the DGCL, any director or the entire board of directors may be removed, with or without cause, at an annual meeting or a special meeting called for that purpose, by the affirmative vote of the majority of the votes cast by the shares of our capital stock present in person or represented by proxy at such meeting and entitled to vote thereon, provided a quorum is present. Vacancies on our board of directors resulting from the removal of directors and newly created directorships resulting from any increase in the number of directors may be filled solely by the affirmative vote of a majority of the remaining directors then in office (although less than a quorum) or by the sole remaining director. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our amended and restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days or more than 120 days prior to the anniversary of the previous year’s annual meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called at any time only by the board of directors, the Chairman of the board of directors, the Chief Executive Officer or the President, subject to the rights of the holders of any series of preferred stock then outstanding.

Blank-Check Preferred Stock. Our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a ‘poison pill’ to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

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UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters and the sole book-running manager in this offering. We have entered into an underwriting agreement dated          , 2017 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:

Underwriters	Number of Class A Units	Number of Class B Units
Aegis Capital Corp.	11,700,000	2,395

The underwriters are committed to purchase all the Units offered by us other than those covered by the option to purchase additional shares of common stock and/or warrants to purchase common stock described below, if they purchase any Units. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions and representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option. We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of 2,334,434 additional shares of common stock (15% of the shares of common stock included in the Class A Units and the shares of common stock underlying the shares of Series A Preferred included in the Class B Units sold in this offering) and/or warrants to purchase a maximum of 1,167,217 shares of common stock from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase such common stock covered by the option at the public offering price per Class A Unit, minus once cent and the warrants covered by the option at a price of one cent per warrant, in each case less the underwriting discounts and commissions. If this option is exercised in full, the total offering price to the public will be approximately $11.5 million and the total net proceeds, after expenses, to us will be approximately $10.5 million .

Discounts, Commissions and Expense Reimbursement. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Class B Unit	Per Class A Unit	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$	$
Underwriting discount (7%)	$	$	$	$
Proceeds, before expense, to us	$	$	$	$

The underwriters propose to offer the Units offered by us to the public at the public offering price per respective Unit set forth on the cover of this prospectus. In addition, the underwriters may offer some of the Units to other securities dealers at such price less a concession of up to $ per Class A Unit and $ per Class B Unit.

If all of the Units offered by us are not sold at the respective public offering prices per Unit, the underwriters may change the offering price per Unit and other selling terms by means of a supplement to this prospectus.

We have also agreed to reimburse certain of the representative’s out of pocket expenses not to exceed $72,000, including the fees of underwriters’ counsel, which will not exceed $50,000.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discounts, commissions and underwriter expense reimbursement will be approximately $0.2 million.

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Lock-Up Agreements. We have agreed with the representative that we will not offer or sell any securities for a period ending on the earlier of (i) 60 days from the closing date of this offering or (ii) the date we have our End-of-Phase 2 meeting with the FDA, subject to certain exceptions. In addition, all of our directors and executive officers have entered into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons, for a period of 90 days from the closing date of this offering, without the prior written consent of the representative, agree not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our securities or any securities convertible into or exercisable or exchangeable for common shares owned or acquired on or prior to the closing date of this offering (including any common shares acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) file or caused to be filed any registration statement relating to the offering of any shares of our capital shares; or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common shares, whether any such transaction described in clause (1), (2), or (3) above is to be settled by delivery of common shares or such other securities, in cash or otherwise, except for certain exceptions and limitations.

Electronic Offer, Sale and Distribution of Securities. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of either class of Unit to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

NASDAQ Capital Market Listing. Our Common Stock is listed on The NASDAQ Capital Market under the symbol “RTTR.”

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales. Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

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Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or Common Stock or preventing or retarding a decline in the market price of our shares or Common Stock. As a result, the price of our Common Stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Common Stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making. In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our Common Stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Certain Relationships

The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage, and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement.

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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LEGAL MATTERS

The validity of the shares of the common stock offered by this prospectus will be passed upon for us by Reed Smith LLP, New York, New York. The underwriters are being represented by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

Mayer Hoffman McCann P.C., our independent registered public accounting firm, has audited our balance sheets as of December 31, 2016 and 2015, and the related statements of operations, changes in securities subject to redemption and shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2016, as set forth in their report, which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern. We have incorporated by reference the financial statements in this prospectus and in this registration statement in reliance on the report of Mayer Hoffman McCann P.C. given on their authority as experts in accounting and auditing

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants to purchase common stock we are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the registration statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC.

INCORPORATION OF INFORMATION BY REFERENCE

We “incorporate by reference” certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering modified or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017;
●	our Proxy Statement on Schedule 14A filed with the SEC on April 21, 2017;
●	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017 and June 30, 2017, filed with the SEC on May 9, 2017 and August 7, 2017, respectively; and
●	our Current Reports on Form 8-K, filed with the SEC on January 17, 2017, March 13, 2017, March 29, 2017, May 9, 2017, June 6, 2017, June 9, 2017 and August 24, 2017.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Ritter Pharmaceuticals, Inc.
1880 Century Park East #1000

Los Angeles, CA 90067

(310) 203-1000

Copies of these filings are also available through the “Investor” section of our website at www.ritterpharmaceuticals.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

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11,700,000 Class A Units Consisting of Common Stock and Warrants and

2,395 Class B Units Consisting of Series A Convertible Preferred Stock and Warrants

PROSPECTUS

Sole Book-Running Manager

Aegis Capital Corp

          , 2017

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee:

SEC registration fee	$2,068
FINRA filing fee	3,174
Legal fees and expenses	165,000
Accounting fees and expenses	25,000
Transfer agent, warrant agent and registrar’s fees and expenses	2,500
Printing expenses	5,000
Miscellaneous expenses	3,000
Total	$205,742

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Ritter Pharmaceuticals, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our amended and restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 30 days after we receive a written claim for such indemnification, our certificate of incorporation and our bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to us or our stockholders;

●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law; or

●	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

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In addition, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act. The following issuances have been adjusted to reflect the 1-for-7.15 reverse stock split of our common stock. Preferred share issuances referred to below are as of their date of issuance. The preferred stock described below converted into shares of our common stock on a 7.15-for-1 basis prior to the closing of our initial public offering.

(a)	Issuances of Capital Stock

On December 4, 2014, we issued an aggregate of 1,149,397 shares of our Series C Preferred Stock and warrants to purchase an aggregate of 160,754 shares of our common stock to certain investors, including Javelin and Javelin SPV, in the Initial Series C Closing pursuant to the Series C Preferred Stock Purchase Agreement. The aggregate purchase price paid by the investors was approximately $1.31 million (consisting of cash and cancellation of certain promissory notes issued in 2014, as described below).

On December 8, 2014, we issued an aggregate of 1,833,927 shares of our Series C Preferred Stock and warrants to purchase an aggregate of 256,493 shares of our common stock to Javelin SPV in our Second Series C Closing pursuant to the Series C Preferred Stock Purchase Agreement. The aggregate purchase price paid by Javelin was approximately $2.39 million.

On December 19, 2014, we issued an aggregate of 7,692 shares of our Series C Preferred Stock and warrants to purchase an aggregate of 1,075 shares of our common stock to one investor in our Third Series C Closing pursuant to the Series C Preferred Stock Purchase Agreement. The aggregate purchase price paid by the investor was $10,007.

As consideration for Ricerche Sperimentali Montale SpA, or RSM, entering into Amendment No. 2 to the Clinical Supply and Cooperation Agreement, on November 30, 2015, we issued 100,000 shares of common stock to RSM pursuant to a stock purchase agreement, dated as of November 30, 2015.

On December 18, 2015, we entered into the Common Stock Purchase Agreement , or the 2015 Purchase Agreement, with Aspire Capital Fund, LLC, or Aspire Capital, which provided that, upon the terms and subject to the conditions and limitations set forth in the agreement, Aspire Capital was committed to purchase up to an aggregate of $10.0 million shares of our common stock over the 30-month term of the agreement. Pursuant to the terms of this agreement, Aspire Capital purchased 500,000 shares of our common stock at $2.00 per share and we issued 188,864 shares of our common stock to Aspire Capital in consideration for entering into the agreement. Through December 9, 2016, we issued 1,577,699 shares of our common stock to Aspire Capital under the 2015 Purchase Agreement for proceeds of approximately $3.0 million.

On May 4, 2017, we terminated the 2015 Purchase Agreement and entered into a new Common Stock Purchase Agreement, or the 2017 Purchase Agreement, with Aspire Capital. As a condition to the 2017 Purchase Agreement, we issued 137,324 shares of our common stock to Aspire Capital as a commitment fee.

Except with respect to the Aspire Capital transaction, no underwriters were used in the foregoing transactions. The securities described above were issued and sold in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act. Each of the purchasers in these transactions represented to us in connection with its purchase that it was acquiring the securities for investment and not for distribution and that it could bear the risks of the investment. Each purchaser received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration. All of the foregoing securities were deemed restricted securities for the purposes of the Securities Act, except for the securities that have been issued to or will be issued to Aspire Capital, which are being registered for sale by Aspire Capital in this prospectus.

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(b)	Promissory Notes

We issued two subordinated convertible notes with principal amounts of $25,000 and $350,000 on May 23, 2014, an $80,000 principal amount subordinated convertible note on September 8, 2014, and an $80,000 principal amount subordinated convertible note on October 20, 2014, which notes bore interest at a rate of 8% per annum until paid in full. Each of these notes was converted into shares of Series C preferred stock in the Series C Financing.

In addition, we issued a $70,000 principal amount unsecured promissory note on October 9, 2014. This note bore interest at a rate of 5% per annum until paid in full. This note was converted into shares of Series C preferred stock in the Series C Financing.

No underwriters were used in the foregoing transactions. The securities described above were issued and sold in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act. Each of the purchasers in these transactions represented to us in connection with its purchase that it was acquiring the securities for investment and not for distribution and that it could bear the risks of the investment. Each purchaser received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration. All of the foregoing securities were deemed restricted securities for the purposes of the Securities Act.

(c)	Grants and Exercises of Stock Options

From January 1, 2014 to October 30, 2015, we granted stock options to purchase an aggregate of 1,824,541 shares of our common stock to employees and non-employees pursuant to our stock plans, with 1,230,365 of such stock options having an exercise price of  $5.86 per share, 280,088 of such stock options having an exercise price of  $9.30 per share, 280,088 of such stock options having an exercise price of  $13.23 per share, and 34,000 of such stock options having an exercise price of  $2.25 per share.

As described in the section entitled ‘Outstanding Equity Awards at Fiscal Year-End,’ we also granted an option to Michael Step on December 2, 2014 for a number of shares of common stock as would, together with the 646,537 shares subject to the option granted to Mr. Step on December 2, 2014, represent in the aggregate 7.5% of the shares of common stock deemed to be outstanding on a fully-diluted basis as of the date that we raised in the aggregate a minimum of  $15,000,000 in one or more private and/or public offerings, or a Qualified Financing, after giving effect to (i) the issuance of the shares issued in the Qualified Financing, (ii) the issuance of this option, and (iii) any adjustments. This option became exercisable upon the closing of our initial public offering on June 29, 2015. Pursuant to the terms of the agreement, the option is exercisable for a total of 163,799 shares of our common stock, which, together with the shares subject to an option granted to Mr. Step on December 2, 2014 to purchase 646,537 shares, represents 7.5% of the shares of common stock deemed to be outstanding at June 29, 2015 on a fully-diluted basis, after giving effect to the number of shares subject to this option.

No underwriters were used in the foregoing transactions. The securities were issued in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction pursuant to a compensatory benefit plan or contract relating to compensation. Each purchaser received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration. All of the foregoing securities were deemed restricted securities for the purposes of the Securities Act.

(d)	Prepaid Forward Sale of Preferred Stock

On November 30, 2010, we concurrently entered into a Research and Development Agreement & License, or the R&D Agreement, and a Put and Call Option Agreement, or the KPM Option Agreement, with two commonly controlled entities, Kolu Pohaku Technologies, LLC, or KPT, and Kolu Pohaku Management, LLC, or KPM. The agreement was subsequently amended on, July 6, 2011, September 30, 2011, February 6, 2012 and November 4, 2013 to increase the funding received by us.

Pursuant to the terms of the KPM Option Agreement, we had the right to put to KPM and KPM had the right to call from us 1,469,994 shares of our Series B preferred stock at any time after December 31, 2014. The number of shares was determined by dividing the $1,750,000 of payments made by KPT to us under the R&D Agreement by the Series B preferred stock original issue price of $1.19 per share. On March 26, 2015, we exercised our right to put the KPM Option and issued 1,469,994 shares of Series B preferred stock to KPM.

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Item 16. Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on the 7th day of September, 2017.

RITTER PHARMACEUTICALS, INC.

By:	/s/ Michael D. Step
Name:	Michael D. Step
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Michael D. Step	Chief Executive Officer and Director	September 7, 2017
Michael D. Step	(Principal Executive Officer)

/s/ Ellen Mochizuki	Vice President, Finance	September 7, 2017
Ellen Mochizuki	(Principal Financial and Accounting Officer)

/s/ Ira E. Ritter	Executive Chairman, Chief Strategic Officer	September 7, 2017
Ira E. Ritter	and Director

/s/ Andrew J. Ritter	President and Director	September 7, 2017
Andrew J. Ritter

	Director	September 7, 2017
Noah Doyle

*	Director	September 7, 2017
Matthew W. Foehr

*	Director	September 7, 2017
Paul V. Maier

*	Director	September 7, 2017
William M. Merino

*	Director	September 7, 2017
Gerald T. Proehl

*By:	/s/ Andrew J. Ritter
Andrew J. Ritter
Attorney-in-fact September 7, 2017

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EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date

1.1**	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of Ritter Pharmaceuticals, Inc.	8-K	001-37428	3.1	7/1/2015

3.2	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation	DEF 14A	001-37428	Appendix A	8/9/2017

3.3	Amended and Restated Bylaws of Ritter Pharmaceuticals, Inc.	8-K	001-37428	3.2	7/1/2015

3.4**	Form of Certificate of Designation of Series A Convertible Preferred Stock

4.1	Form of Common Stock Certificate of Ritter Pharmaceuticals, Inc.	S-1/A	333-202924	4.1	5/22/2015

4.2	Amended and Restated Investors’ Rights Agreement, dated as of November 17, 2010, by and among Ritter Pharmaceuticals, Inc. and the persons and entities named therein	S-1	333-202924	4.2	3/23/2015

4.3	Amendment No. 1 to the Amended and Restated Investors’ Rights Agreement, dated as of January 13, 2011, by and among Ritter Pharmaceuticals, Inc. and the persons and entities named therein	S-1	333-202924	4.3	3/23/2015

4.4	Amendment No. 2 to the Amended and Restated Investors’ Rights Agreement, dated as of February 6, 2012, by and among Ritter Pharmaceuticals, Inc. and the persons and entities named therein	S-1	333-202924	4.4	3/23/2015

4.5	Amendment No. 3 to the Amended and Restated Investors’ Rights Agreement, dated as of December 4, 2014, by and among Ritter Pharmaceuticals, Inc. and the persons and entities named therein	S-1	333-202924	4.5	3/23/2015

4.6	Amendment No. 4 to the Amended and Restated Investors’ Rights Agreement, by and among Ritter Pharmaceuticals, Inc. and the persons and entities named therein	S-1	333-208818	4.6	12/31/2015

4.7	Form of Common Stock Purchase Warrant	S-1	333-208818	4.7	12/31/2015

4.8	Form of Representative’s Warrant Agreement	S-1/A	333-202924	4.7	5/8/2015

4.9	Registration Rights Agreement, dated May 2, 2017, by and between Ritter Pharmaceuticals, Inc. and Aspire Capital Fund, LLC	8-K	001-37428	4.1	5/9/2017

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4.10**	Form of Warrant Agency Agreement by and between the Registrant and Corporate Stock Transfer, Inc. and Form of Warrant Certificate for this Offering

5.1 **	Opinion of Reed Smith LLP

10.1	Office Lease, dated June 25, 2013, by and between Douglas Emmett 1997, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.1	5/8/2015

10.2+	Offer Letter, dated December 2, 2014, by and between Michael D. Step and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.2	5/8/2015

10.3+	Executive Compensation Plan	S-1	333-202924	10.3	5/8/2015

10.4+	Executive Severance & Change in Control Agreement, dated October 1, 2014, by and between Ritter Pharmaceuticals, Inc. and Michael D. Step	S-1	333-202924	10.4	5/8/2015

10.5+	2008 Stock Plan	S-8	333-207709	99.1	10/30/15

10.6+	2009 Stock Plan	S-1	333-202924	10.6	3/23/2015

10.7+	2015 Equity Incentive Plan	S-8	333-207709	99.3	10/30/15

10.8+	Form of Notice of Grant of Stock Option under the 2015 Equity Incentive Plan	S-8	333-207709	99.4	10/30/15

10.9+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Michael D. Step	S-1	333-202924	10.8	5/8/2015

10.10+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Michael D. Step	S-1	333-202924	10.9	5/8/2015

10.11+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Michael D. Step	S-1	333-202924	10.10	5/8/2015

10.12+	Stock Option Agreement, dated September 25, 2013, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	S-1	333-202924	10.11	5/8/2015

10.13+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	S-1	333-202924	10.12	5/8/2015

10.14+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	S-1	333-202924	10.13	5/8/2015

10.15+	Stock Option Agreement, dated September 25, 2013, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	S-1	333-202924	10.14	5/8/2015

II-7

10.16+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	S-1	333-202924	10.15	5/8/2015

10.17+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	S-1	333-202924	10.16	5/8/2015

10.18	Research and Development Agreement & License, dated November 30, 2010, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.17	5/8/2015

10.19	Amendment No. 1 to Research and Development Agreement & License, dated July 6, 2011, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.18	5/8/2015

10.20	Amendment No. 2 to Research and Development Agreement & License, dated September 30, 2011, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.19	5/8/2015

10.21	Amendment No. 3 to Research and Development Agreement & License, dated February 6, 2012, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.20	5/8/2015

10.22	Amendment No. 4 to Research and Development Agreement & License, dated November 4, 2013, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.21	5/8/2015

10.23	Put and Call Option Agreement, dated November 30, 2010, by and between Kolu Pohaku Technologies, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.22	5/8/2015

10.24	Subordinated Convertible Promissory Note to SJ Investment Company, LLC, dated May 23, 2014, in the principal amount of $25,000.00	S-1	333-202924	10.23	5/8/2015

10.25	Subordinated Convertible Promissory Note to Javelin Venture Partners, L.P., dated May 23, 2014, in the principal amount of $350,000.00	S-1	333-202924	10.24	5/8/2015

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10.26	Subordinated Convertible Promissory Note to Javelin Venture Partners, L.P., dated September 8, 2014, in the principal amount of $80,000.00	S-1	333-202924	10.25	5/8/2015

10.27	Unsecured Promissory Note to Javelin Venture Partners, L.P., dated October 9, 2014, in the principal amount of $70,000.00	S-1	333-202924	10.26	5/8/2015

10.28	Subordinated Convertible Promissory Note, dated October 20, 2014, in the principal amount of $80,000.00	S-1	333-202924	10.27	5/8/2015

10.29	Series C Preferred Stock and Warrant Purchase Agreement, dated December 4, 2014, by and among Ritter Pharmaceuticals, Inc. and the Investors named therein	S-1	333-202924	10.28	5/8/2015

10.30+	Form of Indemnification Agreement between Ritter Pharmaceuticals, Inc. and each of its directors and executive officers	S-1/A	333-202924	10.29	4/24/2015

10.31	Clinical Supply and Operation Agreement, dated December 16, 2009, by and among Ritter Pharmaceuticals, Inc. and Ricerche Sperimentali Montale SpA and Inalco SpA	S-1/A	333-202924	10.30	4/24/2015

10.32	Amendment 1 to the Clinical Supply and Cooperation Agreement, dated September 25, 2010, by and among Ritter Pharmaceuticals, Inc. and Ricerche Sperimentali Montale SpA and Inalco SpA	S-1/A	333-202924	10.31	4/24/2015

10.33+	Offer Letter, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	10-Q	001-37428	10.1	8/12/2015

10.34+	Offer Letter, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	10-Q	001-37428	10.2	8/12/2015

10.35+	Executive Severance & Change in Control Agreement, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	10-Q	001-37428	10.3	8/12/2015

10.36+	Executive Severance & Change in Control Agreement, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	10-Q	001-37428	10.4	8/12/2015

10.37	Lease Agreement, dated July 9, 2015, between the Company and Century Park	10-Q	001-37428	10.1	11/10/2015

10.38	Amendment No. 2 to Clinical Supply and Cooperation Agreement, effective July 24, 2015, between Ritter Pharmaceuticals, Inc., Ricerche Sperimentali Montale SpA, and Inalco SpA	10-Q	001-37428	10.2	11/10/2015

II-9

10.39+	Offer Letter, dated August 14, 2015, by and between Ritter Pharmaceuticals, Inc. and Ellen Mochizuki	10-Q	001-37428	10.3	11/10/2015

10.40+	Letter of Agreement, dated October 20, 2015 between Ritter Pharmaceuticals, Inc. and Chord Advisors, LLC	10-Q	001-37428	10.4	11/10/2015

10.41	Master Services Agreement, effective December 29, 2015, by and between Covance Inc. and Ritter Pharmaceuticals, Inc.	S-1	333-208818	10.42	12/30/2015

10.42	Amendment to 2015 Equity Incentive Plan	8-K	001-37428	10.1	06/06/2016

10.43	Common Stock Purchase Agreement, dated December 18, 2015, by and between Ritter Pharmaceuticals, Inc. and Aspire Capital Fund, LLC	8-K	001-37428	10.1	12/21/2015

10.44	Second Amendment to 2015 Equity Incentive Plan	8-K	001-37428	10.1	6/6/2017

10.45	Form of Third Amendment to 2015 Equity Incentive Plan	DEF 14A	001-37428	Appendix B	8/9/2017

23.1*	Consent of Mayer Hoffman McCann P.C., independent registered public accounting firm

24.1**	Power of Attorney (included on signature page)

* Filed herewith.

** Previously filed.

+ Indicates management contract or compensatory plan or arrangement.

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